Exhibit 2.1

[***] identifies certain confidential information contained in this document that has been excluded from this Exhibit 2.1 because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TELUS COMMUNICATIONS INC.

(“Purchaser”)

and

ADT SECURITY HOLDINGS CANADA LTD. (“Vendor”)

and

ADT INC.

(“Parent”)

SHARE PURCHASE AGREEMENT

September 30, 2019

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Defined Terms	1
1.2	Other Defined Terms	18
1.3	References and Usage	19
1.4	Headings, etc.	20
1.5	References to the Tax Act	20
1.6	Knowledge	20
1.7	Exhibits	20
1.8	Schedules and Disclosure Letter	20

ARTICLE 2 PURCHASED SHARES AND PURCHASE PRICE		21

2.1	Purchase and Sale	21
2.2	Purchase Price	22
2.3	Delivery of Estimated Statement	22
2.4	Determination of Estimated Purchase Price	22
2.5	Payment of the Estimated Purchase Price	23
2.6	Calculation of Post-Closing Adjustments	23
2.7	Post-Closing Adjustment Payment	25
2.8	Inactive Account Adjustment	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES AS TO THE CORPORATION		27

3.1	Representations and Warranties as to the Corporation	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF VENDOR AND PARENT AS TO THEMSELVES		54

4.1	Representations and Warranties of Vendor as to Itself	54
4.2	Representations and Warranties of Parent as to Itself	55

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		56

5.1	Representations and Warranties of Purchaser	56

ARTICLE 6 PRE-CLOSING COVENANTS OF THE PARTIES		58

6.1	Conduct of Business Before Closing	58
6.2	Access for Due Diligence	60
6.3	Request for Consents	61
6.4	Filings and Authorizations	61
6.5	Satisfaction of Conditions	62
6.6	Privacy Issues	62
6.7	Customer Database	62
6.8	Joint Communication Strategy; Customer and Dealer Calls	63
6.9	Exclusive Dealing	63
6.10	Release	64
6.11	R&W Insurance Policy	65
6.12	Pre-Closing Reorganization	65
6.13	[***]	65

6.14	Litigation	66
6.15	Guarantees	67

ARTICLE 7 CONDITIONS OF CLOSING AND TERMINATION		67

7.1	Conditions for the Benefit of Purchaser	67
7.2	Conditions for the Benefit of Vendor	69
7.3	Frustration of Conditions to the Closing	70
7.4	Termination Rights	71
7.5	Effects of Termination	72

ARTICLE 8 CLOSING		72

8.1	Date, Time and Place of Closing	72
8.2	Closing Procedures	72

ARTICLE 9 POST-CLOSING COVENANTS		74

9.1	Books and Records	74
9.2	Further Assurances	74
9.3	Tax Matters	74

ARTICLE 10 INDEMNIFICATION		77

10.1	Indemnification in favour of Purchaser	77
10.2	Indemnification in favour of Vendor	78
10.3	Time Limitations	78
10.4	Limitation on Damages	79
10.5	Notification	81
10.6	Defense of Third Party Claim	81
10.7	Exclusive Remedy	83
10.8	One Recovery	84
10.9	Duty to Mitigate	84

ARTICLE 11 MISCELLANEOUS		84

11.1	Guarantee	84
11.2	Payments	84
11.3	Notices	84
11.4	Time of the Essence	86
11.5	Announcements	86
11.6	Confidentiality	86
11.7	Third Party Beneficiaries	87
11.8	Expenses	88
11.9	Sales Taxes	88
11.10	Amendments	88
11.11	Waiver	88
11.12	Non-Merger	88
11.13	Entire Agreement	89
11.14	Successors and Assigns	89
11.15	Assignment	89
11.16	Inconsistency	89
11.17	Severability	89

2

11.18	Governing Law	89
11.19	Counterparts	90

3

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated September 30, 2019 among ADT Security Holdings Canada Ltd. (“Vendor”), ADT Inc. (“Parent”), and TELUS Communications Inc. (“Purchaser”).

RECITALS:

A.	Vendor is the beneficial and registered owner of 100% of the issued and outstanding shares in the capital of the Corporation (the ”Purchased Shares”).

B.	Vendor wishes to sell and Purchaser wishes to purchase the Purchased Shares from Vendor upon and subject to the terms and conditions set out herein.

C.	Parent indirectly holds all of the issued and outstanding shares in the capital of Vendor and will derive substantial benefit from the transactions contemplated by this Agreement.

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties covenant and agree as set forth below:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

(a)	“Accounts Receivable” means all accounts receivables, trade receivables and other debts due or accruing due to the Corporation determined in accordance with GAAP.

(b)

“Active Customer Account” means a Customer Account (i) that is not a Disqualified Account and (ii) that has not been cancelled pursuant to policy (consistent with past practice) or for which the Corporation has not received a valid notice of cancellation in accordance with the terms of the end-user contract for such Customer Account. For purposes of this definition, multiple accounts for services for the same customer at same or different sites will be counted as separate accounts if such accounts are separated by service type or address, provided, however, that if the aggregate number of Customer Accounts attributable to all multiple accounts for the same customer exceeds 2% of all Active Customer Accounts, then the number of multiple accounts included in the Active Customer Accounts will be reduced by such amount as is required in order not to exceed such 2% threshold.

(c)	“Adjustment Escrow Amount” means $4,000,000 that will be deposited in escrow and will be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

(d)

“Affiliate” means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e)	“Agreement” means this share purchase agreement.

(f)	“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreement, the Patent and Trademark License Agreement, and the Transition Services Agreement.

(g)	“Arm’s Length” has the meaning that it has for purposes of the ITA.

(h)	“Authorization” means, with respect to any Person, any order, permit, approval, waiver, license or similar authorization of any Governmental Entity having jurisdiction over the Person.

(i)	“Balance Sheet Date” means January 1, 2019.

(j)	“Balance Sheet Principles” means the accounting principles set forth on Exhibit “D”.

(k)

“Benefit Plans” means all employee benefit, fringe benefit, deferred Compensation, incentive Compensation, bonus, savings, profit sharing, change of control, share purchase, share appreciation, share or stock option, equity or equity-like, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, supplemental unemployment benefits, mortgage assistance, Pension Plans and other similar employee benefit plans, programs, agreements or arrangements sponsored, maintained or contributed to or required to be contributed to by the Corporation, or under which the Corporation may have any liability contingent or otherwise, for the benefit of any Employee, Contractor, officer or director or former employee, contractor, officer or director, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, whether or not subject to any applicable legislation, excluding Statutory Plans and Multi-Employer Plans.

(l)

“Books and Records” means the books and records of the Corporation including, to the extent existing, financial, corporate, operations and sales books, records, books of account, sales, purchase and billing records, lists of suppliers and customers, business reports, employee documents and files and all other documents, files, records, and other data and information, financial or otherwise, including all data, information and databases stored on computer-related or other electronic media, and all Tax forms, Tax elections and Tax Returns.

(m)	“Breach of Security Safeguards” means the loss of, unauthorized access to or unauthorized disclosure of Personal Information resulting from a breach of an organization’s security safeguards.

(n)

“Business” means the business conducted by the Corporation consisting of providing professionally installed monitored security, safety, interactive home and business video and automation, access control, CCTV, video verification, elevator monitoring, personal emergency response, fire monitoring, environment monitoring and related remote electronic event monitoring services to customer locations in Canada.

(o)

“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in Vancouver, BC or Toronto, Ontario and on which the principal commercial banks in downtown Vancouver, BC and Toronto, Ontario are open for the transaction of commercial banking business during regular business hours.

(p)

“Cash” means, in respect of the Corporation, all cash and cash equivalents convertible into cash within 30 days and without duplication (including cash on hand and deposits in transit), and cash deposits in bank accounts of the Corporation, net of the amount of all outstanding checks written against the Corporation’s accounts (including cash book overdrafts and issued but uncashed checks), excluding Restricted Cash, in each case, determined in accordance with the Balance Sheet Principles.

(q)

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23.

(r)	“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.

(s)	“CM Dealer” means a third party alarm dealer.

(t)

“Collective Agreements” means collective agreements (including expired collective agreements which have not been renewed) and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Corporation is bound or which impose any obligations upon the Corporation or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements.

(u)	“Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes any Person duly authorized to exercise the power and to perform the duties of the Commissioner.

(v)

“Company Software” means collectively, any Software: (i) sold, licensed, sub-licensed, distributed or otherwise provided by the Corporation (including on a stand-alone basis, or in connection with or embedded in any other Software) to any Person; or (ii) used or exploited by the Corporation to provide services to any Person.

(w)

“Compensation” means base salary, hourly wages, overtime pay, commission pay, sales incentive pay, vacation pay, bonus payments, discretionary payments, allowances (vehicle, parking, housing, etc.), one time pay and compensation or benefits under any Benefit Plans and Multi-Employer Plans whether due or owing under contract, statute, civil or common law or otherwise relating to the Employees, Contractors or officers or directors of the Corporation.

(x)	“Competition Act” means the Competition Act, R.S.C., 1985, c. C 34.

(y)	“Competition Act Approval” means:

(i)

the issuance to Purchaser of an advance ruling certificate by the Commissioner of Competition under subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or

(ii)

both of (A) the applicable waiting period, including any extension thereof, under section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act has been waived in accordance with paragraph 113(c) of the Competition Act, and (B) unless waived by Purchaser in its discretion, Purchaser has received a letter from the Commissioner of Competition indicating that he does not, as of the date of the letter, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

(z)

“Contract Monitored Account” means an account CM Dealer for the provision of monitoring services by the Corporation to end user customers of such CM Dealer on a subcontract basis, whether such end user is billed directly by the Corporation and remitted to the CM Dealer (less fees for the Corporation) or such end user is billed by the CM Dealer.

(aa)

“Contractors” means all independent contractors, sub-contractors, consultants and any other individuals who have been engaged to provide services to the Corporation and who are not directors or Employees.

(bb)	“Contracts” means any agreement, contract, lease, license, undertaking, engagement or commitment of any nature, whether written or oral.

(cc)	“Corporation” means ADT Security Services Canada, Inc.

(dd)	“Corporation Transaction Expenses” means the sum of:

(i)

all fees and expenses of the Corporation (including any Taxes payable on or triggered by such fees or expenses) incurred in connection with, or triggered by, the negotiation, execution and delivery of this Agreement and any agreement contemplated hereby or thereby and the consummation of the purchase and sale of the Purchased Shares, to the extent such fees and expenses are payable or reimbursable by the Corporation, and any related brokerage fees, commissions, finders’ fees, financial advisory fees, and fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred or triggered;

(ii)

any Employees Costs, Severance Obligations or other payment or Compensation (including incentive payments, change in control payments, severances and retention liabilities or bonuses) that is created, accelerated, accrued or becomes payable in connection with the completion of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Shares, to any present or former director, Employee, shareholder, Affiliate or Contractor of the Corporation, including pursuant to any Employment Contract, Benefit Plan or other Contract, including any Taxes payable on or triggered by any such Employee Costs, Severance Obligations or other payment or Compensation; and

(iii)	50% of the premium and underwriting fees (but not any applicable sales, value added or similar tax) incurred by Purchaser in connection with obtaining the R&W Insurance Policy.

(ee)

“Current Assets” means, with respect to the Corporation, the aggregate of accounts receivable (net of allowance for doubtful accounts), inventory (net of reserves), prepaid expenses to the extent that they have value to the Corporation after the Effective Time, and any other current assets, but excluding (i) Cash and Restricted Cash; (ii) any future (deferred) income taxes recoverable; (iii) any Tax refunds or Tax credits receivable by the Corporation; (iv) short term cost investments; (v) any intercompany receivables from Vendor or any of its Affiliates and/or their related parties; (vi) dealer loan receivables and advances (to extent included in Indebtedness); and (vii) capitalized debt issuance costs or financing fees, all as determined in accordance with the Balance Sheet Principles.

(ff)

“Current Liabilities” means the sum of, without duplication, all current liabilities of the Corporation, including accounts payable, accrued liabilities, accrued and unpaid salaries and other employee-related liabilities (including bonuses), deferred revenues, advanced billings, customer deposits, any other current liabilities, long term accrued insurance, but excluding (i) any deferred Tax liabilities, (ii) any deferred subscriber acquisition sales, (iii) any uncertain Tax position and interest thereon, (iv) any long term escheatment payable and (v) any item included in Indebtedness, all as determined in accordance with the Balance Sheet Principles.

(gg)	“Customer Account” means a unique customer billing account of the Corporation, excluding Contract Monitored Accounts.

(hh)	“Customer Adjustment Amount” means the lesser of:

(i)	the RMR Adjustment Cap; and

(ii)	the amount equal to the result of the following formula (which amount cannot be less than zero):

A multiplied by (B minus (C divided by 3))

In this formula:

“A” is equal to 33 and 1/3

“B” is equal to $21,000,000

“C” is equal to the aggregate Per Customer RMR for the 90-day period ended on the day immediately prior to the Closing Date that is attributable to all Customer Accounts that, at the Effective Time, are Active Customer Accounts (provided, however, that, solely for purposes of Section 2.6, “Active Customer Accounts” in this item “C” will include Reactivated Accounts)

(ii)	“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Vendor to Purchaser with this Agreement.

(jj)	“Disqualified Account” means a Customer Account that has accounts payable or other debts due or accruing due to the Corporation that are in arrears for more than 90 days from the date of billing.

(kk)	“Effective Time” means 12:01 a.m. (Toronto time) on the Closing Date.

(ll)

“Employee Costs” means all statutory, civil or common law and contractual financial obligations and liabilities relating to Benefit Plans, Multi-Employer Plans, Compensation and Statutory Plans. For greater clarity, Employee Costs does not include Severance Obligations.

(mm)

“Employees” means all individuals who are currently employed by the Corporation on a full-time, part-time or temporary basis, whether unionized or non-unionized, including Leave Employees and includes officers of the Corporation.

(nn)

“Employment Contracts” means Contracts, other than Benefit Plans, Statutory Plans and participation or other agreements related to a Multi-Employer Plan, relating to an Employee which impose any obligation on the Corporation (including any termination, notice or severance agreements in excess of the obligations imposed by applicable employment standards legislation, as well as retention, transaction bonus or change of control agreements).

(oo)

“Environmental Laws” means all applicable Laws and agreements with Governmental Entities and all other statutory requirements relating to the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

(pp)	“Escrow Agent” means Computershare Trust Company of Canada, or any successor thereto, in its capacity as escrow agent under the Escrow Agreement.

(qq)	“Escrow Agreement” means the escrow agreement to be entered into at Closing among Escrow Agent, Purchaser and Vendor, in form and substance acceptable to the Parties, acting reasonably.

(rr)	“Escrow Amount” means, collectively, the Adjustment Escrow Amount and the Indemnification Escrow Amount.

(ss)	“ETA” means the Excise Tax Act (Canada).

(tt)	“Final Customer Adjustment Amount” means the Customer Adjustment Amount set out in the Final Statement.

(uu)	“Financial Statements” means the unaudited financial statements of the Corporation for the fiscal year ending December 31, 2018 consisting of a balance sheet and the accompanying statement of income.

(vv)	“Fluent Litigation” means the ongoing litigation between the Corporation and Fluent Home Ltd., as further described in Schedule 3.1(ii) of the Disclosure Letter.

(ww)	“Fraud” means fraud, fraudulent misrepresentation, fraudulent misconduct.

(xx)	“GAAP” generally accepted accounting principles, policies, practices, and procedures in the U.S.

(yy)

“Governing Documents” means, with respect to any person, (a) if such Person is a corporation or company, its certificate and articles of incorporation (or equivalent) and the by-laws (or equivalent); (b) if a partnership, its partnership agreement and any declaration or statement of partnership required to be filed with any Governmental Entity in order to form the partnership or maintain the limited liability of any partners; (c) if a limited liability company, the articles of organization and operating agreement (or equivalent); (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person (including, if a trust, its declaration of trust or equivalent formation document); (e) all shareholders’ or equityholders’ agreements, voting agreements or voting trust agreements; and (f) any amendment or supplement to any of the foregoing.

(zz)

“Governmental Entity” means: (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(aaa)

“Harmful Code” is any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(bbb)

“Inbound License” means any Contract pursuant to which the Corporation is authorized or otherwise permitted to use, access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which the Corporation obtains a right to use, access or exploit any other Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

(ccc)	“Inactive Account Amount” means the lesser of:

(i)	the amount equal to the RMR Adjustment Cap minus the Final Customer Adjustment Amount; and

(ii)	the amount equal to the result of the following formula:

(0.5 multiplied by (D divided by E)) multiplied by F

In this formula:

“D” is equal to $700,000,000 minus the Final Customer Adjustment Amount

“E” is equal to 564,184 plus the number of new Active Customer Accounts activated between July 31, 2019 and the Closing Date minus the number of Customer Accounts as at July 31, 2019 whose Per Customer RMR was not included in item “C” of the formula used to determine the Final Customer Adjustment Amount

“F” is equal to the number of Customer Accounts in “E” that are discovered by Purchaser to have been (as at the time of Closing) duplicate, inactive or cancelled accounts. For purposes of calculating “F”: (1) a Customer Account shall not be a duplicate to the extent that (y) accounts at the same physical address are separated by service type and (z) multiple accounts for the same customer are for services at different physical addresses; and (2) an “inactive” account means a Customer Account for which RMR is past due more than 90 days.

(ddd)	“Indebtedness” means, with respect to the Corporation:

(i)	all indebtedness for borrowed money (including overdraft facilities), whether current, short-term or long-term, secured or unsecured;

(ii)

all obligations of the Corporation for the deferred purchase price of property or services (including the potential amount of any earn-out or other deferred purchase price liabilities calculated in accordance with GAAP as of the Effective Time, but excluding any such obligations to the extent there is cash being held for the purposes of satisfying such obligations but only to the extent that such cash is excluded from Cash in the calculation of Net Indebtedness);

(iii)	all obligations of the Corporation owed to third parties evidenced by notes, bonds, debentures or other similar instruments;

(iv)

all liabilities for retroactive payments to employees of the Corporation for services rendered prior to the Closing Date pursuant to any binding written agreement of the Corporation (including the currently negotiated Collective Agreements) but to be paid on or after the Closing Date, excluding regular accrued payroll and benefits owed in the ordinary course of business to the extent that such accrued payroll and benefits are included in the calculation of Current Liabilities;

(v)	any indebtedness arising under capitalized finance leases;

(vi)

the dollar amount of any commitment by which the Corporation assures a creditor against loss (including contingent reimbursement obligations with respect to bankers acceptances, fidelity bonds, surety bonds, performance bonds, guarantees and letters of credit (in each case, only to the extent drawn or called as of the Effective Time));

(vii)	all liabilities arising under any interest rate swap or other interest rate protection agreement or other similar interest rate agreement or other financial instruments or derivative arrangement;

(viii)	all amounts owing to Vendor or its Affiliates or any Person not acting at Arm’s Length with any of them;

(ix)	any OPEB Unfunded Liability;

(x)	any dividend declared but not paid by the Corporation;

(xi)	the Corporation Transaction Expenses;

(xii)	any legal claims accrued consistent with GAAP unless otherwise indemnified by Vendor pursuant to Section 10.1(d);

(xiii)	the value of the lifetime severance payable to the Vice-President of Operations Support of the Corporation;

(xiv)	all unpaid costs, fees, expenses and Taxes relating to the Pre-Closing Reorganization and the disposition of Ideal Life Inc.;

(xv)	all Pre-Closing Income Taxes which for avoidance of doubt will not include non-current or long term tax liabilities, uncertain tax positions or deferred taxes;

(xvi)	any accrued or incurred restructuring costs, including severance and salary continuance costs and the taxes thereon;

(xvii)	current and non-current dealer loan receivables;

(xviii)	all indebtedness of others referred to in paragraphs (i) through (xvi) above guaranteed by the Corporation; and

(xix)	all accrued interest, fees (including prepayment fees) or other similar obligations with respect to any of the foregoing,

all as determined in accordance with the Balance Sheet Principles and excluding Current Liabilities.

(eee)	“Indemnification Escrow Amount” means $2,625,000 that will be deposited in escrow and will be held and disbursed by the Escrow Agent for in accordance with the Escrow Agreement.

(fff)

“Initial Customer Database” means the database sent on encrypted media to Purchaser’s counsel within three Business Days after the date of this Agreement, which shall be held in escrow by Purchaser’s counsel until Closing and treated as clean team confidential information, which database includes the details provided in Section 3.1(mm)(iv).

(ggg)

“Insolvency Event” means, with respect to a specified Person, (i) filing for protection under bankruptcy or insolvency Laws, (ii) making an assignment for the benefit of creditors, (iii) appointing or suffering appointment of a receiver or trustee over substantially all of its property that is not discharged within 90 days after such filing, (iv) entering into a written agreement of composition or extension of its debts with its creditors, (v) proposing or becoming a party to any dissolution or liquidation, (vi) filing a petition under any bankruptcy or insolvency act or having any such petition filed against it that is not discharged within 60 days of the filing thereof or (vii) admitting in writing its inability generally to meet its obligations as they fall due in the general course.

(hhh)

“Intellectual Property” means domestic and foreign: (i) issued patents, applications for patents and reissues, divisions, divisional applications, continuations, renewals, extensions and continuations-in-part of issued patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), information disclosed in invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation embodying any of the foregoing; (iii) copyrights, copyright registrations and copyright applications; (iv) mask works and integrated circuit topographies and applications and registrations for mask works and integrated circuit topographies; (v) industrial designs, designs, design registrations, design registration applications; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property rights in any jurisdiction worldwide.

(iii)

“Interim Financial Statements” means the unaudited financial statements of the Corporation as at May 31, 2019, consisting of a balance sheet and the accompanying unaudited statement of income for the five-month period then ended.

(jjj)	“Interim Period” means the period between the close of business on the date of this Agreement and Closing.

(kkk)

“Inventory” means all inventories of the Corporation, including finished goods, work in process, raw materials, and production, manufacturing, packing, operating and shipping supplies determined in accordance with GAAP.

(lll)	“ITA” means the Income Tax Act (Canada).

(mmm)

“IT Systems” means the computer, information technology, and data processing systems, facilities and services used by the Corporation in the conduct of its business, including all Software, systems hardware, networks, interfaces, platforms and related systems and services.

(nnn)	“Key Consent” means those consents listed in Schedule 1.1(nnn) of the Disclosure Letter.

(ooo)

“Key Employees” means the individuals identified by TELUS during the Interim Period as having relationships with customers, dealers, or suppliers that are essential for continuity of the Business, having critical operational or technical knowledge required for continuity of the Business or who are involved in matters relating to collective bargaining.

(ppp)

“Law” or, collectively “Laws” means all applicable Canadian and non-Canadian (i) constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, notices, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; (ii) judgments, orders, writs, injunctions, decisions, sanctions and awards of any Governmental Entity; and (iii) policies, practices, mandate and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Entity, in each case binding on or affecting the Person referred to in the context in which such word is used; and with respect to each of (i), (ii) and (iii) above, as amended, modified or supplemented from time to time.

(qqq)	“Leased Properties” means the lands and premises leased pursuant to the Leases.

(rrr)

“Leases” means all oral and written leases and all amendments, extensions, assignments and variations thereof or any guarantee or security agreements therefor, of the properties leased by the Corporation.

(sss)

“Leave Employees” means all employees not actively working at the Effective Time and who are on an approved leave, including those employees on a statutory leave, disability leave, maternity / parental leave or approved personal leave of absence.

(ttt)

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

(uuu)	“Limitations Act” means the Limitations Act (Ontario), 2002, S.O. 2002, c. 24, Sched. B.

(vvv)	“Made Available” means uploaded to the data room established by the Corporation with Intralinks titled “Project Gecko” by 5:00 P.M. EST on the day immediately prior to the date hereof.

(www)

“Material Adverse Effect” means (1) any fact, change, circumstance, condition (financial or otherwise), event or development that, when considered individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect in, or has had or would reasonably be expected to have a material adverse effect on the Business or the financial condition or results of operations of the Corporation, taken as a whole, other than any change or effect resulting from (i) general economic or regulatory conditions or circumstances (whether international, national or local) including financial crises, interest or currency rates or the financial or capital markets, (ii) political conditions or circumstances (whether international, national or local) including acts of war, declared or undeclared, armed hostilities and terrorism, (iii) changes affecting (a) the general industry or markets in which the Business operates, or (b) national, regional, local, international or global economies, (iv) natural disasters or pandemics, (v) any effect arising from or relating to any change accounting standards, or the principles or interpretations thereof, applicable to the Corporation or any actual, threatened or proposed change in applicable Laws or the interpretation or enforcement of any of the foregoing, (vi) the announcement of this Agreement and the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any termination or disruption in supplier, distributor or partner or similar relationships, or any loss of Employees), but only to the extent arising directly as a result of such announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (vii) any act or omission of the Corporation, Vendor or Parent prior to the Closing Date required or permitted pursuant to this Agreement or taken with the prior written consent or at the written request of Purchaser, (viii) any failure by the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that nothing in this clause (viii) shall exclude the facts or circumstances giving rise to such failure from being taken into account in determining whether a “Material Adverse Effect” has occurred), (ix) any effect resulting from or relating to compliance with the terms of, or the taking of any action required by or the inability to take any action prohibited by, this Agreement or any of the Ancillary Agreements (including any effect resulting from any Person’s actions taken in furtherance of or as a result of the transactions and obligations contemplated by this Agreement) or (x) the effect of any action taken by Purchaser or any of its Affiliates with respect to the transactions contemplated hereby, which do not, in the case of clauses (i), (ii), (iii), (iv) and (v) have a disproportionate effect on the Business, relative to other comparable Persons operating in the industries in which the Business operates; or (2) an Insolvency Event relating to Parent or Vendor.

(xxx)

“Multi-Employer Plans” means a registered pension plan, as defined under the ITA, to which the Corporation is required to contribute pursuant to a Collective Agreement, participation agreement, any other agreement or statute or municipal by-law and which are not maintained or administered by the Corporation.

(yyy)

“Net Indebtedness” means the amount of Indebtedness of the Corporation minus the amount of Cash of the Corporation, in each case, as at the Effective Time, calculated in accordance with the Net Indebtedness calculation set forth on Exhibit “D” and determined in accordance with the Balance Sheet Principles. Net Indebtedness shall be expressed as a positive amount if it is a net liability or a negative amount if it is a net asset.

(zzz)

“Non-Competition Agreement” means the non-competition and non-solicitation agreement to be entered into among Vendor, Parent, the Corporation and Purchaser, substantially in the form attached hereto as Exhibit “A”.

(aaaa)	“OPEB Unfunded Liability” means any liability in respect of any non-pension post-retirement benefits of the Corporation.

(bbbb)

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the day-to-day business of the Person.

(cccc)

“Outbound License” means any Contract pursuant to which the Corporation authorizes or otherwise permits any other Person to use, access or exploit any Intellectual Property owned by the Corporation (or licensed to the Corporation), or any Contract pursuant to which any other Person obtains a right to use, access or exploit any Intellectual Property owned by the Corporation (or licensed to the Corporation) in the form of services, such as a software as a services Contract or a cloud services Contract.

(dddd)

“Outside Date” means December 31, 2019, provided that if the Competition Act Approval has not been obtained by such date, the Outside Date may be extended by either Purchaser or Vendor by up to two successive periods of 30 days each by providing notice to the other party of such extension within 5 Business Days of the Outside Date (as extended, if applicable).

(eeee)	“Parties” means Purchaser, Vendor and Parent and any other Person that may become a party to this Agreement.

(ffff)

“Patent and Trademark License Agreement” means the patent and trademark license agreement to be entered into at Closing among The ADT Security Corporation and the Corporation, substantially in the form attached hereto as Exhibit “B”.

(gggg)

“Pension Plans” means any plan, program, agreement or arrangement providing pensions, superannuation benefits or retirement savings including pension plans, top-up pensions or supplemental pensions, “registered retirement savings plans”, “registered pension plans” and “retirement compensation arrangements”, as such terms are defined in the ITA, excluding Statutory Plans and Multi-Employer Plans.

(hhhh)	“Per Customer RMR” means the recurring monthly revenue generated by a Customer Account (excluding upfront revenues related to installation and equipment) for the relevant measurement period.

(iiii)	“Permitted Liens” means:

(i)

Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the books of the Corporation if required;

(ii)

undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws;

(iii)

applicable municipal by-laws, development agreements, subdivision agreements, site plan agreements, other agreements, building and other restrictions, easements, servitudes, rights of way and licences which do not in the aggregate materially adversely affect the use or value of the Leased Property affected thereby and provided the same have been complied with in all material respects to the Closing Date including the posting of any required security for performance of obligations thereunder;

(iv)

defects or irregularities in title to the Leased Property which are of a minor nature and do not materially adversely affect the use or value of the Leased Property affected thereby and provided the same have been complied with in all material respects to the Closing Date;

(v)

any privilege in favour of any lessor, licensor or permitter in respect of rent to become due or for other obligations or acts, the performance of which is required under written Leases so long as such Leases have been complied with, the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby;

(vi)	Liens relating to leased vehicles; and

(vii)	Liens set out and described in Schedule 1.1(iiii) of the Disclosure Letter, but only to the extent such Liens conform to their description in Schedule 1.1(iiii) of the Disclosure Letter.

(jjjj)

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, unlimited liability company, limited liability company, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(kkkk)	“Personal Information” means information about an identifiable individual in the possession or under control of the Corporation.

(llll)	“Pre-Closing Income Taxes” means all liabilities for income Taxes of the Corporation for Pre-Closing Tax Periods reflected in the Final Statement and unpaid as of the Effective Time.

(mmmm)

“Pre-Closing Tax Period” means any taxation year or other Tax period ended on or prior to the time of Closing, or any portion of a taxation year or other Tax period up to and including the time of Closing.

(nnnn)

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to timely consummate the transactions contemplated but this Agreement and to perform its obligations under this Agreement and the Ancillary Agreements.

(oooo)

“R&W Insurance Policy” means the representations and warranties insurance policy taken out by Purchaser as of the date hereof in relation to the transactions contemplated herein, on terms and conditions set forth therein.

(pppp)

“Reactivated Account” means a Customer Account that was characterized as a Disqualified Account for purposes of calculating the Estimated Customer Adjustment Amount and that, as of the day that is 105 days following the Closing Date, is an Active Customer Account.

(qqqq)	“RMR Adjustment Cap” means $25,000,000.

(rrrr)

“Restricted Cash” means any cash or cash equivalents which is not freely usable by the Corporation because it is subject to restrictions or limitations on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction, determined in accordance with the Balance Sheet Principles.

(ssss)

“Severance Obligations” means all statutory, civil or common law and contractual obligations owed or owing to Employees upon a change of control of the Corporation and / or the termination of their employment, as applicable, and includes payment in lieu and severance.

(tttt)

“Software” means computer software and programs (in both source code and object code form and including off the shelf and shrink wrap software), all proprietary rights in the computer software and programs and all documentation and other materials related to computer software and programs.

(uuuu)

“Statutory Plans” means statutory benefit plans which the Corporation is required to participate in or comply with, including the Canada Pension Plan, the Quebec Pension Plan, the federal Employment Insurance Act and similar provincial legislation, and any other federal or provincial employment-related plans and programs such as health tax programs and workers compensation / workplace safety insurance programs.

(vvvv)	“Target Working Capital” means negative $26,968,000.

(wwww)

“Tax” or, collectively, “Taxes” includes (i) any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever, including all interest, penalties, fines, additions to tax or other additional amounts in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise, universal service, regulatory and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

(xxxx)

“Tax Return” or, collectively “Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

(yyyy)	“Transition Services Agreement” means the transition services agreement to be entered into at Closing among ADT LLC, Parent and Purchaser, substantially in the form attached hereto as Exhibit “C”.

(zzzz)

“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a sectoral, provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation or which may qualify as a union under applicable labour relations legislation.

(aaaaa)

“Vendor Guarantees” means the letters of credit, guarantees, surety bonds, performance bonds, capital maintenance agreements or commitments, and other contractual obligations or commitments entered into by or on behalf of Vendor or any of its Affiliates (other than solely by the Corporation) in connection with the Corporation (together, the “Vendor Guarantees”) outstanding as of the date hereof and as disclosed in Schedule 1.1(aaaaa) of the Disclosure Letter.

(bbbbb)

“Vendor’s Core Representations” means the representations and warranties in Sections 3.1(a) (Incorporation and Qualification), 3.1(b) (No Default), 3.1(c)(i) (No Conflict), 3.1(f) (Authorized and Issued Capital), 3.1(g) (No Other Agreement to Purchase), 3.1(q) (Title to Assets), 3.1(qq) (No Brokers), Section 4.1(a), 4.1(b)(i), and 4.1(d) through 4.1(g) (Representations and Warranties of Vendor as to Itself) and Section 4.2(a), 4.2(b)(i), 4.2(d) and 4.2(e) (Representations and Warranties of Parent as to Itself).

(ccccc)

“Working Capital” means the positive or negative difference between Current Assets and Current Liabilities of the Corporation as at the Effective Time, calculated in accordance with the Working Capital calculation set forth on Exhibit “D” and determined in accordance with the Balance Sheet Principles. Working Capital shall be expressed as a positive amount if it is a net asset or a negative amount if it is a net liability.

1.2	Other Defined Terms

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

Term	Section
111(4)(e) Election	9.3(c)
Alternative Transaction	6.9
Assessment	9.3(g)
Base Price	2.2
Cap	10.4(a)
Claims	6.10(a)
Closing Date	8.1
Collective Bargaining Litigation	6.14(b)
Connectivity Agreements	6.13
Consents	3.1(e)
Corporate Records	3.1(i)
Corporation Released Parties	6.10(a)
Customer Databases	6.7(b)
Damages	10.1
Deductible	10.4(a)
Disclosed Personal Information	6.6
Draft Statement	2.6(a)
Estimated Customer Adjustment Amount	2.3(c)
Estimated Net Indebtedness	2.3(a)
Estimated Purchase Price	2.4
Estimated Statement	2.3
Estimated Working Capital	2.3(b)
Final Determination Date	2.6(d)
Final Negative Adjustment Amount	2.7(d)
Final Positive Adjustment Amount	2.7(e)
Final Statement	2.6(d)
Incumbent Provider	6.13
Indemnified Party	10.5
Indemnifying Party	10.5
Material Contracts	3.1(w)
Minimum Customer Certificate	7.1(e)
Non-Arm’s Length Transactions	3.1(pp)
OHSA	3.1(ff)(ix)
Open Source Software	3.1(ee)(xiii)

Term	Section
Parent	Preamble
PIPEDA	3.1(oo)
Pre-Closing Reorganization	6.12
Products	3.1(ee)(v)
Purchase Price	2.2
Purchased Shares	Recitals
Purchaser	Preamble
Purchaser Indemnified Parties	10.1
Purchaser’s Closing Certificate	7.2(a)
Purchaser’s Core Representations	7.2(a)(i)
Sales Taxes	11.9
Third Party Auditors	2.6(c)
Third Party Claim	10.6(a)
Vendor	Preamble
Vendor Released Parties	6.10(b)
Vendor Indemnified Parties	10.2
Vendor’s Closing Certificates	7.1(a)

1.3	References and Usage

Unless expressly stated otherwise, in this Agreement:

(i)	reference to a gender includes all genders;

(ii)	the singular includes the plural and vice versa;

(iii)	“or” is used in the inclusive sense of “and/or”;

(iv)	“any” means “any and all”;

(v)	the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;

(vi)	the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(vii)	$ or dollars refers to the Canadian currency unless otherwise specifically indicated;

(viii)	accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP;

(ix)	a statute includes all rules and regulations made under it, if and as amended, re-enacted or replaced from time to time;

(x)	a Person includes its predecessors, successors and permitted assigns;

(xi)	the term “notice” refers to oral or written notices except as otherwise specified; and

(xii)

the term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and all schedules to it, except as otherwise provided in this Agreement.

1.4	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.5	References to the Tax Act

Any reference herein to a particular provision of the ITA shall include a reference to that provision as it may be renumbered or amended from time to time, and any reference herein to the ITA (including any elections or designations thereunder) shall also include a reference to any applicable and corresponding provision, election, or designation, as applicable, under the income tax laws of a province or territory of Canada.

1.6	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Vendor, it shall be deemed to refer to the actual knowledge of Daniel J. Bresingham, Donald Young, Michael Mondi, Aru Bala, Amanda Babb, Sharad Bohra, Anthony Faxas and David Brightly after due inquiry.

1.7	Exhibits

The exhibits listed below and attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Exhibit	Description

Exhibit “A”	Form of Non-Competition Agreement

Exhibit “B”	Form of Patent and Trademark License Agreement

Exhibit “C”	Form of Transition Services Agreement

Exhibit “D”	Calculation of Working Capital and Net Indebtedness and Balance Sheet Principles

1.8	Schedules and Disclosure Letter

(a)	The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

(b)

The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of Vendor, Parent or any of their respective Affiliates;

(iii)	an admission that the information is material;

(iv)	a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in this Agreement; or

(v)	an expansion of the scope or effect of any of the representations, warranties and covenants set out in the Agreement.

(c)

Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure for all purposes for which disclosure is required under this Agreement to the extent it is reasonably apparent on the face of such disclosure that such item is applicable to the corresponding section of this Agreement.

(d)

The Disclosure Letter itself is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

ARTICLE 2

PURCHASED SHARES AND PURCHASE PRICE

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, Vendor agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase from Vendor at Closing, all (but not less than all) of the Purchased Shares free and clear of all Liens, other than those restrictions on transfer, if any, contained in the articles of the Corporation.

2.2	Purchase Price

The purchase price for the Purchased Shares (as it may be adjusted in accordance with this Agreement, the ”Purchase Price”) is:

(a)	$700,000,000 (the ”Base Price”);

(b)	minus the Net Indebtedness;

(c)	plus the amount (if any) by which the Working Capital at the Effective Time exceeds the Target Working Capital;

(d)	minus the amount (if any) by which the Target Working Capital exceeds the Working Capital at the Effective Time;

(e)	minus the Final Customer Adjustment Amount; and

(f)	minus the Final Inactive Account Amount.

2.3	Delivery of Estimated Statement

No later than five Business Days prior to the Closing Date, Vendor will provide Purchaser with a statement (the ”Estimated Statement”), that sets out its good faith estimate of:

(a)	Net Indebtedness (“Estimated Net Indebtedness”), calculated in accordance with Exhibit “D” and determined in accordance with the Balance Sheet Principles;

(b)	Working Capital (“Estimated Working Capital”), calculated in accordance with Exhibit “D” and determined in accordance with the Balance Sheet Principles; and

(c)	the Customer Adjustment Amount (the “Estimated Customer Adjustment Amount”),

and itemizes the balance of each component of Current Assets and Current Liabilities included within the Estimated Working Capital. Vendor will provide Purchaser with a reasonable opportunity to review and provide comments on a draft of the Estimated Statement before the Closing Date and will consider any such comments in good faith.

2.4	Determination of Estimated Purchase Price

The estimated Purchase Price to be satisfied at Closing is equal to the following amount (the ”Estimated Purchase Price”):

(a)	the Base Price;

(b)	minus the Estimated Net Indebtedness;

(c)	plus the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital;

(d)	minus the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital; and

(e)	minus the Estimated Customer Adjustment Amount.

2.5	Payment of the Estimated Purchase Price

At Closing, the Estimated Purchase Price shall be paid and satisfied by Purchaser as follows:

(a)

by paying to the Escrow Agent (i) the Indemnification Escrow Amount, which amount will secure the indemnification obligations of Vendor pursuant Article 10; and (ii) the Adjustment Escrow Amount, which amount will secure any Purchase Price adjustments payable by Vendor pursuant to Section 2.6, which Escrow Amount will be held and released by the Escrow Agent in accordance with and subject to the terms and conditions of the Escrow Agreement; and

(b)	by paying to Vendor an amount equal to:

(i)	the Estimated Purchase Price;

(ii)	minus the Escrow Amount.

2.6	Calculation of Post-Closing Adjustments

(a)

Draft Statement. Purchaser will use its commercially reasonable efforts to prepare and deliver to Vendor within 120 days following the Closing Date (or such other date as is mutually agreed to by Vendor and Purchaser in writing) a draft unaudited consolidated balance sheet of the Corporation and a statement (the ”Draft Statement”) setting forth: (i) the Working Capital; (ii) the Net Indebtedness, in each case, calculated in accordance with Exhibit “D” and determined in accordance with the Balance Sheet Principles; and (iii) the Customer Adjustment Amount.

(b)

Objection Period. Within 45 days following delivery of the Draft Statement (during which period, Purchaser will, upon reasonable request, provide Vendor and its advisors with reasonable access to the work papers and other Books and Records of the Corporation within normal business hours and upon sufficient prior notice, as is necessary to verify the accuracy of the Draft Statement), Vendor shall notify Purchaser in writing if it has any objections to the Draft Statement. The notice of objection must state in reasonable detail the basis of each objection and the amounts in dispute. Vendor shall be deemed to have accepted the Draft Statement if it does not notify Purchaser of any objection within such period of 45 days.

(c)

Settlement of Dispute. If Vendor disputes the Draft Statement in accordance with Section 2.6(b), then Vendor and Purchaser will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days after the date of the notification of such dispute, failing which the dispute may be submitted by Vendor or Purchaser for final determination to

KPMG (or if such firm is unwilling or unable to act, such other internationally recognized accounting firm acceptable to the parties, acting reasonably) (in any such case, the ”Third Party Auditors”). The Third Party Auditors shall act as experts and not as arbitrators. Vendor and Purchaser shall use commercially reasonable efforts to cause the Third Party Auditors to complete their work within 30 days of their engagement. In making its determination, the Third Parties Auditors will only consider the issues in dispute placed before them, will have regard to the Balance Sheet Principles and will not assign a value greater than the greatest value for such item claimed by either Purchaser (in the Draft Statement) or Vendor (in its notice of objection delivered pursuant to Section 2.6(b)) or a value smaller than the smallest value for such item claimed by either Purchaser (in the Draft Statement) or Vendor (in its notice of objection delivered pursuant to Section 2.6(b)). The Third Party Auditors shall allow each of Vendor and Purchaser to present its respective position regarding the Draft Statement and the determination of the Working Capital, Net Indebtedness and/or the Customer Adjustment Amount, and each of Vendor and Purchaser shall have the right to present additional documents, materials and other information, and make a written or oral presentation to the Third Party Auditors regarding the dispute. The Third Party Auditors shall consider such additional documents, materials and other information and such presentations. Any such other documents, materials or other information shall be copied to each such Party and each such Party shall be entitled to attend any such oral presentation, and to reply thereto.

(d)

Final Statement. Promptly following the 45-day period referred to in Section 2.6(b) during which no notice of objection was given or the resolution of any dispute in accordance with Section 2.6(c), as the case may be, Purchaser shall deliver to Vendor the final unaudited closing date balance sheet and statement of (i) the Working Capital as at the Effective Time calculated in accordance with Exhibit “D”, (ii) the Net Indebtedness calculated in accordance with Exhibit “D”, and, in each case, determined in accordance with the Balance Sheet Principles and (iii) the Customer Adjustment Amount, which shall become the ”Final Statement” for purposes of this Section 2.6(d). The Final Statement shall reflect the resolution of any dispute in accordance with Section 2.6(c), if applicable. The Final Statement shall be final and binding upon the Parties on the date of delivery thereof, such date to be referred to as the ”Final Determination Date”, and shall not be subject to appeal, absent manifest error.

(e)

Fees and Expenses. Vendor, on the one hand, and Purchaser, on the other hand, will bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling the Draft Statement and the Final Statement, as the case may be. In the case of a dispute and the retention of Third Party Auditors to determine such dispute, the fees and expenses of the Third Party Auditors will be divided between Vendor, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if closing accounts receivable is the only disputed item, and Vendor claims that closing accounts receivable is $1,000; and Purchaser contests only $500 of the amount claimed by Vendor, and if the Third Party Auditors ultimately resolve the dispute by awarding Vendor $300 of the $500 contested, then the costs and expenses of the Third Party Auditors will be allocated 60% (i.e. 300 / 500) to Purchaser and 40% (i.e. 200 / 500) to Vendor. However, Vendor and Purchaser will each bear their own fees and expenses in presenting their respective cases to the Third Party Auditors.

2.7	Post-Closing Adjustment Payment

(a)

If the Net Indebtedness set forth in the Final Statement is less than the Estimated Net Indebtedness set forth in the Estimated Statement, the amount of such difference will be owed to Vendor by Purchaser. If the Net Indebtedness set forth in the Final Statement is greater than the Estimated Net Indebtedness set forth in the Estimated Statement, the amount of such difference will be owed to Purchaser by Vendor.

(b)

If the Working Capital set forth in the Final Statement is less than the Estimated Working Capital set forth in the Estimated Statement, the amount of such difference will be owed to Purchaser by Vendor. If the Working Capital set forth in the Final Statement is greater than the Estimated Working Capital set forth in the Estimated Statement, the amount of such difference will be owed to Vendor by Purchaser.

(c)

If the Customer Adjustment Amount set forth in the Final Statement is less than the Customer Adjustment Amount set forth in the Estimated Statement, the amount of such difference will be owed to Vendor by Purchaser. If the Customer Adjustment Amount set forth in the Final Statement is greater than the Customer Adjustment Amount set forth in the Estimated Statement, the amount of such difference will be owed to Purchaser by Vendor.

(d)

If the net amount based on the calculations set forth in Sections 2.7(a) through 2.7(c) is owed by Vendor to Purchaser (the ”Final Negative Adjustment Amount”), then within three Business Days of the final determination of the Final Statement, Vendor and Purchaser will send a joint written notice to the Escrow Agent directing it to pay the Final Negative Adjustment Amount to Purchaser from the Adjustment Escrow Amount, and to release the balance of the Adjustment Escrow Amount, if any, to Vendor by wire transfer of immediately available funds to the account designated by Vendor, the whole in accordance with the Escrow Agreement. If the Final Negative Adjustment Amount is greater than the Adjustment Escrow Amount, Vendor will pay such difference by wire transfer of immediately available funds to Purchaser within five Business Days of the final determination of the Final Statement.

(e)

If the net amount based on the calculations set forth in Sections 2.7(a) through 2.7(c) is owed by Purchaser to Vendor (the ”Final Positive Adjustment Amount”), then within three Business Days of the final determination of the Final Statement, Vendor and Purchaser will send a joint written notice to the

Escrow Agent directing it to release the entire Adjustment Escrow Amount to Vendor by wire transfer of immediately available funds to the account designated by Vendor, the whole in accordance with the Escrow Agreement, and Purchaser will pay an amount equal to the Final Positive Adjustment Amount by wire transfer of immediately available funds to the account designated by Vendor within five Business Days of the final determination of the Final Statement.

2.8	Inactive Account Adjustment

(a)

Draft Inactive Account Statement. Purchaser will deliver to Vendor no later than the 12-month anniversary of the Closing Date a statement (the ”Draft Inactive Account Statement”) setting forth Purchaser’s good faith determination of the Inactive Account Amount.

(b)

Objection Period. Within 45 days following delivery of the Draft Inactive Account Statement (during which period, Purchaser will, upon reasonable request, provide Vendor and its advisors with reasonable access to the work papers and other Books and Records of the Corporation within normal business hours and upon sufficient prior notice, as is necessary to verify the accuracy of the Draft Inactive Account Statement ), Vendor shall notify Purchaser in writing if it has any objections to the Draft Inactive Account Statement. The notice of objection must state in reasonable detail the basis of each objection and the amounts in dispute. Vendor shall be deemed to have accepted the Draft Inactive Account Statement if it does not notify Purchaser of any objection within such period of 45 days.

(c)

Settlement of Dispute. If Vendor disputes the Draft Inactive Account Statement in accordance with Section 2.8(b), then Vendor and Purchaser will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days after the date of the notification of such dispute, failing which the dispute may be submitted by Vendor or Purchaser for final determination to the Third Party Auditors, who will review such dispute in accordance with the terms of Section 2.6(c).

(d)

Final Inactive Account Statement. Promptly following the 45-day period referred to in Section 2.8(b) during which no notice of objection was given or the resolution of any dispute in accordance with Section 2.8(c), as the case may be, Purchaser shall deliver to Vendor a statement (the ”Final Inactive Account Statement”) setting forth the Inactive Account Amount (the ”Final Inactive Account Amount”). The Final Inactive Account Statement shall reflect the resolution of any dispute in accordance with Section 2.8(c), if applicable. The Final Inactive Account Statement shall be final and binding upon the Parties on the date of delivery thereof, and shall not be subject to appeal, absent manifest error.

(e)

Fees and Expenses. The terms of Section 2.6(e) will apply with respect to the fees and expenses incurred by Vendor and Purchaser in preparing, reviewing or settling the Draft Inactive Account Statement and the Final Inactive Account Statement.

(f)

Payment. Vendor will pay the Final Inactive Account Amount by wire transfer of immediately available funds to Purchaser within five Business Days of the final determination of the Final Inactive Account Amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

AS TO THE CORPORATION

3.1	Representations and Warranties as to the Corporation

Vendor and Parent hereby jointly and severally represent and warrant to Purchaser as follows as of the date hereof and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Incorporation and Qualification. The Corporation is a corporation incorporated and existing under the laws of its jurisdiction of formation and has the corporate power to own or lease and operate its property, carry on its business as presently conducted and enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The Corporation is qualified, licensed or registered to carry on business in the jurisdictions listed in Schedule 3.1(a) of the Disclosure Letter. The jurisdictions listed in Schedule 3.1(a) of the Disclosure Letter include all jurisdictions in which the nature of the Business makes such qualification necessary or where the Corporation owns or leases any material assets or conducts any material business, except for those jurisdictions where such failure to be so qualified would not be material to the Business.

(b)

No Default. The Corporation is not in breach, default or violation (and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach, default or violation) of any term, condition or provision of its Governing Documents, except as would not be material.

(c)

No Conflict. Except for the Consents disclosed in Schedule 3.1(e) of the Disclosure Letter and the Competition Act Approval, the performance and consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements by the Corporation:

(i)

do not and will not (or would not with the giving of notice or the lapse of time) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Corporation’s Governing Documents;

(ii)

do not and will not (or would not with the giving of notice or the lapse of time) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any Contract or instruments to which the Corporation is a party or pursuant to which the Corporation’s assets or property may be affected;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Corporation or the operation of the Business; and

(iv)	do not and will not result in the violation of any Law,

expect, in each case, as would not be material.

(d)

Required Authorizations. Other than the Competition Act Approval, there is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement or any Ancillary Agreement, except as would not be material.

(e)

Required Consents. There are no consents, approvals, waivers or authorizations required to be obtained by the Corporation under any Material Contract to which the Corporation is bound, or is a party in connection with the transactions contemplated hereby or under any Ancillary Agreement, except for consents, approvals, waivers and authorizations described in Schedule 3.1(e) of the Disclosure Letter (collectively, the ”Consents”). Other than the Consents, there are no consents, approvals, waivers or authorizations required to be obtained by the Corporation under any Contract to which the Corporation is bound, or is a party in connection with the transactions contemplated hereby or under any Ancillary Agreement, except where the failure to obtain such consent, approval, waiver or authorization would not be material to the Business.

(f)	Authorized and Issued Capital.

(i)

Part A of Schedule 3.1(f) of the Disclosure Letter sets out (A) the authorized share capital and (B) the issued and outstanding share capital of the Corporation on the date hereof. Part B of Schedule 3.1(f) of the Disclosure Letter sets out the issued and outstanding share capital of the Corporation as at Closing. All shares in the capital of the Corporation have been duly issued, are outstanding as fully paid and non-assessable, and have been issued in compliance with all applicable Laws. At Closing, the Purchased Shares will constitute all of the issued and outstanding shares in the capital of the Corporation;

(ii)	the Corporation does not own or hold any shares or other ownership, equity or proprietary interest in any Person; and

(iii)

other than as set forth in Part C of Schedule 3.1(f) of the Disclosure Letter, no Person has any options, warrants, securities convertible into or exchangeable for, or other rights to acquire shares in the capital of the Corporation.

(g)

No Other Agreement to Purchase. Except as set out in Schedule 3.1(g) of the Disclosure Letter and except for Purchaser’s rights under this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual granted by the Corporation) for the purchase of any of the Purchased Shares.

(h)

Dividends and Distributions. Since the Balance Sheet Date, except as set out in Schedule 3.1(h) of the Disclosure Letter, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class nor has the Corporation, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(i)

Corporate Records. Since the last three fiscal years, the corporate records of the Corporation, including all Governing Documents, minute books, registers, share certificate books and all other similar documents and records (“Corporate Records”) are complete and accurate in all material respects and all material corporate proceedings and actions (including all meetings, passing of resolutions, transfers, elections and appointments) are reflected in the Corporate Records and have been conducted or taken in compliance with all applicable Laws and with the Governing Documents of the Corporation in all material respects. A true and complete copy of the Governing Documents (with all amendments) of the Corporation has been Made Available to Purchaser. The Corporation is not subject to, or affected by, any unanimous shareholders agreement.

(j)

Conduct of Business in Ordinary Course. Except as disclosed in Schedule 3.1(j) of the Disclosure Letter and except in connection with the Pre-Closing Reorganization, since the Balance Sheet Date: (A) the Corporation has carried on its business in the Ordinary Course and (B) without limiting the generality of the foregoing, the Corporation has not:

(i)	made or assumed any commitment, obligation or liability which individually or in the aggregate exceeded $150,000 other than in the Ordinary Course;

(ii)	ceased to operate its properties and to carry on the Business as heretofore carried on;

(iii)	suffered any material shortage or any material cessation or interruption of supplies or ordinary services in connection with the Business;

(iv)	sold, transferred or disposed of, or created or imposed any Lien (other than Permitted Liens) upon, any of its assets;

(v)	made any capital expenditure or commitment to do so which individually or in the aggregate exceeded $1,000,000;

(vi)	discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

(vii)

incurred any Indebtedness other than to trade creditors in the Ordinary Course or as set forth in Schedule 3.1(aa) of the Disclosure Letter, or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person which individually or in the aggregate exceeded $150,000;

(viii)	purchased or otherwise acquired any securities in any Person;

(ix)	modified its Governing Documents;

(x)	made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements except as required by GAAP;

(xi)	removed any auditor or had any auditor resign;

(xii)	suffered any material damage or destruction of its property or suffered any other material extraordinary loss in respect of the Business or the Leased Properties, whether or not covered by insurance;

(xiii)	terminated the employment or services of any (A) director of the Corporation or (B) Employee receiving annual base Compensation in excess of $100,000;

(xiv)

entered into any agreement relating to Severance Obligations or relating to any retention, transaction bonus, or change of control of the Corporation with any of its officers, directors or Employees receiving annual base Compensation in excess of $100,000;

(xv)	made any change in the rate or form of Compensation payable or to become payable to any of its directors, Employees or Contractors which is outside the Ordinary Course;

(xvi)

increased the benefits to which Employees or former employees of the Corporation are entitled under any Benefit Plan or instituted or, adopted any new Benefit Plan or made any amendments to any existing Benefit Plan (or committed to do so);

(xvii)	made any bonus or profit sharing distribution or similar payment of any kind to any current or former shareholder, director, Employee or Contractor of the Corporation;

(xviii)

granted to any customer of the Business any special allowance or discount, or changed its pricing, credit or payment policies, delayed or postponed the payment of trade payables, or changed normal operating balances of Inventory, in each case, other than in the Ordinary Course;

(xix)

delayed or postponed in a way which would be outside the Ordinary Course, the discharge of any obligation, liability or capital expenditure when such liability, obligation or capital expenditure becomes due;

(xx)	settled any litigation or claim, or suffered any judgment, requiring payment by the Corporation of an amount in excess of $50,000 or granting injunctive relief or specific performance;

(xxi)	received written notice of, or to the knowledge of Vendor, oral notice of, or commencement of an investigation or proceeding against the Corporation by a Governmental Entity;

(xxii)	cancelled or reduced any of its insurance coverage, or received notice thereof or of non-renewal or material increase in premium from the underwriters or any of its brokers; or

(xxiii)	authorized, agreed or otherwise committed in writing to do any of the foregoing.

(k)

No Material Adverse Effect. Since the Balance Sheet Date, there has not been any Material Adverse Effect and no event has occurred or circumstance exists which would be reasonably expected to have a Material Adverse Effect.

(l)

Compliance with Laws. The Corporation is conducting and has conducted for the last three fiscal years its business in material compliance with all applicable Laws, except as would not be material. Except as set forth in Schedule 3.1(l) of the Disclosure Letter, the Corporation has not received any written notice of any alleged violation of any Laws, except as would not be material. The Corporation has established compliance programs and procedures reasonably designed to assure compliance of its Contractors with all applicable Laws.

(m)

Consumer Protection. The Corporation is, and has been during the last three fiscal years, conducting the Business in material compliance with all applicable consumer protection Laws including the Consumer Protection Act (Québec) and all applicable provincial statutes and regulations relating to consumer protection. Except as set forth in Schedule 3.1(m) of the Disclosure Letter, the Corporation has not received, during the last three fiscal years, any written complaint from the Office de la protection du consommateur du Québec or other relevant provincial consumer regulatory authority in respect of non-compliance with applicable consumer protection Laws.

(n)

Anti-Corruption. Neither the Corporation nor any of its officers, directors, shareholders, employees or, to the knowledge of Vendor, agents, distributors or other Persons associated with or acting on its behalf has (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to any political activity; (ii) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental official or employee; or (iii) made any false or fictitious entry on the Books and Records of the Corporation or made any bribe, rebate, payoff, kickback or other unlawful payment of any nature using corporate funds or on behalf of the Corporation. The Corporation has not received written or, to the knowledge of Vendor, oral notice that it, or any of its officers, directors, shareholders, agents, distributors, employees and other Persons associated with or acting on its behalf, is or has been the subject of any investigation, complaint or claim by any Governmental Entity of any violation of any Law.

(o)

Authorizations. Schedule 3.1(o) of the Disclosure Letter sets out a complete and accurate list of all material Authorizations held by the Corporation in connection with the Business. The Corporation has, and to the knowledge of the Vendor, its Contractors have, all Authorizations required to carry on the Business as presently conducted by the Corporation, except where the failure to have such Authorization would not be material. The Authorizations held by the Corporation are valid, subsisting and in good standing and the Corporation is, and to the knowledge of Vendor, its Contractors are not in material default or breach of any of such Authorizations and, no proceeding is pending or, to the knowledge of Vendor, threatened to revoke or limit any of such Authorizations.

(p)

Sufficiency of Assets. The Business is the only business operation carried on by the Corporation. The Corporation will hold at Closing all material assets, rights and property necessary to enable the Corporation to conduct the Business immediately after the Closing substantially in the same manner as it was conducted prior to the Closing, other than (i) those services to be provided pursuant to the Transition Services Agreement, and (ii) those goods and services provided pursuant to Contracts with third parties where Consent to a change of control of the Corporation is required and such Consent is not obtained. With the exception of Inventory held by Contractors, motor vehicles and equipment in transit, all of the tangible personal property owned by the Corporation is situated at the Leased Properties, except as would not be material.

(q)

Title to Assets. The Corporation owns (with good and valid title) all of the material properties and assets that it purports to own including all the properties and assets reflected as being owned by the Corporation in its financial Books and Records and does not own any other material property or assets. The Corporation has legal and beneficial ownership of such assets free and clear of all Liens, except for Permitted Liens. No other Person owns any material property or assets which are being used in the Business except for the Leased Properties, the personal property leased by the Corporation, the Intellectual Property licensed to the Corporation and the assets used in connection with the services to be provided pursuant to the Transition Services Agreement.

(r)

Condition of Tangible Assets. The tangible assets of the Corporation (including equipment and Inventory) are in good operating condition and repair having regard to their use and age, except as would not be material to the Corporation. As of the date hereof, no material tangible asset is in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course that are not material in nature or cost.

(s)

No Options, etc. to Purchase Assets. No Person has any Contract, option, understanding, or any right or privilege capable of becoming such for the purchase or other acquisition from the Corporation of any of the assets of the Corporation, other than Inventory to be sold in the Ordinary Course.

(t)	Real Property. The Corporation does not own, and has not since 2014 owned, any real property.

(u)

Leased Properties. Schedule 3.1(u) of the Disclosure Letter sets out all of the Leased Properties. The Leased Properties are the only real properties leased by the Corporation and the Leases are in good standing, valid and in full force and effect. True and complete copies of all Leases have been Made Available to Purchaser. With respect to the Leases: (i) all rents, additional rents, security and rental deposits and any other amounts which are to be paid by the lessee have been paid to date; (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by any lessor; (iii) except as would not be material, the Corporation is not in breach, default or violation of any of the Leases or alleged to be in such breach, default or violation; (iv) each of the Leased Properties is adequate and suitable for the purposes for which it is presently being used and the Corporation has adequate legal rights of ingress and egress into each of the Leased Properties for the operation of its Business in the Ordinary Course; (v) the Corporation has not subleased, assigned, licensed or otherwise granted any Person the right to use or occupy any of the Leased Properties or any portion thereof; (vi) the Corporation has not received any written notice from any Governmental Entity asserting any violation or alleged violation of applicable Laws with respect to any of the Leased Properties that remains uncured or that would reasonably be expected to be material; and (vii) there are no other amendments or side agreements (or ongoing negotiations therefor) that impact the Leased Properties.

(v)	Environmental Matters.

(i)

Except as set forth in Schedule 3.1(v) of the Disclosure Letter, to the knowledge of Vendor, none of the Leased Properties has asbestos, asbestos-containing materials, PCBs, radioactive substances or other hazardous materials or aboveground or underground storage systems, active or abandoned, located on, at or under them.

(ii)	Except as set forth in Schedule 3.1(v) of the Disclosure Letter, the Corporation is in compliance with all applicable Environmental Laws in all material respects.

(iii)

Schedule 3.1(v) of the Disclosure Letter lists all material reports and documents relating to the environmental matters affecting the Corporation or any of the Leased Properties that are in the possession or under the control of Vendor. Copies of all such reports and documents have been Made Available to Purchaser.

(w)

Material Contracts. Except for the Contracts disclosed under the applicable subsection of Schedule 3.1(w) of the Disclosure Letter (all such Contracts disclosed or required to be disclosed being the ”Material Contracts”), the Corporation is not a party to or bound by:

(i)	any Contract that is a service agreement with any of the top ten customers of the Business (determined on the basis of revenues) for trailing twelve-month period ended August 31, 2019;

(ii)

any Contract that is a supplier agreement with any of the top ten suppliers of the Business (determined on the basis of cost of goods and services purchased) for trailing twelve-month period ended August 31, 2019;

(iii)

any Contract that is a dealer agreement with any of the top ten dealers of the Business (determined on the basis of the number of Customer Accounts purchased from such dealer) for trailing twelve-month period ended August 31, 2019;

(iv)	any Contract which provides the Corporation with any internet or telecommunications services which are resold by the Corporation;

(v)

any Contract that relates to the sale of any assets by the Corporation, other than sales of assets in the Ordinary Course, for consideration in excess of $100,000 and for which the Corporation has any ongoing obligation after the date of this Agreement;

(vi)	any ongoing Contract requiring the Corporation to purchase materials, supplies, equipment or services for amounts in excess of $200,000 per annum;

(vii)	any Contract for capital expenditures involving future payments in excess of $200,000 in the aggregate;

(viii)

any Contract relating to the acquisition of any business, a material amount of shares or assets of any other Person or any real property (whether by amalgamation, arrangement, sale of any Contract, shares, sale of assets or otherwise) with ongoing rights or obligations;

(ix)	any Contract relating to Indebtedness in an amount in excess of $200,000 in the aggregate;

(x)

any Contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other movable or personal property for obligations in excess of $200,000 per annum;

(xi)

any Contract that limits or restricts in any material respect the ability of the Corporation to engage in any line of business (including to sell products or deliver services) or carry on business in any geographic area;

(xii)

any Contract that limits the freedom of the Corporation to (A) compete with any Person, in any line of business or in any geographic area, or sell goods or services to any customer or potential customer; (B) establish the prices at which it may sell any goods or services including Contracts which provide any customer of the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business; (C) operate its assets at maximum production capacity or otherwise conduct its business; or (D) solicit any person for any purpose;

(xiii)	any Contract where the Corporation is bound by any exclusive dealing or similar exclusivity provision;

(xiv)	any Contract relating to grants or other forms of assistance received by the Corporation from any Governmental Entity;

(xv)	any partnership, joint venture or alliance Contract in which a third party has rights to share in any revenues or direct any part of the Business;

(xvi)

any Contract with Employees or Contractors providing for annual base compensation in excess of $150,000, other than subcontract agreements entered into in the Ordinary Course pursuant to which the subcontractor is paid based on work performed and which does not require a minimum amount of work entitling such subcontractor to not less than $100,000 of payments per annum and individuals provided by a staffing agency;

(xvii)	a Contract with any Person with whom the Corporation, or Vendor, does not deal at Arm’s Length, where such Contract will not be terminated as of Closing; or

(xviii)

any Contract involving the settlement of any lawsuit with respect to which (i) there is any unpaid amount in excess of $150,000 or (ii) conditions precedent to the settlement thereof have not been satisfied.

(x)	No Breach of Contracts.

(i)

Material Contracts. Except for certain acts of default or breach which, in the aggregate, are not material, the Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under the Material Contracts and is not in breach, default or violation or alleged to be in breach, default or violation of, any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no actual, alleged or anticipated default or event of default or event or condition (including the purchase of the Purchased Shares) which would with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, result in a breach, default or violation under any Material Contract. Complete and accurate copies of all Material Contracts have been Made Available to Purchaser.

(ii)

Other Contracts. With respect to Contracts to which the Corporation is a party and that are not Material Contracts, except for certain acts of default or breach which, in the aggregate, are not material, the Corporation has not violated or breached, in any respect, any of the terms or conditions of any such Contract, and to the knowledge of Vendor, all the covenants to be performed by any other party to such Contracts have been fully performed.

(y)

Books and Records. All accounting and financial Books and Records of the Corporation have been fairly and accurately kept and completed in all material respects. Except as contemplated by the Transition Services Agreement, the Books and Records of the Corporation are recorded, stored, maintained, operated and held in a manner which is available to the Corporation in the Ordinary Course.

(z)

Accounts Receivable. All Accounts Receivable of the Corporation are bona fide, have been incurred in the Ordinary Course consistent with past practices and on Arm’s Length terms, have been properly recorded in the Financial Statements of the Corporation, subject to normal and customary trade discounts and allowance for doubtful reserves provided for such accounts therein, in accordance with GAAP and, subject to normal and customary trade discounts and allowance for doubtful reserves recorded in the Interim Financial Statements, are good and collectible in full when due without any discount, set-off, compensation or counterclaim and without the need to resort to litigation.

(aa)	Indebtedness. The Corporation does not have any Indebtedness other than as set forth in the Financial Statements, the Interim Financial Statements or in Schedule 3.1(aa) of the Disclosure Letter.

(bb)

Inventories. The Inventories of the Corporation do not include any items which are slow-moving, below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course at normal profit margins other than those items which have been written down in the Interim Financial Statements, and only to the extent so written down. The Inventory levels of the Corporation have been maintained at levels sufficient for the continuation of the Business in the Ordinary Course. All Inventories of the Corporation have been determined and valued in accordance with the policies, practices and procedures set forth in Schedule 3.1(bb) of the Disclosure Letter.

(cc)

Financial Statements. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP subject to the exceptions set forth in Schedule 3.1(cc) of the Disclosure Letter, and each presents fairly, in all material respects (i) balance sheet of the Corporation, and (ii) the statement of income of the Corporation, all as at the dates and for the periods therein specified. Complete and accurate copies of the Financial Statements and the Interim Financial Statements are attached as Schedule 3.1(cc) of the Disclosure Letter.

(dd)

No Liabilities. The Corporation has no material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than (i) liabilities or obligations to the extent properly reflected on the balance sheet of the most recent Financial Statements or the Interim Financial Statements; (ii) current liabilities incurred in the Ordinary Course since the Balance Sheet Date; (iii) performance obligations pursuant to any Contracts and commitments entered into in the Ordinary Course; (iv) as disclosed in Schedule 3.1(dd) of the Disclosure Letter; and (v) performance obligations under this Agreement and any Ancillary Agreement.

(ee)	Intellectual Property.

(i)

Complete List and Registrations. Schedule 3.1(ee)(i) of the Disclosure Letter contains a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Corporation and Intellectual Property that is owned by an Affiliate and licensed to the Corporation which is used by the Corporation in carrying on its Business. All of such Intellectual Property which has been registered and which is material to the Business has been properly maintained in all material respects and renewed in accordance with all applicable Laws and has not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of any such Intellectual Property.

(ii)

Title. Except as set forth in Schedule 3.1(ee)(ii) of the Disclosure Letter, the Corporation owns all right, title and interest in and to the Intellectual Property owned by the Corporation, free and clear of all Liens and, to the knowledge of Vendor, the Corporation has the right to use all the Intellectual Property used by it in carrying on the Business in the manner it is currently used by the Corporation.

(iii)

License Agreements. Schedule 3.1(ee)(iii) of the Disclosure Letter sets forth a complete and correct list of all material: (A) Outbound Licenses; and (B) Inbound Licenses (other than: (i) Inbound Licenses relating to off-the-shelf, commercially available software that has not been customized for the Corporation, and which has an aggregate annual cost to the Corporation of $50,000 or less; (ii) Inbound Licenses and Outbound Licenses granted by operation of law or equity or implicitly, such as Contracts for the purchase, transfer, lease or right to use materials, supplies, goods, equipment or services where the right to use those materials, supplies, goods, equipment or services is contingent upon an express or implied license of Intellectual Property owned by or licensed to the supplier of those materials, supplies, goods, equipment or services; (iii) Inbound Licenses and Outbound Licenses granted in any confidentiality, secrecy or non-disclosure Contract; (iv) Inbound Licenses and Outbound Licenses granted in any partnership, joint venture or alliance Contract; (v) Inbound Licenses granted in Contracts which provide the Corporation with any internet or telecommunications services; and (vi) Inbound Licenses in relation to membership or other activity with respect to a standards setting or similar organization). To the knowledge of Vendor, none of the parties to any material Inbound License or Outbound License has done, or omitted to do, anything which constitutes, or might constitute, a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default of such Outbound Licenses and Inbound Licenses which would render them not valid, binding or enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar Laws and to general principles of equity. To the knowledge of Vendor, there exists no event or condition that violates or breaches or will result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by either party thereunder.

(iv)

No Restrictions. Except as set forth in Schedule 3.1(ee)(iv) of the Disclosure Letter and Outbound Licenses granted in the Ordinary Course, the Corporation: (A) is not a party to or bound by any written Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Intellectual Property owned and used by the Corporation; and (B) has not granted to any Person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in or to, any of the Intellectual Property owned and used by the Corporation, except, in each case, as would not result in a Material Adverse Effect. Except as set forth in Schedule 3.1(ee)(iv) of the Disclosure Letter and those Inbound Licenses licensing off-the-shelf, commercially available Software, software provided as a service and “shrink-wrap” or “click-through” license agreements, including any software preinstalled in the ordinary course of business as a standard part of purchased hardware, to the knowledge of Vendor, the Corporation is not obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Intellectual Property except as would not be material.

(v)

No Infringement by the Corporation. To the knowledge of Vendor, neither: (i) the Corporation; (ii) the use of the Intellectual Property owned by, licensed to or used by the Corporation; (iii) any goods or services sold, distributed or otherwise provided by the Corporation (collectively, “Products”); nor (iv) the operation of the Business, infringes upon the Intellectual Property rights of any Person. No claims that remain unresolved have been asserted or are threatened by any Person alleging that any of the Products or the conduct of the Business, including the use of the Intellectual Property owned by, licensed to or used by the Corporation, infringes upon or misappropriates any of such Person’s Intellectual Property rights. There are no valid grounds for any bona fide claims by any Person alleging an infringement or misappropriation of its Intellectual Property rights.

(vi)

No Breach. The transaction contemplated by this Agreement and the operation of the Business as currently conducted will not constitute a breach of the terms of any Inbound Licenses or Outbound Licenses, or entitle any other party to any such license to terminate or modify such license in a manner that would materially adversely affect the Corporation’s rights under such license or result in the loss or impairment of any Intellectual Property owned, licensed or used by the Corporation under such license that is material to the operation of the Business.

(vii)

Use of IP Following Closing. The Intellectual Property owned by the Corporation or licensed by the Corporation pursuant to the Inbound Licenses constitutes all Intellectual Property necessary for the conduct of the Business as presently conducted. Following Closing, but subject to the provisions of any Ancillary Agreements, the Corporation will be entitled to continue to use, practice and exercise rights in, all such Intellectual Property, to the same extent and in the same manner as used, practiced and exercised by the Corporation prior to Closing without, except as set forth in Schedule 3.1(ee)(iv) of the Disclosure Letter, financial obligation to any Person other than any such financial obligation as prescribed in the Inbound Licenses under which the Corporation is entitled to continue to use, practice and exercise such right.

(viii)	No Infringement by Third Parties. To the knowledge of Vendor, no Person is currently violating, infringing or misappropriating any of the Intellectual Property owned by the Corporation.

(ix)

No Rights Retained. Subject to the provisions of any Ancillary Agreements, following Closing, neither Vendor nor its Affiliates will retain any rights in or have any right to use any of the Intellectual Property owned by the Corporation or licensed by the Corporation pursuant to the Inbound Licenses.

(x)

No Governmental Entity Assistance, etc. No funding from a Governmental Entity, facilities of a university, college, other educational institution or research center was used in the development of any Intellectual Property owned by the Corporation. No Person who was involved in, or who contributed to, the creation or development of any Intellectual Property owned by the Corporation has performed services for a Governmental Entity, university, college, or other educational institution or research center in a manner that would affect the Corporation’s right to own or use such Intellectual Property. The Corporation is not nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Corporation to grant or offer to any third Person any license or right to any Intellectual Property owned by the Corporation.

(xi)

Software and Technology. The Corporation has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the IT Systems are substantially free from Harmful Code. The IT Systems are sufficient for the needs of the Corporation’s business, as currently conducted. The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of such business. Except as disclosed in Schedule 3.1(ee)(xi) of the Disclosure Letter, in the three-year period prior to the date of this Agreement, there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of any business of the Corporation. The Corporation has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in a commercially reasonable attempt to avoid material disruption to, or material interruption in, the conduct of such business.

(xii)

Source Code. The Corporation has treated any Software owned by, licensed to, or held for use or used by the Corporation in connection with the Business for which the Corporation has in its possession copies of the source code, as confidential and proprietary business information, has not disclosed same to any third parties without taking all reasonable steps to protect the same as trade secrets of the Corporation. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. No Company Software owned by the Corporation consisting of source code has been placed into escrow and no Person or entity is a beneficiary of any escrow agreement relating to Company Software consisting of software. Except as disclosed in Schedule 3.1(ee)(xii) of the Disclosure Letter, all copies of any Products distributed in connection with the Business have been distributed solely in object code form. Each copy so distributed is the subject of a valid, existing and enforceable license agreement.

(xiii)

Open Source, etc. Except as set forth in Schedule 3.1(ee)(xiii) of the Disclosure Letter, no material Company Software contains, incorporates, links or calls to or otherwise uses Open Source Software (as defined below). “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org. The provision, incorporation, linking, calling or other use of any Open Source Software, in or by any Software used by the Corporation or in Company Software provided to the Corporation’s customers does not obligate the Corporation to disclose, make available, offer or deliver any portion of the source code of such Software to any third party other than the applicable Open Source Software.

(xiv)

Websites, etc. Schedule 3.1(ee)(xiv) of the Disclosure Letter sets out the physical location of the computer servers that are currently hosting the Corporation’s Internet websites. To the extent such services are currently owned or licensed by the Corporation, such servers are validly owned, or a portion is validly leased, by the Corporation. Schedule 3.1(ee)(xiv) of the Disclosure Letter also sets out any applicable written Internet hosting Contract for such websites, copies of which have been Made Available to Purchaser. In addition, Schedule 3.1(ee)(xiv) of the Disclosure Letter sets out the domain names owned by the Corporation, when the domain name was registered, the current registrar, and the date of the next renewal. The Corporation’s websites contain all legal disclaimers and privacy policies that, in accordance with industry practice, are customarily contained on websites similar to the Corporation’s websites.

(xv)

Data Security. The Corporation has in place cybersecurity measures and policies that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry and that such measures and policies reasonably safeguard proper access to and the security of, the data of the Corporation. The Corporation has not received any written complaint relating to an improper use or disclosure of any Personal Information involving the Corporation in the past two years, except as would not result in a Material Adverse Effect. Except as would not be material, there have been no Breaches of Security Safeguards of the Corporation in the past two years. There is no material deficiency in the Corporation’s cybersecurity measures or policies that could reasonably result in a loss of data or a breach of security of the data of the Corporation in any material respect.

(xvi)

Confidentiality and Assignment of Proprietary Rights. The Corporation has taken commercially reasonable steps (including security precautions) to maintain the confidentiality of Intellectual Property consisting of confidential or non-public information, including without limitation trade secrets, and to maintain its rights therein. Vendor is not aware of any security or confidentiality breach regarding such confidential or non-public information. All current and former employees, officers, managers (or equivalent Persons) or agents of the Corporation whose duties or responsibilities relate to the creation, development or invention of any Intellectual Property owned by the Corporation as of the Closing Date have entered into intellectual property assignment agreements that convey to the Corporation all right, title and interest that such Persons may possess in and to such Intellectual Property. Each such Person has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess in or to any and all such Intellectual Property. No such Person has claimed an ownership interest in any of the Intellectual Property of the Corporation.

(ff)	Employee Matters.

(i)

Compliance. Except as disclosed at Schedule 3.1(ff)(i) of the Disclosure Letter, the Corporation is in material compliance with all terms and conditions of employment, terms of all Collective Agreements, and all Laws respecting employment and labour relations including pay equity, French language, employment standards, labour standards, human rights, pensions, immigration, income tax withholding, payroll taxes, remittances, harassment, occupational health and safety, privacy and accessibility. Except as disclosed at Schedule 3.1(ff)(i) of the Disclosure Letter, the Corporation is not subject to any outstanding claims, complaints, investigations or orders relating to breach of such Laws, including for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination, harassment or termination of employment or engagement of any of its Employees or former employees and to the knowledge of Vendor there is no basis for any such claim, complaint, investigation or order other than as disclosed. The Corporation has policies and processes in place, which have been communicated to the Employees, that allow Employees who are subjected to any form of workplace violence or harassment (including sexual harassment) to report such incidents without fear of reprisal and Vendor does not reasonably expect any liability with respect to any allegations of workplace violence or harassment (including sexual harassment).

(ii)	Labour Relations.

(A)

Except as disclosed at Schedule 3.1(ff)(ii)(A) of the Disclosure Letter, there is no Collective Agreement (or commitment to enter into any new Collective Agreement) in force with respect to the Employees, no Union holds bargaining rights with respect to any Employees and the Corporation has not received written notice that any Union has applied to be certified as the bargaining agent of any of the Employees, and there are no current or, to the knowledge of Vendor, threatened attempts to organize or establish any Union with respect to the Corporation, nor has there been any such attempts within the past five years.

(B)

The Corporation has not received written notice that a Union has applied to have the Corporation declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar Law in any jurisdiction in which the Corporation carries on business.

(C)

Except as disclosed at Schedule 3.1(ff)(ii)(C) of the Disclosure Letter, there is no unfair labour practice complaint, grievance or arbitration proceeding, labour strike, slow down, work stoppage or lockout in progress or, to the knowledge of Vendor, threatened against the Corporation, which could have an adverse effect on the Business or require the Corporation to modify any labour practices in a manner that is materially adverse to the Business or make a payment in excess of $100,000.

(iii)

No Amounts Owing. All amounts due and owing or accrued due but not yet owing to any Employees and Contractors including as to Benefit Plans, Compensation, Severance Obligations (solely to the extent due and owing) and Statutory Plans have been paid or, if accrued, are properly accrued and accurately reflected in the Books and Records of the Corporation.

(iv)	No Loans. There are no outstanding loans or advances made by the Corporation to any Employee or former employee, other than outstanding reimbursements of Employee expenses in the Ordinary Course.

(v)

No Resignations. Except as disclosed at Schedule 3.1(ff)(v) of the Disclosure Letter, to the knowledge of Vendor, no Employee with a base salary in excess of $100,000 per annum has any plans to terminate his or her employment or relationship with the Corporation prior to the Closing or, with Purchaser after the Closing.

(vi)

Employees. Schedule 3.1(ff)(vi) of the Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of each Employee listed by their employee number (and not by name), if any, title/position, whether active or inactive, base salary and annual incentive entitlements, whether unionized or non-unionized, location of employment, status as full-time or part-time, recognized length of service, and current vacation entitlement. In addition, Schedule 3.1(ff)(vi) of the Disclosure Letter lists any Leave Employees, the type of leave and indicating whether the Leave Employee is in receipt of disability benefits or workers’ compensation benefits. The Corporation employs the necessary Employees and Contractors to enable the Corporation to conduct the Business immediately after the Closing substantially in the same manner as it was conducted prior to the Closing, other than those services to be provided pursuant to the Transition Services Agreement.

(vii)

Contractors. Each Contractor has been properly classified by the Corporation as an independent contractor and the Corporation has not received any notice in the last three years from any Governmental Entity disputing such classification.

(viii)

Employee Agreements. Schedule 3.1(ff)(viii) of the Disclosure Letter contains a complete and accurate list of all written agreements of the Corporation with its Employees who receive annual base Compensation in excess of $100,000, copies of which have been Made Available to Purchaser.

(ix)

Occupational Health and Safety. The Corporation has Made Available to Purchaser all outstanding orders and inspection reports under applicable occupational health and safety Laws (“OHSA”) relating to the Corporation for the past three years. There have been no fatal or critical accidents in the last three years. To the knowledge of Vendor, there are no charges pending under OHSA in respect of the Corporation. The Corporation has complied with any orders issued under OHSA. There are no appeals by the Corporation of any orders under OHSA currently outstanding.

(x)

No Severance, etc. No officer, director, Employee or Contractor of the Corporation has any agreement as to (i) change of control entitlements; (ii) payment of any amount which is triggered by, or expected to be triggered by, the transactions contemplated hereby; (iii) retention payment; (iv) acceleration of the time of payment, funding or vesting, or increase the amount of Compensation due to any such individual, which is triggered by, or expected to be triggered by, the transactions contemplated by this Agreement; or (v) except as set forth in any Employment Contract disclosed in Schedule 3.1(ff)(x) of the Disclosure Letter solely for officers, directors or Employees who receive annual base Compensation in excess of $100,000, any contractual severance or termination payment required to terminate his employment or his service agreement.

(xi)

No Illegal Workers. No Employee or, to the knowledge of Vendor, former employee of the Corporation is or has been, during his employment with the Corporation, an illegal or undocumented worker. All current Employees and, to the knowledge of Vendor, former employees of the Corporation, and Contractors have and had all work permits, visas and authorizations, as the case may be, required to perform work or provide services in Canada.

(xii)

Workers’ Compensation. There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation Laws in respect of the Corporation and the Corporation has not been reassessed under such Laws during the past three years and, to the knowledge of Vendor, no audit of the Corporation is currently being performed pursuant to any applicable workers’ compensation legislation. To the knowledge of Vendor, there are no claims or potential claims which may materially adversely affect the Corporation’s accident cost experience.

(xiii)

Authority to Work. No Employee is during his employment with the Corporation, an illegal or undocumented worker. All current Employees have all work permits, visas, authorizations, or status as the case may be, required to perform work in their respective jurisdictions of employment.

(gg)	Plans.

(i)

Schedule 3.1(gg)(i) of the Disclosure Letter lists all Benefit Plans. Vendor has Made Available to Purchaser true, correct and complete copies of all written Benefit Plans (or if oral, summaries thereof) as amended, together with all material related documentation. No changes to the Benefit Plans are currently contemplated or are expected to occur prior to Closing which would materially change the information disclosed pursuant to this Section 3.1(gg)(i).

(ii)

All Benefit Plans have been established, registered, administered and invested in all material respects in accordance with their terms and all applicable Laws. To the knowledge of Vendor, no fact or circumstance exists which could adversely affect the registered status of any Benefit Plan.

(iii)

Except as disclosed in Schedule 3.1(gg)(iii) of the Disclosure Letter, the Corporation does not sponsor, contribute to, or participate in any Pension Plan, and has not within the past two (2) years previously sponsored, contributed to, or participated in any Pension Plan.

(iv)

No Pension Plan of the Corporation contains a “defined benefit provision” and no Pension Plan of the Corporation is or is intended to be a “retirement compensation arrangement”, as such terms are defined in the ITA.

(v)

The Corporation has made all required contributions and paid all premiums and benefits in respect of each Benefit Plan in a timely fashion in accordance, in all material respects, with the terms of each Benefit Plan, Collective Agreement, participation agreement, and applicable Laws. The Corporation has made all required contributions in respect of each Multi-Employer Plan in a timely fashion in accordance, in all material respects, with the terms of each Multi-Employer Plan, Collective Agreement, participation agreement, and applicable Laws. The Corporation has paid in full all contributions and premiums, benefits and costs for the period up to the Closing Date even though not otherwise required to be paid until a later date and no Benefit Plan has a deficit, or the Corporation has made full and adequate disclosure of and provision for such amounts in its Books and Records.

(vi)

Other than routine claims for benefits, no Benefit Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person, and, to the knowledge of Vendor, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding. Except as disclosed in Schedule 3.1(gg)(vi) of the Disclosure Letter, there are no outstanding long-term disability claims.

(vii)

No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of reserves under each Benefit Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(viii)

Except as disclosed in Schedule 3.1(gg)(viii) of the Disclosure Letter, none of the Benefit Plans provides for retiree or post-termination life, health, medical or other welfare benefits or for such benefits to retired or terminated Employees, Contractors, officers or directors of the Corporation or to the beneficiaries or dependants of such Persons.

(ix)

Subject to the requirements of applicable Laws, no provision of any Benefit Plan or of any agreement, and no act or omission of the Corporation, in any way limits, impairs, modifies or otherwise affects the right of the Corporation to unilaterally amend or terminate any Benefit Plan, and no commitments to improve or otherwise amend any Benefit Plan have been made.

(x)

The execution and delivery of, and performance by Vendor of, this Agreement and the consummation of the transactions contemplated by it will not (i) accelerate the time of payment or vesting under any Benefit Plan, (ii) result in an obligation to fund (through a trust or otherwise) any Compensation or benefits under any Benefit Plan, (iii) increase any amount payable under any Benefit Plan, or (iv) result in the acceleration of any other material obligation relating to any Benefit Plan.

(xi)

Only Employees, officers or directors or former employees, officers or directors (or any spouses, dependents, survivors or beneficiaries of such Persons) of the Corporation are entitled to participate in the Benefit Plans and no entity other than the Corporation is a participating employer under any Benefit Plan.

(xii)	Except as disclosed in Schedule 3.1(gg)(xii) of the Disclosure Letter, the Corporation has no obligation to contribute to a Multi-Employer Plan.

(hh)

Statutory Plans. There are no outstanding premiums, contributions, assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any Statutory Plan by the Corporation and the Corporation has not been reassessed in any material respect under applicable Laws relating to Statutory Plans during the past three (3) years and, to the knowledge of Vendor, no audit of the Corporation is currently being performed pursuant to any applicable Statutory Plans. There are no claims or, to the knowledge of Vendor, potential claims under any Statutory Plans that may materially adversely affect the Corporation’s rating, standing or accident cost experience in respect of the Business.

(ii)

Litigation. Except as disclosed in Schedule 3.1(ii) of the Disclosure Letter, there are no, and have not been at any time in the last two years, any claims, actions, proceedings, suits, investigations, reviews, judgments or decrees pending or, to the knowledge of Vendor, threatened against or involving the Corporation, before any court or other tribunal, or by or before any Governmental Entity or arbitrator requiring payment by the Corporation of amounts in excess of $50,000 or granting injunctive relief or specific performance. Except as disclosed in Schedule 3.1(ii) of the Disclosure Letter, the Corporation is not, and has not at any time in the last two years been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process arising out of or in connection with the Business requiring payment to the Corporation of amounts in excess of $50,000 or granting injunctive relief or specific performance. In the last two years, the Corporation has not settled any litigation or claims, or suffered any judgments, requiring payment by the Corporation of amounts in excess of $50,000 or granting injunctive relief or specific performance.

(jj)

Insurance. Schedule 3.1(jj) of the Disclosure Letter sets forth a true and accurate list of the insurance policies maintained by or on behalf of the Corporation, complete copies of which have been Made Available to Purchaser. All such insurance policies are in full force and effect. The Corporation is not in default with respect to any of the provisions contained in the insurance policies or the payment of any premiums under any insurance policy, nor, other than as disclosed in Schedule 3.1(jj) of the Disclosure Letter, in the past five years has it failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Schedule 3.1(jj) of the Disclosure Letter lists all claims for individual amounts in excess of $50,000 in the past five years that have been presented in respect of the insurance maintained by or on behalf of the Corporation and any incidents in this time frame that could give rise to a claim under these insurance policies. There has not been any Material Adverse Effect on the relationship of the Corporation with the insurers providing such policies, the availability of coverage or the premiums payable pursuant to any such policies.

(kk)	Tax Matters.

(i)

Computation, Preparation and Payment. The Corporation has, in all material respects, correctly prepared and duly and timely filed all Tax Returns required to be filed by it, paid all Taxes which were due and payable by it on or before the date hereof within the time required by applicable Laws and made adequate provision for Taxes in the Books and Records of the Corporation in the Financial Statements that would be owing if it had a taxation year end immediately before Closing. The Corporation has made adequate and timely installments of all material Taxes required to be made.

(ii)

Status of Assessments. Other than as described in Schedule 3.1(kk)(ii) of the Disclosure Letter, all Tax Returns of the Corporation have been assessed and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any material amount of Tax by the Corporation.

(iii)

Status of Audits. Except as set forth in Schedule 3.1(kk)(iii) of the Disclosure Letter, there are no material proceedings, investigations or audits pending or, to the knowledge of Vendor, threatened against or affecting the Corporation in respect of any Taxes. There are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes in respect of the Corporation.

(iv)

Tax Elections. Other than the agreements and arrangements described in Schedule 3.1(kk)(iv) of the Disclosure Letter, the Corporation has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(v)

Financial Statement Tax Reserves. The only reserves for Taxes recorded on the Corporation’s Financial Statements prepared in accordance with GAAP are described on Schedule 3.1(kk)(v) of the Disclosure Letter.

(vi)

Withholdings. The Corporation has, in all material respects, withheld from each payment made to any of its past and present shareholders, directors, Employees, suppliers and Contractors the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate Laws, or made adequate provision in its Books and Records for the payment of such amounts to the proper receiving authorities.

(vii)

Collection and Remittance. The Corporation has, in all material respects, collected from any of its past and present customers the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate Laws or, if not yet due, has made adequate provision in its Books and Records for the remittance of such amounts to the proper Governmental Entities.

(viii)

Jurisdictions of Taxation. Except as set forth in Schedule 3.1(kk)(viii) of the Disclosure Letter, the Corporation has not been, or is currently, required to file any Tax Returns with any taxation authority located in any jurisdiction outside Canada.

(ix)

Registration. Schedule 3.1(kk)(ix) of the Disclosure Letter sets forth the relevant registration numbers of the Corporation pursuant to Part IX of the ETA, Chapter VIII of QSTA, Division 1 of Part 8 of the Provincial Sales Tax Act (British Columbia), section 5 of the Retail Sales Tax Act (Manitoba), and/or section 4 of the Provincial Sales Tax Act (Saskatchewan), if applicable.

(x)

Related Party Transactions. To the knowledge of Vendor, and except as otherwise expressly permitted or required by the ITA, all material transactions or arrangements made by the Corporation with any Person with whom it does not deal at Arm’s Length have been made on arm’s length terms and conditions for purposes of the ITA. For all transactions between the Corporation, on the one hand, and any non-resident Person with whom the Corporation was not dealing at Arm’s Length, on the other hand, during a taxation year commencing after 2007 and ending on or before the Closing Date, the Corporation has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA. The Corporation has not entered into an agreement contemplated by Section 191.3 of the ITA.

(xi)

Tax Returns. The Corporation has Made Available to Purchaser complete and accurate copies of all foreign, federal, provincial, state, municipal and local income, added value, goods and services and sales and use Tax Returns for the Corporation filed for all periods terminating after August 2015, other than monthly GST forms, as well as all material communications to or from any Governmental Entity relating to Taxes of the Corporation to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on the Corporation.

(xii)

Subsection 89(1). The Corporation has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the ITA in respect of any dividend paid, or deemed by any provision of the ITA to have been paid on any class of shares of its capital.

(xiii)

Sections 78, 80, 80.01, 80.02, 80.03 or 80.04. None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Corporation at any time up to and including the Closing Date.

(xiv)

Section 160 and Prior Tax Indemnities. The Corporation (i) does not have any joint and several liability for Taxes as a result of the application of section 160 of the ITA, and (ii) does not have any material liability for Taxes of any other Person as a result of any indemnification, allocation or sharing agreement the subject matter of which includes Taxes.

(xv)

Income Tax Statutory Reserves. The only reserves under the ITA or any equivalent provincial or territorial statute to be claimed by the Corporation for the taxation year ended immediately prior to the acquisition of control of the Corporation by Purchaser are disclosed in Schedule 3.1(kk)(xv) of the Disclosure Letter.

(ll)

Bank Accounts. Schedule 3.1(ll) of the Disclosure Letter is a true, correct and complete list showing the name of each bank in which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box.

(mm)	Customers, Suppliers and Dealers.

(i)

Schedule 3.1(mm)(i) of the Disclosure Letter contains a true and correct list setting forth the 20 largest customers of the Business by the Per Customer RMR attributable to such customers for the twelve month period ended August 31, 2019. Since the Balance Sheet Date, none of such customers has indicated in writing, or to the knowledge of Vendor, orally, its intention to cease or to materially reduce its business with the Corporation. Vendor has no reason to believe that the benefits of any relationship with any of such customers will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. Since the Balance Sheet Date, each of such customers has paid their bills within 90 days of the billing date (or when due, if later) and the Corporation has not received notice of the bankruptcy, insolvency, winding-up or similar (or proceedings in respect thereof) of such customer. In addition, the Corporation is not in default under any material terms of any of the Contracts between the Corporation and any such customer. The Corporation has Made Available to Purchaser true, correct and complete copies of the written Contracts (or if oral, summaries of the material terms thereof) with each such customer and, other than such Contracts, there are no other Contracts or oral agreements with such customers. The Corporation’s dealers are independent contractors and are not franchisees of the Corporation.

(ii)

Schedule 3.1(mm)(ii) of the Disclosure Letter contains a true and correct list setting forth a list of each supplier of goods and/or services (including goods and/or services purchased by any Affiliate of the Corporation and subsequently provided to the Corporation) to the Business for which the aggregate cost of goods and services was $250,000 or more during the twelve month period ended August 31, 2019 by cost of goods/services purchased, together with, in each case of the top 20 suppliers (determined based on the cost of goods and/or services), a listing of all Contracts with such supplier. Since the Balance Sheet Date, there has been no termination or material modification or adverse change in the business relationship with any supplier listed on Schedule 3.1(mm)(ii) of the Disclosure Letter. Vendor has no reason to believe that the benefits of any relationship with any supplier listed on Schedule 3.1(mm)(ii) of the Disclosure Letter will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. In addition, the Corporation is not in default under any material terms of any of the Contracts between the Corporation and any supplier listed on Schedule 3.1(mm)(ii) of the Disclosure Letter. The Corporation has not received written notice or to the knowledge of Vendor, oral notice, of the bankruptcy, insolvency, winding-up or similar (or proceedings in respect thereof) of any supplier listed on Schedule 3.1(mm)(ii) of the Disclosure Letter. The Corporation has Made Available to Purchaser true, correct and complete copies of each written Contract (or if oral, summaries of the material terms thereof) with each supplier listed on Schedule 3.1(mm)(ii) of the Disclosure Letter and, other than such Contracts, there are no other Contracts or oral agreements with such suppliers.

(iii)

Schedule 3.1(mm)(iii) of the Disclosure Letter contains a true and correct list setting forth the 10 largest dealers of the Business for twelve month period ended August 31, 2019 (determined on the basis of recurring monthly revenue, excluding upfront revenues related to installation and equipment, attributable to Customer Accounts originated by such dealers) (the “Top Dealers”), together with, in each case, a listing of all Contracts between the Corporation and each Top Dealer. Since the Balance Sheet Date, there has been no termination or material modification or adverse change in the business relationship with any Top Dealer. Vendor has no reason to believe that the benefits of any relationship with any Top Dealer will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. In addition, the Corporation is not in default under any material terms of any of the Contracts between the Corporation and any Top Dealer. The Corporation has not received written notice or to the knowledge of Vendor, oral notice, of the bankruptcy, insolvency, winding-up or similar

(or proceedings in respect thereof) of any such dealer. The Corporation has Made Available to Purchaser true, correct and complete copies of each such written Contract (or if oral, summaries of the material terms thereof) with a Top Dealer and, other than such Contracts, there are no other Contracts or oral agreements with any Top Dealer. The terms of the Contracts between the Corporation, on the one hand, and the dealers of the Business that are not Top Dealers, on the other hand, do not differ from the terms of the Contracts with the Top Dealers in any manner that is materially adverse to the Corporation.

(iv)

The Initial Customer Database contains a true and correct, in all material respects, list setting forth, as of the date of this Agreement, (a) all customers of the Corporation by customer number (and not by name), (b) the services provided to each such customer, (c) the Per Customer RMR by service attributable to each such customer for the 30-day period ended on the day immediately prior to the date of this Agreement, (d) the province or territory of each such customer and (e) indicating whether each such customer has accounts payable or other debts due or accruing due to the Corporation that are in arrears for more than 90 days from the date of billing. Ten days prior to the Closing Date, Vendor will cause its legal counsel to provide Purchaser’s legal counsel (on an external counsel only basis) with a revised version of the Initial Customer Database (the “Closing Customer Database”), updated as of such date, which shall be true and correct in all material respects as of such date. The Contracts with all the customers of the Business are entered into between such customer, on the one hand, and the Corporation, on the other hand. None of the customers of the Business is located outside of Canada. Each customer listed on the Initial Customer Database and the Closing Customer Database represents, as of the relevant date, a customer account of a unique Person (without any duplication).

(v)

The Corporation (i) does not have more than 17,150 Contract Monitored Accounts and (ii) does not have more than 10,000 Customer Accounts monitored by third-party monitoring stations. The Corporation’s only third-party monitoring vendors are set forth on Schedule 3.1(mm)(v) of the Disclosure Letter.

(nn)

Product and Service Warranties. Other than in the Ordinary Course, the Corporation is not subject to any material warranty claim in respect of products or services provided in connection with the Business, except for such claims that are specifically accrued for or reflected in the Financial Statements or the Interim Financial Statements.

(oo)

Personal Information, Privacy and Anti-Spam. The Corporation is conducting the Business in compliance, in all material respects, with all applicable Laws governing privacy and the protection of Personal Information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), provincial Laws relating to privacy and CASL. The Corporation has a written privacy policy which governs the collection, use and disclosure of Personal Information. The Corporation is in compliance, in all material respects, with such privacy policy since it was first adopted by the Corporation. The Corporation has not been the subject of any inquiry, proceeding, investigation or claim by any Governmental Entity with respect to any violation of Laws governing privacy and the protection of Personal Information, its own privacy policy or CASL. All applicable consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business have been obtained. The Corporation has not experienced any actual or suspected loss of, unauthorized access to or unauthorized disclosure of Personal Information. The Corporation possesses the records necessary to demonstrate the existence of the necessary consent, or its eligibility to rely on one of the exceptions/exemptions available under CASL and its associated regulations pursuant to which that company has sent “commercial electronic messages”, within the meaning of CASL.

(pp)

Non-Arm’s Length Transactions. Other than as disclosed in Schedule 3.1(pp) of the Disclosure Letter, no shareholder or Employee or former employee of, or any other Person not dealing at Arm’s Length with the Corporation or not dealing at Arm’s Length with Vendor is engaged in any transaction or arrangement (other than pursuant to an employment relationship in the Ordinary Course) with or is a party to a Contract with (other than an Employment Contract or a Contract for the purchase of goods and series on Arm’s Length terms), or has any indebtedness, liability or obligation to, the Corporation (the Contracts, transactions and arrangements disclosed in Schedule 3.1(pp) of the Disclosure Letter, the “Non-Arm’s Length Transactions”). As of the Closing, all Non-Arm’s Length Transactions between the Corporation on the one hand and any Affiliate of the Corporation on the other hand (except as expressly contemplated by this Agreement), have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to Purchaser or the Corporation thereunder.

(qq)

No Brokers. Except for fees incurred in respect of the engagement of RBC Capital Markets as financial advisor, neither the Corporation nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VENDOR AND PARENT AS TO

THEMSELVES

4.1	Representations and Warranties of Vendor as to Itself

Vendor hereby represents and warrants as to itself to Purchaser as follows as of the date hereof and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Incorporation and Qualification. Vendor is duly incorporated or formed and validly subsisting under the Laws of its jurisdiction of incorporation or formation and is duly qualified to carry on its business in each jurisdiction in which its business as now being conducted by it makes such qualification necessary, except for any failure to be so qualified that would not reasonably be expected to have a Material Adverse Effect.

(b)

No Conflict. Except for the Competition Act Approval, the execution, delivery and performance by Vendor of this Agreement and the consummation of the transaction of purchase and sale contemplated by this Agreement and each of the Ancillary Agreements to which it is a party:

(i)

do not and will not (or would not with the giving of notice or the lapse of time) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of Vendor’s Governing Documents;

(ii)	do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by Vendor in connection with the ownership of the Purchased Shares; and

(iii)	do not and will not result in the violation of any Law,

except, in each case, as would not be material.

(c)

Litigation. There are no (i) actions, complaints, claims, grievances, suits or proceedings by any Person (including the Corporation), (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Entity, pending or, to the knowledge of Vendor, threatened against Vendor, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(d)

Authority and Enforceability. Vendor has the requisite power and authority and, except for the Competition Act Approval, has received all necessary approvals to enter into this Agreement and to complete the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Vendor and constitutes a valid and binding obligation of Vendor, enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(e)

Title to Purchased Shares. Vendor is the registered and beneficial owner of the Purchased Shares with a good and valid title thereto, free and clear of all Liens (other than transfer restrictions contained in the Corporation’s Governing Documents). Upon completion of the transaction contemplated by this Agreement, Vendor will have transferred to Purchaser good and valid title to the Purchased Shares, free and clear of all Liens other than (i) the restrictions on transfer, if any, contained in the Governing Documents of the Corporation, and (ii) Liens granted by Purchaser.

(f)	Residence of Vendor. Vendor is not a non-resident of Canada for the purposes of the ITA.

(g)

No Brokers. Except for fees incurred in respect of the engagement of RBC Capital Markets as financial advisor, neither it nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

4.2	Representations and Warranties of Parent as to Itself

Parent hereby represents and warrants as to itself to Purchaser as follows as of the date hereof and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Incorporation and Qualification. Parent is duly incorporated or formed and validly subsisting under the Laws of its jurisdiction of incorporation or formation and is duly qualified to carry on its business in each jurisdiction in which its business as now being conducted by it makes such qualification necessary, except for any failure to be so qualified that would not be material.

(b)

No Conflict. Except for the Competition Act Approval, the execution, delivery and performance by Parent of this Agreement and the consummation of the transaction of purchase and sale contemplated by this Agreement and each of the Ancillary Agreements to which it is a party:

(i)

do not and will not (or would not with the giving of notice or the lapse of time) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of Parent’s Governing Documents;

(ii)	do not and will not result in the violation of any Law,

except, in each case, as would not be material.

(c)

Litigation. There are no (i) actions, complaints, claims, grievances, suits or proceedings by any Person (including the Corporation), (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Entity, pending or, to the knowledge of Parent, threatened against Parent, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(d)

Authority and Enforceability. Parent has the requisite power and authority and, except for the Competition Act Approval, has received all necessary approvals to enter into this Agreement and to complete the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(e)

No Brokers. Except for fees incurred in respect of the engagement of RBC Capital Markets as financial advisor, neither it nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Representations and Warranties of Purchaser

Purchaser represents and warrants to Vendor as follows as of the date hereof and acknowledges and confirms that Vendor is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

Incorporation and Qualification. Purchaser is duly incorporated or formed and validly subsisting under the Laws of its jurisdiction of incorporation or formation and is duly qualified to carry on its business in each jurisdiction in which its business as now being conducted by it makes such qualification necessary, except for any failure to be so qualified that would not be material.

(b)	No Conflict. Except for the Competition Act Approval, the execution, delivery and performance by Purchaser of this Agreement:

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Governing Documents;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contract or instruments to which it is a party; and

(iii)	do not and will not result in the violation of any Law,

expect, in each case, as would not be material.

(c)

Authority and Enforceability. Purchaser has the requisite power and authority and, except for the Competition Act Approval, has received all necessary approvals to enter into this Agreement and to complete the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(d)

Litigation. There are no (i) actions, complaints, claims, grievances, suits or proceedings by any Person, (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Entity, pending or, to the knowledge of Purchaser, threatened against Purchaser, which would, or would reasonably be expected to, prevent Purchaser from paying the Purchase Price to Vendor or prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(e)	Purchaser’s Purchase Price Funds. Purchaser has, and will have at Closing, all funds on hand necessary to pay the Purchase Price.

(f)

Due Diligence by Purchaser. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, liabilities, results of operations of the Corporation and the nature and condition of its properties and assets and, without limiting Purchaser’s recourses for Fraud, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations, warranties, conditions and statements in Article 3 and Article 4.

(g)

No Brokers. Neither Purchaser nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement for which Vendor would be liable.

ARTICLE 6

PRE-CLOSING COVENANTS OF THE PARTIES

6.1	Conduct of Business Before Closing

(a)

Except (i) as required by Law or any Governmental Entity, (ii) for the declaration or payment of cash distributions (for any reason) that will be entirely paid prior to the Effective Time, (iii) as otherwise expressly provided for in this Agreement or the Disclosure Letter (including pursuant to Section 6.12 (Pre-Closing Reorganization) and Section 6.14 (Fluent Litigation)), (iv) as Purchaser may expressly consent to in writing, which consent may not be unreasonably withheld, conditioned or delayed, (v) for repayments, redemptions or repurchases of loans or other obligations under any Indebtedness, or amendments, refinancings, restatements or extensions of Indebtedness or documents thereof (and any release or incurrence of Liens in connection therewith), (vi) for any matter which has general application to the Parent’s business as a whole, provided that such action does not have a disproportionate effect on the Corporation as compared to Parent’s business as a whole, or (vii) in relation to any product that is proprietary or exclusive to the business of Parent and its subsidiaries, which is not being transferred or licensed to Purchaser for sale to new customers of the Corporation beyond an initial transition period after Closing pursuant to the terms of this Agreement and the Ancillary Agreements, during the Interim Period, Vendor shall cause the Corporation to conduct its business and activities in the Ordinary Course. Without limiting the generality of the foregoing and notwithstanding the preceding clause (vi), during the Interim Period, Vendor shall cause the Corporation not to:

(i)	make or assume any commitment, obligation or liability which individually or in the aggregate exceeds $500,000, other than Contracts entered into in the Ordinary Course;

(ii)	cease to operate its properties or to carry on the Business as heretofore carried on, in all material respects;

(iii)

sell, transfer or dispose of, or create or impose any Lien (other than Permitted Liens) upon, any of its assets other than sales, transfers or dispositions of assets sold, transferred or disposed of in the Ordinary Course;

(iv)

make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $1,000,000, other than purchases of customer Contracts from ADT Authorized Dealers in the Ordinary Course;

(v)	discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

(vi)	make any loan or advance which individually or in the aggregate exceed $150,000;

(vii)	purchase or otherwise acquire any securities in any Person;

(viii)	modify its Governing Documents;

(ix)	make any change in its accounting policies and practices as utilized in the preparation of the Financial Statements except as required by GAAP;

(x)	terminate the employment or services of any (A) director of the Corporation or (B) Employee or Contractor receiving annual base Compensation in excess of $100,000;

(xi)

enter into any agreement relating to Severance Obligations or relating to any retention, transaction bonus, or change of control of the Corporation with any of its officers, directors or Employees or Contractors receiving annual base Compensation in excess of $100,000;

(xii)	make any change in the rate or form of Compensation payable or to become payable to any of its directors, Employees or Contractors which is outside the Ordinary Course;

(xiii)

increase the benefits to which Employees or former employees of the Corporation are entitled under any Benefit Plan which is outside the Ordinary Course or institute or, adopt any new Benefit Plan or make any amendments to any existing Benefit Plan (or commit to do so);

(xiv)

make any bonus or profit sharing distribution or similar payment of any kind to any current or former shareholder, director, Employee or Contractor of the Corporation which is outside the Ordinary Course;

(xv)	terminate or waive any material right under, amend or otherwise modify in any material respect any Material Contract;

(xvi)

grant to any customer of the Business any special allowance or discount, or change its pricing, credit or payment policies, delay or postpone the payment of trade payables, or change normal operating balances of Inventory, in each case, other than in the Ordinary Course;

(xvii)

delay or postpone in a way which would be outside the Ordinary Course, the discharge of any obligation, liability or capital expenditure when such liability, obligation or capital expenditure becomes due;

(xviii)

settle any litigation or claim imposing obligations on the Corporation other than payment of money damages, provided, however, that Vendor shall notify Purchaser in writing of such settlement and shall obtain a full release in favour of Corporation in connection with such settlement;

(xix)	cancel or reduce any of its insurance coverage; or

(xx)	authorize, agree or otherwise commit in writing to do any of the foregoing.

(b)

Vendor and Parent shall not, and shall cause the Corporation not to, transfer or assign any Contract with any customer of the Business to Parent or any of its Affiliates (other than the Corporation), and shall use, and shall cause the Corporation to use, commercially reasonable efforts to preserve intact the Business’ relationships with customers, suppliers, dealers and other third parties.

6.2	Access for Due Diligence

Subject to applicable Law, during the Interim Period, Vendor shall, upon reasonable notice to Vendor from Purchaser, use its commercially reasonable efforts to cause the Corporation to (i) permit Purchaser and its employees, counsel, auditors or other representatives, during the Interim Period, without undue interference to the ordinary conduct of the Business of the Corporation, to have reasonable access during normal business hours upon reasonable prior written notice to (A) the Leased Properties, (B) the assets of the Corporation and any information relating to the Corporation, including all Books and Records whether retained by Vendor, the Corporation or otherwise, (C) all Contracts, and (D) the senior personnel of the Corporation and the Key Employees; and (ii) furnish to Purchaser or its employees, counsel, auditors or other representatives such financial and operating data and other information with respect to the assets, Business and activities of the Corporation as Purchaser may from time to time reasonably request in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Vendor shall not be obligated to, and shall not be obligated to cause the Corporation to, (i) provide, or cause to be provided, such access or information to the extent that doing so would (A) violate applicable Law, or (B) reasonably jeopardize the protection of a solicitor-client privilege, or (ii) disclose minutes of the deliberations of the Corporation’s board of directors (or any committee of any such board) in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives to the transactions contemplated by this Agreement, or any materials provided to such boards of directors (or any such committee) in connection with such deliberations. Notwithstanding the foregoing, without the prior written consent of Vendor or as expressly contemplated by this Agreement, Purchaser shall not contact, and shall cause its Affiliates and their respective representatives not to contact, any of the Employees, suppliers, customers, dealers, clients or financing sources of the Corporation with respect to the transactions contemplated by this Agreement or otherwise outside of the ordinary course of business of Purchaser, such Affiliates, or such representatives, as applicable.

6.3	Request for Consents

(a)

Vendor shall use its commercially reasonable efforts to seek and obtain, before Closing, all Key Consents, which Key Consents will be in writing and upon such terms as are acceptable to Purchaser, acting reasonably.

(b)

Each Party shall coordinate and cooperate with one another in seeking the Key Consents, including providing any information in respect of Purchaser as reasonably requested by the counterparty from whom such Key Consent is sought, and shall provide prompt notification to the other Parties when any such Key Consent is obtained.

6.4	Filings and Authorizations

(a)

Unless Purchaser and Vendor mutually agree in writing not to take such action, within 4 Business Days of the date of this Agreement or such other date as the Parties may agree in writing, Purchaser and Vendor shall each make a premerger notification filing in respect of the transactions contemplated by this Agreement with the Commissioner in accordance with Part IX of the Competition Act. Purchaser and Vendor shall provide to the Commissioner at the earliest practicable date all additional information, documents or other materials that may be requested by the Commissioner in connection with his review of the transactions contemplated by this Agreement. Purchaser and Vendor shall each pay half of the filing fees incurred in connection with the Competition Act Approval.

(b)

Purchaser and Vendor shall consult and cooperate with each other in connection with the effort to obtain the Competition Act Approval. Without limiting the generality of the foregoing, (i) each Party shall be given a reasonable opportunity to review in advance and comment on any proposed submissions to any Governmental Entity with respect to the Competition Act Approval, and reasonable consideration shall be given to any comments made by such Party, (ii) each Party shall promptly notify the other Parties of any communication from any Governmental Entity in connection with the Competition Act Approval and provide a copy thereof, and shall permit the other Parties to review in advance any proposed communication with a Governmental Entity, (iii) no Party shall participate in any meeting, discussion or correspondence of a substantive nature (whether in person or by telephone or otherwise) with a Governmental Entity in connection with the Competition Act Approval unless it consults with the other Parties in advance and provides the other Parties or their external counsel the opportunity to attend and participate thereat, and (iv) neither Party will (and Vendor will cause the Corporation not to) take any action that is likely to have the effect of materially delaying, impairing or impeding the receipt of any Competition Act Approval. Notwithstanding the foregoing, it is agreed that where submissions or communications contain competitively sensitive information of a Party, such submissions or communications will be shared on an external counsel only basis with counsel to the other Parties, and redacted versions of such submissions or communications will be provided to the other Parties.

(c)

Purchaser and Vendor shall (and Vendor shall cause the Corporation to) use their commercially reasonable efforts to obtain the Competition Act Approval as soon as reasonably practicable but, in any event, no later than the Outside Date.

(d)

Purchaser, acting reasonably, and after consultation with the Vendor, will determine and direct the efforts to obtain the Competition Act Approval, including leading all communications and strategy relating to such efforts.

6.5	Satisfaction of Conditions

Each Party shall take all such actions as are within its power to control and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure the satisfaction of the conditions in Article 7. Each Party shall cooperate fully in the other Parties’ efforts to satisfy the conditions in Article 7, provided, however, that no Party will be required to make any expenditure or disclose any of its confidential information to assist another Party in its efforts to satisfy such conditions.

6.6	Privacy Issues

The Parties acknowledge that they are responsible for complying with all laws applicable to the disclosure of Personal Information pursuant to or in connection with this Agreement (the “Disclosed Personal Information”). Vendor agrees that the Disclosed Personal Information provided to Purchaser is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated by this Agreement. Purchaser shall not collect, use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Purchaser shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information. If the transactions contemplated by this Agreement do not proceed, Purchaser shall return to Vendor or, at Vendor’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies) within a reasonable period of time. Where required by Laws, the individuals to whom the Disclosed Personal Information relates shall be notified that the transactions contemplated herein have taken place and that the Disclosed Personal Information has been disclosed to Purchaser.

6.7	Customer Database

(a)

Purchaser will direct its legal counsel to hold the Initial Customer Database (and any updates thereto) on an external-counsel only basis until Closing. Following Closing, ownership of the Initial Customer Database (and any updates thereto) will transfer to Purchaser.

(b)	Within seven days following the date hereof, Vendor shall provide to a Purchaser Database Professional a live overview of all reasonably accessible screen views of the Corporation’s customer relationship management, monitoring and billing database environments (the “Customer Databases”), with such overview to be provided at a location of the Corporation or Parent mutually agreeable to Purchaser and Vendor, acting reasonably. Such overview shall allow the Purchaser Database Professional to request that a Vendor representative make such queries of the Customer Databases as is reasonably necessary to understand the functioning of the Customer Databases and validate the set of data contained within the Customer Databases. The Purchaser Database Professional will not be granted access credentials to the Customer Databases nor make any queries directly and all such queries shall be made by a representative of Vendor. The Purchaser Database Professional may make copies of such reports from the Customer Databases as are reasonably necessary to understand the operation of the Customer Databases, provided that such copies are (i) redacted to remove any personally identifiable information, site address, payment information, contact details, customer pricing and any other commercially sensitive information and (ii) deemed to be “Clean Team Information” subject to the terms of the Clean Team and Confidentiality Agreement (as defined below). The Purchaser Database Professional shall: (y) be acceptable to the Vendor and the Purchaser, acting reasonably, and (z) be a party to the Clean Team and Confidentiality Agreement between Purchaser and Parent dated as of July 24, 2019.

6.8	Joint Communication Strategy; Customer and Dealer Calls

During the Interim Period and subject to applicable Law, Purchaser and Vendor shall:

(a)

collaborate in good faith to implement a joint communication strategy with respect to the Employees, Contractors, customers, suppliers and dealers of the Business, to provide for an orderly transition of the Business; and

(b)

cooperate and take all necessary steps to complete the calls between Vendor and any of (i) the 20 largest customers of the Business by the Per Customer RMR attributable to such customers for the twelve-month period ended August 31, 2019, (ii) the 10 largest suppliers of the Business determined based on the cost of goods and/or services and (iii) Top Dealers, in compliance with applicable Laws and in accordance with the procedures agreed upon between Purchaser and Vendor.

6.9	Exclusive Dealing

During the term of this Agreement, neither Vendor nor Parent shall, directly or indirectly, solicit, initiate, or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or enter into any agreement with, any Person (other than Purchaser) relating to (i) any sale, transfer, lease, exchange, mortgage, pledge transfer or other disposition of the shares or a substantial portion of the assets of the Corporation; (ii) any issuance of any securities of the Corporation; (iii) any merger, plan of arrangement, business combination, reorganization, recapitalization, consolidation, liquidation or similar transaction involving the Corporation (any of the foregoing being referred to herein as an “Alternative Transaction”; provided, however, an Alternative Transaction shall not include (i) the sale, compromise, redemption or disposition of the Corporation’s equity interests in, debentures issued by, and other amounts owed by, Ideal Life Inc. and its subsidiaries, (ii) the sale of goods and services by the Corporation in the Ordinary Course or (iii) any transaction expressly provided for in this Agreement, nor shall Vendor or Parent accept any proposal with respect to any Alternative Transaction without the prior written approval of Purchaser.)

6.10	Release

(a)

Effective as of the Closing, Vendor unconditionally, irrevocably and forever releases and discharges the Corporation, each of the successors and assigns of the Corporation, and all present or former directors, officers, employees or agents of the Corporation (collectively, the “Corporation Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity (collectively, “Claims”), that Vendor ever had, now has or ever may have or claim to have against any of the Corporation Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time; provided, that this release does not extend to any Claim (i) to enforce the terms or any breach of this Agreement or any Ancillary Agreement, or (ii) against any of the Corporation’s present or former directors, officers, employees or agents with respect to their (A) violation of criminal law; or (B) Fraud.

(b)

Effective as of the Effective Time, Purchaser, on its own behalf and on behalf of the Corporation, unconditionally and irrevocably and forever releases and discharges Vendor (solely in its capacity as a shareholder of the Corporation), Vendor’s successors and assigns, and all present or former directors, officers, employees or agents of the Corporation and Vendor (collectively, the “Vendor Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all Claims that Purchaser or the Corporation ever had, now has or ever may have or claim to have against any of Vendor Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing solely related to Vendor as shareholder of the Corporation arising prior to the Closing; provided, that this release does not extend to any Claim: (i) to enforce the terms or any breach of this Agreement or any Ancillary Agreement, or (ii) against any Vendor Released Party due to such Vendor Released Party’s (A) violation of a criminal law or (B) Fraud.

6.11	R&W Insurance Policy

Purchaser acknowledges that Vendor and Parent have entered into this Agreement in reliance on the fact that Purchaser has obtained the R&W Insurance Policy as of the date of this Agreement. Accordingly, and notwithstanding any provision to the contrary in this Agreement, without the prior written consent of Vendor, up to and following the Closing, Purchaser shall ensure that the R&W Insurance Policy is not amended or varied in any manner, including by changing the limits on subrogation set out in the R&W Insurance Policy, that could increase the potential financial liability of Parent or Vendor. Purchaser shall bear 50% of the premium and underwriting fees incurred in connection with obtaining the R&W Insurance Policy and the remaining 50% of such fees shall be borne by Vendor (as a Corporation Transaction Expense). Purchaser shall satisfy all conditions to the issuance of the final, executed R&W Insurance Policy in accordance with terms of the R&W Insurance Policy. Following the date hereof, Purchaser shall use commercially reasonable efforts to have removed from the R&W Insurance Policy the exclusion from the R&W Insurance Policy in respect of misclassification of Contractors. Vendor shall cooperate with the Purchaser and make available to the Purchaser all personnel, records and other materials reasonably required by the Purchaser in order to remove such exclusion. If such exclusion is removed from the R&W Insurance Policy or otherwise narrowed, the parties shall amend Section 10.1 of this Agreement accordingly.

6.12	Pre-Closing Reorganization

Notwithstanding any provision in this Agreement, at any time until the fifth Business Day prior to Closing, Vendor shall be permitted to effect those actions set out in Schedule 6.12 of the Disclosure Letter (the “Pre-Closing Reorganization”). Before the Pre-Closing Reorganization is effected, Vendor shall give Purchaser and its counsel timely opportunity to review and comment on all documentation relating to the Pre-Closing Reorganization, incorporating such reasonable comments made by Purchaser and its counsel, and all such documentation shall be reasonably satisfactory to Purchaser. The Parties hereby agree that the Vendor and the Parent shall not be in breach of the representations or warranties under this Agreement solely by virtue of undertaking the Pre-Closing Reorganization, provided that the Pre-Closing Reorganization is consummated in accordance with the terms herein and the representations and warranties of the Vendor and the Parent that are being “brought down” by the Vendor and the Parent as of the Closing Date shall be deemed to be modified, without any further action on the part of the Vendor and the Parent to give effect to the Pre-Closing Reorganization.

6.13	[***]

[***]

6.14	Litigation

(a)

During the Interim Period, Vendor shall cause the Corporation to continue prosecuting the Fluent Litigation at its cost. If the Fluent Litigation is settled prior to the Closing, the Corporation shall be permitted to distribute the proceeds of the Fluent Litigation settlement to the Vendor. If the Fluent Litigation is not settled prior the Closing, the Vendor shall continue to assume carriage of and control over the defense of the Fluent Litigation at its cost and the Purchaser shall cooperate with the Vendor, provided that such cooperation shall not cause undue interference to the ordinary conduct of the Business, at Vendor’s cost, in prosecution of the Fluent Litigation, including (A) making available to the Vendor, at Vendor’s cost, those Employees whose assistance, testimony or presence is necessary to assist the Vendor in the Fluent Litigation, (B) providing, at Vendor’s cost, all records and other materials in the possession of the Corporation reasonably required by the Vendor for the Fluent Litigation, and (C) otherwise cooperating on a timely basis with the Vendor in the prosecution of the Fluent Litigation. Upon the settlement of the Fluent Litigation following the Closing, Purchaser agrees to cause the Corporation to promptly pay over to the Vendor all proceeds of such settlement.

(b)

Following the Closing, the Purchaser shall assume carriage of and control over the defense of the litigation matters identified as “Collective Bargaining” in the column entitled “Type” set forth in Schedule 3.1(ii) of the Disclosure Letter (the “Collective Bargaining Litigation”) at its cost and the Vendor shall cooperate with the Purchaser, provided that such cooperation shall not cause undue interference to the ordinary conduct of the business of Vendor or Parent, at Purchaser’s cost, in prosecution of such litigation matters, including (A) making available to the Purchaser, at Purchaser’s cost, those employees of the Vendor or Parent whose assistance, testimony or presence is necessary to assist the Purchaser in such litigation matters, (B) providing, at Purchaser’s cost, all records and other materials in the possession of the Corporation reasonably required by the Purchaser for such litigation matters, and (C) otherwise cooperating on a timely basis with the Purchaser in the prosecution of such litigation matters. Vendor shall have the right to participate in any such Collective Bargaining Litigation matters at its cost.

(c)

Following the Closing, the Vendor shall continue to assume carriage of and control over the defense of the non-Collective Bargaining Litigation matters set forth in Schedule 3.1(ii) of the Disclosure Letter at its cost and the Purchaser shall cooperate with the Vendor, provided that such cooperation shall not cause undue interference to the ordinary conduct of the Business, at Vendor’s cost, in prosecution of such litigation matters, including (A) making available to the Vendor, at Vendor’s cost, those Employees whose assistance, testimony or presence is necessary to assist the Vendor in such litigation matters, (B) providing, at Vendor’s cost, all records and other materials in the possession of the Corporation reasonably required by the Vendor for such litigation matters, and (C) otherwise cooperating on a timely basis with the Vendor in the prosecution of such litigation matters. Purchaser shall have the right to participate in any such non-Collective Bargaining Litigation matters at its cost.

(d)

No Party will enter into any settlement in respect of the litigation matters set forth in Schedule 3.1(ii) of the Disclosure Letter, except with the consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

6.15	Guarantees

Within six months of the Closing Date, Purchaser shall use its commercially reasonable efforts to arrange for substitute letters of credit, guarantees or similar commitments to replace the Vendor Guarantees or alternatively assume all obligations under each Vendor Guarantee and obtain from the creditor or other counterparty a full release (in a form satisfactory to Vendor, acting reasonably) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Vendor Guarantees. Vendor shall not be obligated to renew any Vendor Guarantees that expire prior to the Closing Date.

ARTICLE 7

CONDITIONS OF CLOSING AND TERMINATION

7.1	Conditions for the Benefit of Purchaser

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may only be waived, in whole or in part, by Purchaser in writing in its sole discretion:

(a)	Truth of Representations and Warranties and Performance of Covenants

Each of:

(i)

(A) Vendor’s Core Representations in Sections 3.1(a), 3.1(f), 3.1(g), 3.1(qq), 4.1(a), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.2(a), 4.2(d) and 4.2(e) will be true and accurate in all respects (except in the case of Section 3.1(f), for de minimus inaccuracies) on the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will have been true and correct as of such earlier date), and (B) Vendor’s Core Representations in Sections 3.1(b), 3.1(c)(i), 3.1(q), 4.1(b)(i) and 4.2(b)(i) will be true and accurate in all material respects on the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will have been true and correct in all material respects as of such earlier date);

(ii)

all other representations and warranties of Vendor and Parent made pursuant to this Agreement will be true and accurate in all respects (disregarding for purposes of this Section 7.1(a)(ii) any materiality or Material Adverse Effect qualification contained in any such representation or warranty, other than the phrase “Material Contract”) on the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all respects, has not had, individually or in the aggregate, a Material Adverse Effect;

(iii)

the covenants contained in this Agreement to be performed by Vendor and Parent on or before the Closing Date will have been performed in all material respects and neither Vendor nor Parent will be in material breach, default or violation of any agreement on its part contained in this Agreement;

and Purchaser will have received certificates confirming the foregoing from each of Vendor and Parent, signed by a senior officer or director of each of Vendor and Parent, in each case in form and substance reasonably satisfactory to Purchaser (together, the ”Vendor’s Closing Certificates”). Upon the delivery of Vendor’s Closing Certificates, the representations and warranties of Vendor and Parent in this Agreement will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will be deemed to have been made on and as of such earlier date). The receipt of Vendor’s Closing Certificates and the consummation of Closing will not constitute a waiver by Purchaser or an amendment of any of the representations and warranties or covenants of Vendor and Parent which are contained in this Agreement. The materiality qualifications permitted to be in Vendor’s Closing Certificates are solely for purposes of determining whether this condition has been satisfied, and will not be deemed to have so qualified the representations, warranties or covenants referred to therein.

(b)	Competition Act Approval

The Competition Act Approval will have been received.

(c)	No Legal Action

No action or proceeding is pending and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement.

(d)	No Material Adverse Effect

Since the date of this Agreement there will have been no Material Adverse Effect.

(e)	Minimum Customers

At Closing, the Corporation will have at least 500,000 Active Customer Accounts and Purchaser will have received a certificate confirming the number of Active Customer Accounts from Vendor, signed by the chief financial officer of the Corporation, in form and substance reasonably satisfactory to Purchaser (the ”Minimum Customer Certificate”). For purposes of this Section 7.1(e) (and the corresponding indemnity in Section 10.1(f)), the Active Customer Accounts will include any Customer Accounts that, during the Interim Period, ceased being Active Customer Accounts as a result of them becoming customers of Purchaser or its Affiliates.

7.2	Conditions for the Benefit of Vendor

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or before the Closing Date, which conditions are for the exclusive benefit of Vendor and may only be waived, in whole or in part, by Vendor in writing in its sole discretion:

(a)	Truth of Representations and Warranties and Performance of Covenants

Each of:

(i)

the representations and warranties of Purchaser (i) in Sections 5.1(a) (Incorporation and Qualification), 5.1(b) (No Conflict), and 5.1(c) (Authority and Enforceability) (“Purchaser’s Core Representations”) will, in each case, be true and accurate in all respects on the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will have been true and correct as of such earlier date);

(ii)

all other representations and warranties of Purchaser made pursuant to this Agreement will be true and accurate in all respects (disregarding for purposes of this Section 7.2(a)(ii) any materiality or Material Adverse Effect qualification contained in any such representation or warranty, other than the phrase “Material Contract”) on the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all respects has not had, individually or in the aggregate, a Purchaser Material Adverse Effect; and

(iii)

the covenants contained in this Agreement to be performed by Purchaser on or before the Closing Date will have been performed in all material respects and Purchaser will not be in material breach, default or violation of any agreement on its part contained in this Agreement;

and Vendor will have received a certificate confirming the foregoing from Purchaser, signed by a senior officer or director of Purchaser, in form and substance reasonably satisfactory to Vendor (the ”Purchaser’s Closing Certificate”). The receipt of Purchaser’s Closing Certificate and the consummation of Closing will not constitute a waiver by Vendor or an amendment of any of the representations and warranties or covenants of Purchaser which are contained in this Agreement. Upon delivery of Purchaser’s Closing Certificate, the representations and warranties of Purchaser will be deemed to have also been made on and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties will be deemed to have been made on and as of such earlier date). The materiality qualifications permitted to be in Purchaser’s Closing Certificate are solely for purposes of determining whether this condition has been satisfied, and will not be deemed to have so qualified the representations, warranties or covenants referred to therein.

(b)	Competition Act Approval

The Competition Act Approval will have been received.

(c)	No Legal Action

No action or proceeding is pending and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement.

7.3	Frustration of Conditions to the Closing.

Neither Purchaser nor Vendor may rely for any purpose on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform its obligations hereunder.

7.4	Termination Rights

On or prior to the Closing, this Agreement may be terminated by notice in writing:

(a)	by mutual written consent of Purchaser and Vendor;

(b)	by Purchaser by notice in writing, if:

(i)

there has been a material breach of this Agreement by Vendor or Parent that would give rise to the failure of any of the conditions specified in Section 7.1 to be satisfied and such breach has not been waived by Purchaser in writing or cured within 30 days by Vendor or Parent following written notice of such breach by Purchaser; or

(ii)

if any of the conditions set forth in Section 7.1 have not been satisfied or waived on or prior to the Outside Date and Purchaser has not waived such conditions in writing on or prior to the Outside Date;

provided that notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 7.4(b) if (i) there has been a breach of this Agreement by Purchaser that would give rise to the failure of any of the conditions specified in Section 7.2 to be satisfied, or (ii) Purchaser’s breach of its representations, warranties, covenants or agreements in this Agreement caused or was the primary cause of, or primarily resulted in, the Closing not to occur on or prior to the Outside Date;

(c)	by Vendor by notice in writing, if:

(i)

there has been a material breach of this Agreement by Purchaser that would give rise to the failure of any of the conditions specified in Section 7.2 to be satisfied and such breach has not been waived by Vendor in writing or cured within 30 days by Purchaser following written notice of such breach by Vendor; or

(ii)	if any of the conditions set forth in Section 7.2 have not been satisfied or waived on or prior to the Outside Date and Vendor has not waived such condition in writing on or prior to the Outside Date provided that notwithstanding anything to the contrary in this Agreement, Vendor shall not be entitled to terminate this Agreement pursuant to this Section 7.4(c) if (i) there has been a breach of this Agreement by Vendor or Parent that would give rise to the failure of any of the conditions specified in Section 7.1 to be satisfied, or (ii) Vendor’s or Parent’s breach of their representations, warranties, covenants or agreements in this Agreement caused or was the primary cause of, or primarily resulted in, the Closing not to occur on or prior to the Outside Date.

7.5	Effects of Termination

A Party’s right of termination pursuant to Section 7.4 is in addition to any other rights it may have under this Agreement (including rights to seek indemnification for breaches, defaults or violations of the representations, warranties or covenants) or otherwise, and the exercise of a right of termination will not constitute an election of remedies. Upon termination of this Agreement pursuant to Section 7.4, the Parties will be released from all obligations under this Agreement, other than their obligations under Sections 7.5 (Effects of Termination), 11.5 (Announcements), 11.8 (Expenses), 11.6 (Confidentiality) and 11.18 (Governing Law) which will survive any termination of this Agreement, provided however that the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination.

ARTICLE 8

CLOSING

8.1	Date, Time and Place of Closing

The Closing will take place remotely via the electronic exchange of documents and signatures on the second Business Day after the conditions to Closing set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by the Party entitled to waive such condition) or at such other place, on such other date and at such other time as may be agreed upon in writing between Vendor and Purchaser (the date the Closing occurs being referred to in this Agreement as the ”Closing Date”). To the extent reasonably requested by a Party, original documents will be exchanged by the Parties as quickly as possible following the Closing Date, provided however that Purchaser may require the share certificates representing the Purchased Shares to be delivered at the Closing.

8.2	Closing Procedures

(a)

Subject to satisfaction or waiver by the relevant Party of the conditions to Closing set forth in Article 7, on the Closing Date, Vendor will deliver actual possession of the Purchased Shares to Purchaser and, upon such delivery, Purchaser will pay or satisfy the Estimated Purchase Price in accordance with Section 2.5.

(b)	Deliveries by Vendor

At or prior to Closing, Vendor shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

(i)	certificates representing the Purchased Shares accompanied by irrevocable stock transfer powers duly executed in blank by the holders of record;

(ii)

certified copies of (i) the Governing Documents of the Corporation and Vendor, (ii) all required resolutions of Vendor and Parent approving the entering into and completion of the transactions contemplated by this Agreement, and (iii) the resolution of the board of directors of the Corporation authorizing the transfer of the Purchased Shares;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by appropriate government officials of its jurisdictions of incorporation;

(iv)	the Ancillary Agreements, duly executed by each Person party thereto other than Purchaser;

(v)	the Vendor’s Closing Certificates;

(vi)	the Minimum Customer Certificate;

(vii)	the minute books of the Corporation;

(viii)

a duly executed resignation effective as at the Closing of such directors and officers of the Corporation as requested by Purchaser and duly executed releases by such directors and officers in favour of Purchaser and the Corporation;

(ix)

evidence that each domain name owned by the Corporation has been unlocked, and a list of such domain names together with the authorization code for each domain to be transferred will have been sent to Brand@telus.com with a cc: to Purchaser’s legal counsel; and

(x)	all such other documents and instruments that Purchaser may reasonably request to effect the transactions contemplated by this Agreement.

(c)	Deliveries by Purchaser

At or prior to Closing, Purchaser shall deliver or cause to be delivered to Vendor the following in form and substance satisfactory to Vendor, acting reasonably:

(i)	certified copies of (i) the Governing Documents of Purchaser and all required resolutions of Purchaser approving the entering into and completion of the transactions contemplated by this Agreement;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to Purchaser issued by appropriate government officials of its jurisdictions of incorporation;

(iii)	the Purchaser’s Closing Certificate;

(iv)	the Ancillary Agreements, duly executed by Purchaser as applicable;

(v)	evidence that the R&W Insurance Policy has been issued to Purchaser;

(vi)	the Estimated Purchase Price payable pursuant to Section 2.5(b); and

(vii)	all such other documents and instruments that Vendor may reasonably request to effect the transactions contemplated by this Agreement.

ARTICLE 9

POST-CLOSING COVENANTS

9.1	Books and Records

For a period of seven years from Closing or for any longer period as may be required by Law, Purchaser shall maintain and make available to Vendor on a timely basis the Books and Records that are delivered to Purchaser under this Agreement or that are in possession of the Corporation following Closing as may be reasonably requested by Vendor in connection with Vendor’s rights or obligations under this Agreement or relating to any claims, actions, proceedings, suits, investigations, reviews, judgments or decrees of or before any Governmental Entity with jurisdiction over Vendor (or, if practicable, the relevant points thereof) for inspection and copying (at the expense of Vendor, provided that there shall be no mark-up of Purchaser’s actual cost). Vendor shall furnish such undertaking as to confidentiality as Purchaser may reasonably require prior to receiving access to such Books and Records.

9.2	Further Assurances

Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement.

9.3	Tax Matters

(a)

Part III.1 Tax. If the Corporation is assessed Part III.1 Tax under the ITA, Vendor undertakes to execute and deliver, and Purchaser to cause the Corporation to execute and deliver, any election (and applicable concurrences) under subsection 185.1(2) of the ITA and the corresponding provisions of any applicable provincial or territorial legislation within filing due date of such election. Vendor accepts responsibility for the related Taxes.

(b)

Amended Tax Returns. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor the Corporation shall file any amended Tax Return relating to the Corporation with respect to taxable periods or portions thereof ending on or prior to the Closing Date relating to the Corporation without a written consent of Vendor. If Purchaser or the Corporation is required by Law to file an amended Tax Return for the Corporation (or otherwise change such Tax Returns) or make an election with respect to taxable periods or portions thereof ending on or prior to the Closing Date, Vendor, shall have control over the preparation and filing of such amended return.

(c)	Filing of Tax Returns for Pre-Closing Periods.

(i)

Vendor will work with the Corporation to prepare and Purchaser will cause the Corporation to file all Tax Returns for the Corporation that are due after the Closing Date in respect of periods ending on or before the Closing Date, which Tax Returns must be prepared and filed on a timely basis consistent with the Corporation’s existing procedures and past practice for preparing Tax Returns. Vendor shall provide Purchaser with a draft of such Tax Returns at least 55 days before the date on which such Tax Returns are required by Law to be filed with the relevant Governmental Entity (or such other date as is mutually agreed to by Vendor and Purchaser in writing). Purchaser shall have the right to review the draft of the Tax Returns provided to it by Vendor and make any comments that it deems appropriate, no later than 15 days after being provided with drafts by Vendor, and Vendor agrees, acting reasonably, to consider whether to make any changes to such Tax Returns requested by Purchaser (acting reasonably), provided that such changes are consistent with the terms of this Agreement and do not give rise to any additional claim for Damages by Purchaser under Article 10.

(ii)

Purchaser may cause the Corporation to make the election referred to in subsection 256(9) of the ITA, and comparable provisions of applicable provincial or territorial legislation, and to file such election for the Corporation’s taxation year ending immediately before the Closing.

(iii)

Purchaser may cause the Corporation to make an election under paragraph 111(4)(e) of the ITA and comparable provisions of applicable provincial or territorial legislation in its Tax Return for the Corporation’s taxation year ending immediately before the Closing (“111(4)(e) Election”). Purchaser will be responsible for additional income Tax that arises, if any, as a result of the 111(4)(e) Election.

(d)

Refunds. Purchaser shall promptly pay to Vendor, as an increase of the Purchase Price, an amount equal to any refunds of Taxes paid with respect to the Corporation attributable to any periods ending on or before or which include the Closing Date (plus an amount equal to any interest received with respect thereto from any applicable Governmental Entity, but net of any costs incurred in obtaining such refunds) to the extent not shown or reflected in the Final Statement other than to the extent that such refund relates to the carryback of any loss, credit or other tax attribute arising after Closing.

(e)

Tax Information. Vendor and Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for purposes of complying with the Corporation’s obligations under the ITA and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

(f)

Tax Audits. Purchaser shall, and shall cause the Corporation to, promptly inform Vendor of any written audit inquiries received with respect to the representations and warranties in Sections 3.1(kk) (Tax Matters) that could give rise to a claim for Damages under this Agreement, and shall provide Vendor with the sole right to make representations on behalf of the Corporation.

(g)

Tax Reassessments. If, at any time, Purchaser or the Corporation receives any written proposal to audit, assess or reassess, or any assessment or reassessment, that could give rise to a claim for Damages against Vendor under this Agreement (an “Assessment”), Purchaser shall or shall cause the Corporation to deliver to Vendor within 20 days of receiving the Assessment, a copy of the Assessment on the assumption that the Assessment is valid and binding.

(h)

Notice Requirement. The failure of Purchaser to give Vendor any notice required by Sections 9.3(f) and 9.3(g) with respect to a Tax matter described in Sections 9.3(f) and 9.3(g) shall relieve Vendor of its obligations under this Agreement with respect to the Tax matters covered by such required notice to the extent that such failure precludes Vendor from managing or challenging the Tax matter as contemplated by Sections 9.3(f) and 9.3(g) or any related Tax Contest as contemplated by Section 9.3(i).

(i)	Tax Proceedings.

(i)

Where an Assessment relates solely to a Pre-Closing Tax Period, Vendor shall have, at its own expense and employing counsel of its own choice, the exclusive authority to control any submissions in respect of such Assessment and any objection or appeal in respect of such Assessment (each, a “Tax Contest”) and may make all decisions in connection with such Tax Contest, unless such Tax Contest may reasonably be expected to have a material adverse impact upon Taxes for a period other than a Pre-Closing Tax Period. If Vendor fails within 20 Business Days of receipt of an Assessment by the Vendor to assume control of a Tax Contest in accordance with this Section 9.3(i)(i), then Vendor shall be deemed to have waived its right to control the Tax Contest and Purchaser shall have the right (without prejudice to its right to be indemnified for the indemnified Taxes at issue) to settle and/or dispute the matter as it deems reasonable in its sole judgment.

(ii)

Vendor and Purchaser shall jointly control and participate in all proceedings taken in connection with (a) any Tax Contest relating to Taxes for any taxable period that includes, but does not begin or end on, the Closing Date, (b) any Tax Contest relating partly to Pre-Closing Tax Periods and partly to other taxable periods, and (c) any Tax Contest relating solely to a Pre-Closing Tax Period that may reasonably be expected to have a material adverse impact upon Taxes for a period other than a Pre-Closing Tax Period. Neither Vendor nor Purchaser shall settle any such Tax Contest without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification in favour of Purchaser

Subject to Sections 10.3 and 10.4, Vendor and Parent shall jointly and severally indemnify and save harmless Purchaser, its Affiliates (including the Corporation as of and following Closing) and each of their respective directors, officers and shareholders (up to TELUS Corporation) (the ”Purchaser Indemnified Parties”) of and from any loss, liability, claim, prosecution, judgment, damage, penalty, fine, cost or expense (whether or not involving a third party claim) including reasonable, actual and documented legal and expert expenses (collectively, ”Damages”) suffered by, imposed upon or asserted against any Purchaser Indemnified Party as a result of, in respect of, connected with, or arising out of or pursuant to:

(a)	any failure of Vendor or Parent to perform or fulfil any of their respective covenants or obligations under this Agreement;

(b)

any breach or inaccuracy of any representation or warranty given by Vendor or Parent in Sections 3.1, 4.1 and 4.2, it being understood that, for purposes of determining any breach or inaccuracy of any such representations or warranties and calculating the amount of any Damages as a result of, in respect of or arising out of any breach or inaccuracy, all “material”, “materiality”, “in all material respects” and “Material Adverse Effect” qualifications contained in such representations will be disregarded;

(c)	Taxes of the Corporation for a Pre-Closing Tax Period, except to the extent reflected in the Final Statement and therefore included in Indebtedness;

(d)	the matters disclosed in Schedule 3.1(ii) (Litigation) of the Disclosure Letter;

(e)	the Pre-Closing Reorganization;

(f)

any inaccuracy in the Minimum Customer Certificate, but only to the extent such inaccuracy is as a result of the Corporation having fewer than 500,000 Active Customer Accounts at the time of Closing (it being understood and agreed that the Damages arising pursuant to this Section 10.1(f) will be calculated on a basis consistent with the formula in clause (ii) of the definition of “Inactive Account Amount” and Active Customer Accounts will include any Customer Accounts that, during the Interim Period, ceased being Active Customer Accounts as a result of them becoming customers of Purchaser or its Affiliates);

(g)

the Corporation’s minority interest in Ideal Life Inc. and the sale, compromise, redemption or disposition thereof, including in connection with any Person seeking to impose liability on Purchaser or any of its Affiliates based upon any theory of successor liability or based on any claim of fraudulent transfer or any other similar claims;

(h)	the misclassification, under applicable Law, of any Contractor, prior to the Closing; and

(i)

any claim made by any Governmental Entity against any of Purchaser or its Affiliates or the Corporation for failure to have made any required Tax withholdings on any payments made to Vendor pursuant to any of the transactions contemplated herein or under the Ancillary Agreements (other than in respect of the Transition Services Agreement).

10.2	Indemnification in favour of Vendor

Subject to Sections 10.3 and 10.4, Purchaser shall indemnify and save Vendor and Parent, their respective Affiliates (including the Corporation prior to Closing) and each of their respective directors and officers (the ”Vendor Indemnified Parties”) harmless of and from any Damages suffered by, imposed upon or asserted against Vendor Indemnified Parties as a result of, in respect of, connected with, or arising out of or pursuant to:

(a)	any failure of Purchaser to perform or fulfil any of its covenants or obligations under this Agreement;

(b)

any breach or inaccuracy of any representation or warranty given by Purchaser in Section 5.1, it being understood that, for purposes of determining any breach or inaccuracy of any such representations or warranties and calculating the amount of any Damages as a result of, in respect of or arising out of any breach or inaccuracy, all “material”, “materiality”, “in all material respects” and “Material Adverse Effect” qualifications contained in such representations will be disregarded; and

(c)	any obligation or liability of Vendor arising after the Closing Date in connection with, arising from or relating to the Vendor Guarantees.

10.3	Time Limitations

(a)

The representations and warranties contained in Section 3.1, Section 4.1, Section 4.2 and Section 5.1 shall survive the Closing and shall continue for a period of 18 months from the Closing Date, except that:

(i)

Vendor’s Core Representations and the corresponding representations and warranties set out in Vendor’s Closing Certificate will survive Closing and continue in full force and effect until expiry of the ultimate limitation period under the Limitations Act;

(ii)

Purchaser’s Core Representations and the corresponding representations and warranties set out in Purchaser’s Closing Certificate will survive Closing and continue in full force and effect until expiry of the ultimate limitation period under the Limitations Act;

(iii)

the representations and warranties set out in Sections 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor) will survive until the date that is 30 days after the expiration of the period (having regard to any consent, waiver, agreement or other document that extends the period) during which any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law may be issued by a Governmental Entity in respect of any matters to which the representations and warranties set out in Sections 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor) extend; and

(iv)

a breach of any representation and warranty in respect of which a claim is made based on Fraud on the part of Vendor, the Corporation, Parent or Purchaser, as the case may be, shall survive the Closing and continue in full force and effect until expiry of the ultimate limitation period under the Limitations Act.

(b)	The indemnification obligations of the Vendor pursuant to Section 10.1(h) shall continue for a period of 24 months from the Closing Date.

(c)

The covenants and obligations that by their terms apply or are to be performed in whole or in part after the Closing shall continue until performed and the covenants and obligations that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the earlier of (x) the time at which they are performed and (y) immediately following the Closing Date.

(d)

An obligation to indemnify for Damages will continue after the end of the applicable survival period set forth in this Agreement if a claim with respect to such Damages was made in accordance with this Agreement before the end of the applicable survival period. Subject to Section 10.4 and provided that a claim is made in accordance with this Article 10 before the end of the applicable survival period, then the party making such claim may make subsequent claims directly related to or arising from the same matter in respect of such claim if the nature and extent of the Damages is not known at the time such claim is made, even if such subsequent claims are made after the expiry of the applicable survival period.

10.4	Limitation on Damages

(a)

Vendor has no obligation to make any payment for Damages for a breach of a representation or warranty pursuant to Section 10.1(b) or Damages arising pursuant to Section 10.1(h) until the total of all Damages arising from such indemnification obligations exceeds $2,625,000 (the “Deductible”). Once the total of all Damages arising pursuant to Sections 10.1(b) and 10.1(h) exceeds the Deductible, Vendor shall be fully liable for Damages in excess of the Deductible, up to an aggregate maximum amount equal to $2,625,000 (the “Cap”). The limitations contained in this Section 10.4(a) shall not apply in the case of a breach or inaccuracy of the representations and warranties set out in Sections 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor), a breach of Vendor’s Core Representations or any claim involving Fraud on the part of Vendor, Parent or the Corporation.

(b)	Purchaser has no obligation to make any payment for Damages for a breach of a representation or warranty pursuant to Section 10.2(b) until the total of all Damages arising from such indemnification obligation exceeds the Deductible. Once the total of all Damages arising pursuant to Section 10.2(b) exceeds the Deductible, Purchaser shall be fully liable for all such Damages, both below and above such threshold amount, up to an aggregate maximum amount of $2,625,000. The limitations contained in this Section 10.4(b) shall not apply in the case of a breach of Purchaser’s Core Representations, or any claim involving Fraud on the part of Purchaser.

(c)

Vendor’s indemnification obligations for breach or inaccuracy of the representations and warranties set out in Sections 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor), a breach or inaccuracy of Vendor’s Core Representations, or indemnifiable matters set forth in Section 10.1(a) and Sections 10.1(c) through 10.1(g) and Section 10.1(i) shall be limited to an aggregate maximum amount equal to the Purchase Price. Vendor’s Indemnification obligations for the indemnifiable matter set forth in Section 10.1(h) shall be limited to an aggregate maximum amount equal to $10,000,000. Purchaser’s indemnification obligations for breach or inaccuracy of Purchaser’s Core Representations or indemnifiable matters set forth in Sections 10.2(a) and 10.2(c) shall be limited to an aggregate maximum amount equal to the Purchase Price.

(d)

The amount of the Damages suffered by Purchaser Indemnified Parties shall be reduced to the extent of the Tax benefit (net of any Tax costs) directly resulting from the occurrence of such Damages, but only to the extent such benefit is actually realized by Purchaser in a year prior to the year in which such Damages are suffered (pursuant to an amended Tax Return), the year in which such Damages are suffered, or in the two years immediately thereafter.

(e)	Purchaser acknowledges and agrees for itself and the Purchaser Indemnified Parties that:

(i)

the only recourse of the Purchaser Indemnified Parties at any time for Damages pursuant to Section 10.1(b) (other than Damages in respect of a breach or inaccuracy of the representations and warranties set out in Sections 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor), a breach of Vendor’s Core Representations or any claim involving Fraud on the part of Vendor, Parent or the Corporation) in excess of the Cap shall be to file a claim under the R&W Insurance Policy; and

(ii)

in respect of Damages arising from a breach or inaccuracy of the representations and warranties set out in Section 3.1(kk) (Tax Matters) and Section 4.1(f) (Residence of Vendor), the matters set forth in Section 10.1(c) or a breach of Vendor’s Core Representations, prior to making a claim against Vendor or Parent for such Damages, Purchaser shall first file a claim against the R&W Insurance Policy (provided that the retention amount under such policy has been exceeded and that the coverage under such policy has not been exhausted) and shall take commercially reasonable steps to enforce recovery under such policy. To the extent that Purchaser does not obtain recovery for such Damages under the R&W Insurance Policy for any reason, then Vendor shall be required to indemnify Purchaser in accordance with Article 10.

(f)

Notwithstanding any provision in this Agreement, no Party shall be liable to any other Person under this Article 10 for any punitive damages of such other Person relating to the breach or alleged breach hereof, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim.

10.5	Notification

Promptly upon obtaining knowledge thereof, the Party seeking indemnification pursuant to this Agreement (“Indemnified Party”) shall notify the Party from whom indemnification is sought (“Indemnifying Party”) of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 10. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause save to the extent the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 10.

10.6	Defense of Third Party Claim

(a)

Subject to Sections 9.3(g) and 9.3(i), if any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a “Third Party Claim”), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party’s notice under Section 10.5 and upon giving notice to the Indemnified Party within 20 days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

(i)	the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

(ii)	the Indemnifying Party unconditionally acknowledges in writing that it will indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim;

(iii)

the Third Party Claim does not relate to matters where a Purchaser Indemnified Party determines in good faith that resolution of such Third Party Claim could set a materially adverse precedent for the ongoing operations of the Business, as conducted by Purchaser or its Affiliates following the Closing Date;

(iv)	if the Indemnifying Party is also a party to the Third Party Claim, the Indemnified Party determines in good faith that joint representation would not be inappropriate;

(v)

in the reasonable judgement of the Indemnified Party, the estimated amount of likely Damages in connection with such Third Party Claim is not greater than the unused portion of the maximum liability the Indemnifying Party is liable for under this Agreement;

(vi)	in the reasonable judgment of the Indemnified Party, such Third Party Claim will not involve material reputational or regulatory risks to the Indemnified Party;

(vii)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and

(viii)	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

(b)

If the Indemnifying Party fails 20 days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 10.5, then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Indemnifying Party to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim at the risk and expense of the Indemnifying Party; provided, however, that the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of the Third Party Claim shall terminate if the Indemnified Party settles such Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)

Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its commercially reasonable efforts to make available to the Indemnifying Party those Employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims provided the Indemnifying Party reimburses the Indemnified Party for reasonable and documented expenses associated with any Employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.6(c), which expenses shall not exceed the actual cost to the Indemnified Party associated with such Employees.

(d)

With respect to any Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(e)

The Indemnifying Party will not, except with the consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement that (i) is not entirely indemnifiable by the Indemnifying Party, (ii) requires the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim, (iii) provides for injunctive or other equitable relief against the Indemnified Party, and (iv) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim.

10.7	Exclusive Remedy

(a)

Subject to Section 10.7(b) and except in respect of any claim involving Fraud, the rights of indemnity set forth in this Article 10 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement or any certificate given pursuant to this Agreement, but not in respect of any agreement delivered pursuant to this Agreement. This Section 10.7 shall not apply to any rights of indemnity arising as a result of or pursuant to Section 11.6.

(b)

Notwithstanding Section 10.7(a), the Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

10.8	One Recovery

Notwithstanding that each right of indemnification under this Agreement is a right that is separate and independent from any other right or remedy under this Agreement, a Party shall not be entitled to double recovery for any Damages even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other Party in this Agreement.

10.9	Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of a Party to mitigate any Damages that it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement, provided that this provision shall not otherwise be used to deny Purchaser or any Purchaser Indemnified Party any right to recover under the R&W Insurance Policy. If any Damages can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take commercially reasonable steps to enforce such recovery, settlement or payment; provided, that in no event shall any Indemnified Party be required to institute any action, suit, or proceeding against any third party to recover any portion of any such Damages.

ARTICLE 11

MISCELLANEOUS

11.1	Guarantee

Parent is jointly and severally liable with Vendor, as principal obligor and not as a surety, with respect to all covenants, representations, warranties and indemnifications given by Vendor under this Agreement and the Ancillary Agreements.

11.2	Payments

Any amount payable by one Party to or for or on behalf of any other Party pursuant to Section 2.7, Section 2.8, Section 6.13 or Article 10, shall be deemed to be an adjustment of the Purchase Price.

11.3	Notices

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, by electronic mail, sent by a nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 11.3. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery or by electronic mail, on the date of such delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) in the case of such a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (c) in the case of mailing, on the third Business Day following that on which the envelope containing such communication is posted:

to Purchaser at:	c/o TELUS Corporation
Corporate Development
25 York Street, Floor 29
Toronto, ON M5J 2V5

	Attention:	Darren Goldstein

	Telephone:	(416) 883-4587
	Email:	darren.goldstein@telus.com

with a copy to:	TELUS Legal Services
7th Floor, 510 West Georgia Street
Vancouver, BC V6B 0M3

	Attention:	Andras F. Vagvolgyi

	Telephone:	(604) 695-6402
	Email:	andras.vagvolgyi@telus.com

with a copy to:	Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st Floor
Montréal, QC H3B 3V2

	Attention:	Peter Castiel & Kevin A. Custodio

	Telephone:	(514) 397-3272
(514) 397-3390
	Email:	pcastiel@stikeman.com
kcustodio@stikeman.com

to Vendor at:	ADT Security Holdings Canada Ltd.
c/o ADT Inc.
1501 Yamato Road
Boca Raton, Florida 33431

	Attention:	Vice President, Legal

	Telephone:	(561)988-3600
(561) 213-9755
(561) 322-4966

	Email:	dsmail@adt.com
leejackson@adt.com
deanroy@adt.com

with a copy to:	Osler, Hoskin & Harcourt LLP
100 King Street West
Suite 6200
Toronto, Ontario M5X 1B8

	Attention:	Emmanuel Pressman & Brian Gray

	Telephone:	(416) 862-4903
(416) 862-4862

	Email:	epressman@osler.com
bgray@osler.com

Sending a copy of a notice to a Party’s external legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice to that Party. The failure to send a copy of a notice to external legal counsel does not invalidate delivery of that notice to a Party.

11.4	Time of the Essence

Time shall be of the essence of this Agreement.

11.5	Announcements

Purchaser and Vendor shall each issue a separate press release, each in a form mutually agreed between Purchaser and Vendor regarding the subject matter of this Agreement and the parties hereto, promptly after the date hereof. Other than as contemplated by the preceding sentence, unless required by Law or by a Governmental Entity, no press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated by this Agreement may be made by any Party except with the prior written consent of Purchaser and Vendor. Where a public disclosure is required by Law or by a Governmental Entity, each Party will use its commercially reasonable efforts to obtain the approval of Purchaser and Vendor as to the form, nature and extent of the disclosure, which approval shall not be unreasonably withheld, conditioned or delayed.

Notwithstanding the foregoing, each Party acknowledges that each of Purchaser and Vendor is, directly or indirectly, controlled by a reporting issuer or equivalent and as such will be permitted to make filings and disclosures concerning the transactions contemplated by this Agreement, including the filing of a redacted version of this Agreement with applicable securities regulatory authorities on www.sedar.com or www.sec.gov, as applicable. Each of Purchaser and Vendor shall give the other Party a reasonable opportunity to review or comment on such redacted version of this Agreement, and shall give reasonable consideration to any comments made by such other Party or its counsel prior to such filing.

11.6	Confidentiality

(a)

Subject to Section 11.5, and except as required by Law (unless the Law permits non-disclosure of information for confidentiality or other purposes and if such non-disclosure is not permitted, the receiving Party seeking to disclose such information shall notify the other Party and shall seek confidential treatment of such information), the Parties will receive and maintain all information received from the others strictly in confidence and will not disclose to any Person or make public or authorize the disclosure of any such information and will not use such information for any purpose except for the purpose contemplated by this Agreement unless: (i) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision; (ii) the specific information was already in the possession of the receiving Party before the receipt by it of such information from the other Party; (iii) the specific information is disclosed to the receiving Party by a third Person having no obligation of confidentiality to the disclosing party with regard to the information; or (iv) the specific information is independently generated by the receiving Party without the use and not as a consequence of the disclosure by the other Party.

(b)

The Parties acknowledge and agree that at the Closing (i) the confidentiality obligations set forth in Section 11.6(a) shall cease to apply to Purchaser but only in respect of confidential information relating to the Corporation and not in respect of confidential information in possession of the Purchaser relating solely to the Vendor, the Parent or its Affiliates which shall remain subject to the confidentiality obligations set forth in Section 11.6(a) and (ii) each of the Confidentiality Agreement between Purchaser and Parent dated as of June 13, 2019 and the Clean Team and Confidentiality Agreement between Purchaser and Parent dated as of July 24, 2019 will terminate and be of no further force and effect, and no parties thereto will have any future obligations with respect thereto.

(c)

Following the consummation of the transactions contemplated by this Agreement, the Parties shall not use or disclose the Disclosed Personal Information for any purposes other than, the carrying on of the business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws. The Parties shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information and shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information. Where required by Laws, either Purchaser or Vendor on mutual agreement shall notify the individuals to whom the Disclosed Personal Information relates that the transactions contemplated herein have taken place and that the Disclosed Personal Information has been disclosed to Purchaser.

11.7 Third Party Beneficiaries

Except as otherwise provided in this Agreement, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Vendor acknowledges to each Purchaser Indemnified Party his/her/its direct rights against them under Article 10 of this Agreement. Purchaser acknowledges to each Vendor Indemnified Party his/her/its direct rights against them under Article 10 of this Agreement. To the extent required by Law to give full effect to these direct rights, Vendor and Purchaser agree and acknowledge that Purchaser is acting as agent of Purchaser Indemnified Parties and Vendor is acting as agent of the Vendor Indemnified Parties.

11.8	Expenses

Except as otherwise set forth in this Agreement, each Party will pay for its own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the transactions and the agreements contemplated by them, including the fees and expenses of legal counsel, investment advisers and accountants.

11.9	Sales Taxes

The fees, prices and other amounts of consideration set out in this Agreement are exclusive of any applicable Goods and Services Tax, Harmonized Sales Tax, Quebec Sales Tax, Provincial or Retail Sales Tax or any other similar taxes (collectively, the ”Sales Taxes”). Each Party will pay any applicable Sales Taxes on its purchase from the other. In the event a Party charges a Sales Tax, the Party will issue an invoice to the other Party containing such information as required by applicable Law to enable the purchasing Party to claim an input tax credit, input tax refund or such other credit or rebate to which the purchasing Party may be entitled.

11.10	Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

11.11	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

11.12	Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing in accordance with their respective terms and conditions. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

11.13	Entire Agreement

This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

11.14	Successors and Assigns

This Agreement shall become effective when executed by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.15	Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either Party without the prior written consent of the other Party; provided, that upon prior written notice to Vendor, Purchaser may assign all or any portion of its right or obligations hereunder to one or more of its Affiliates; provided that any such assignor remains jointly and severally bound with Purchaser by the terms and conditions of this Agreement so assigned.

11.16	Inconsistency

This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.

11.17	Severability

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

11.18	Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

11.19	Counterparts

This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same Agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

TELUS COMMUNICATIONS INC.

By:	/s/ Andrea Wood
Name: Andrea Wood
Title: Chief Legal & Governance Officer

ADT SECURITY HOLDINGS CANADA LTD.

By:	/s/ Dan Bresingham
Name: Dan Bresingham
Title: EVP Commercial

ADT INC.

By:	/s/ Dan Bresingham
Name: Dan Bresingham
Title: EVP Commercial

Share Purchase Agreement

EXHIBIT “A”

FORM OF NON-COMPETITION AGREEMENT

(see attached)

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Non-competition and non-solicitation agreement (the “Agreement”) dated ●, 2019 among ADT Security Services Canada, Inc. (the “Operating Company”), TELUS Communications Inc. (the “TELUS Party”), ADT Security Holdings Canada Ltd. and ADT Inc. (together, the ”Covenantors”).

RECITALS:

(a)

Pursuant to a share purchase agreement (the “Purchase Agreement”) dated as of September 30, 2019 entered into among the TELUS Party and the Covenantors, Vendor (as defined therein) has agreed to sell to the TELUS Party, and the TELUS Party has agreed to purchase from Vendor, 100% of the issued and outstanding shares in the capital of the Operating Company (the “Transaction”);

(b)	The Covenantors, as direct or indirect equity holders of the Operating Company, will derive substantial benefit (economic and otherwise) from the consummation of the Transaction;

(c)

The TELUS Party is only willing to enter into the Purchase Agreement and to consummate the Transaction on the basis that each Covenantor agrees to observe the restrictive covenants contained in this Agreement;

(d)

Each Covenantor hereby acknowledges and agrees that this Agreement is necessary to protect the legitimate interests of the TELUS Party in the context of the Transaction and to preserve the value of the Business and substantially all of the assets of the Business; and

(e)

Each Covenantor has had the opportunity to review the terms and conditions of this Agreement and has obtained independent legal counsel to advise it as to the contents of this Agreement and the rights and obligations hereunder. The terms and conditions of this Agreement have been the subject of negotiations and have not been imposed upon the Covenantors.

In consideration of the foregoing mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1    Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acquisition Notice” has the meaning specified in Section 2.5(1).

“Affiliate” means, in relation to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this non-competition and non-solicitation agreement and all instruments in amendment or confirmation of it; and, unless otherwise specified, the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“App Developer” means a Person that is not an Affiliate of Parent or Vendor, whose ultimate parent is headquartered outside of Canada and whose principal business is not a Competing Business; provided, however, that any Person that is not a subsidiary of Parent or any successor thereof that (i) is controlled by Apollo Global Management, LLC, (ii) that has a principal business other than a Competing Business and (iii) whose ultimate parent is headquartered outside of Canada, shall be deemed to be an App Developer for purposes of this definition.

“Business” means the business of design, manufacture, distribution, sale, leasing, installation, servicing, repair, monitoring or maintenance of professionally installed, self-installed and hosted security alarm systems, including any video surveillance system, video verification, elevator monitoring, personal emergency response (including mobile security and safety services), remote interactive solutions to control an end-user’s home or building systems such as HVAC, ingress/egress, lighting and similar building systems, any fire detection, carbon monoxide detection, critical event detection, intrusion detection, and/or medical emergency alarm components of such security alarm systems, and any access control systems, and related monitoring services, in each case, to any Person (including, residential, commercial, institutional and governmental customers).

“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in New York, NY, Vancouver, BC or Toronto, Ontario and on which the principal commercial banks in downtown New York, NY, Vancouver, BC and Toronto, Ontario are open for the transaction of commercial banking business during regular business hours.

“Chaperone Services” means: (i) the initiation by an end-user of a request from a Mobile Device for a central monitoring station to monitor the end-user status and communicate with the end-user through such Mobile Device, whether for a pre-determined period of time or until such request has been terminated by the end-user; (ii) the monitoring by a central monitoring station of the status of an end-user via the end-user’s Mobile Device and communicating with the end-user as necessary via the Mobile Device; (iii) communications from the central monitoring station with the end-user, emergency contacts and emergency response authorities (including, without limitation, police, fire and ambulance) regarding the status of the end-user and to facilitate communications with and, if necessary, attend the location of the end-user to address any safety or security needs of the end-user.

“Clients” means all Persons who are, at this date, or were, at any time during the period of three (3) years prior to the date hereof, clients of the Business, or any segment of the Business.

“Competing Business” has the meaning specified in Section 2.1.

“Contract” means any agreement, contract, instrument, undertaking and commitment, whether written or oral.

“Control” (and any derivatives thereof, including “Controlled”) means (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting shares of such Person carrying more than 50% of the voting rights attaching to all voting shares of such Person and which are sufficient, if exercised, to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, trust or other unincorporated entity (A) the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of the Person, or (B) the ownership of other interests or the holding of a position (such as trustee) entitling the holder to exercise control and direction over the activities of such Person.

“Dealers” means all Persons who are, at this date, or were, at any time during the period of three (3) years prior to the date hereof, dealers of the Business, or any segment of the Business.

“Emergency Response” means: (i) the initiation by an end-user of an alert from a Mobile Device for response from an emergency service to verify and address the safety and security of the end-user; (ii) the receipt of the end-user alert from a mobile device by a central monitoring station to verify and address the safety and security of the end-user; and (iii) communications from the central monitoring station with the end-user, emergency contacts and emergency response authorities (including, without limitation, police, fire and ambulance) to communicate with and attend the location of the end-user to address any safety or security needs of the end-user.

“Existing National Account Locations” means locations in Canada that are serviced by the Covenantors on the date hereof for National Account Customers listed on Exhibit A hereto, which exhibit contains a listing of such National Account Customers and the addresses of the Canadian locations serviced by them on the date hereof.

“Interest” has the meaning specified in Section 2.6.

“Licensed Marks” means the trademarks listed on Exhibit B hereto and any similar trademarks.

“Mobile Device” means cellular telephones.

“Mobile Security Feature” means a feature operable by a user solely within a Third Party Application that allows the user of the Third Party Application to initiate either Emergency Response or Chaperone Services.

“National Account Customer” means a customer of any of the Covenantors or any Person Controlled by any of the Covenantors (other than the Operating Company) that is headquartered outside of Canada and whose Canadian locations and revenue from Canadian operations account for less than 30% of all of such customer’s locations and revenue.

“New Location” has the meaning specified in Section 2.6(3)(a).

“New National Account Customer” has the meaning specified in Section 2.6(3).

“Notice” has the meaning specified in Section 4.1.

“Offer Notice” has the meaning specified in Section 2.5(3).

“Offer Period” has the meaning specified in Section 2.5(3).

“Parties” means the Covenantors, the TELUS Party, the Operating Company and their respective successors and permitted assigns.

“Person” is to be interpreted broadly and includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns are to have a similarly extended meaning.

“Prospective Clients” means all Persons canvassed or solicited at any time during the period of eighteen (18) months prior to the date hereof as a client of the Business, or any segment of the Business, irrespective of whether such Persons purchased, at any time, goods or services (or both) from the Business.

“Prospective Dealers” means all Persons canvassed or solicited at any time during the period of eighteen (18) months prior to the date hereof as a prospective dealer of the Business or any segment of the Business, irrespective of whether such Persons provided, at any time, any dealer services to the Business.

“Prospective Suppliers” means all Persons canvassed or solicited at any time during the period of eighteen (18) months prior to the date hereof as a prospective supplier of the Business or any segment of the Business, irrespective of whether such Persons provided, at any time, any goods or services (or both) to the Business.

“Suppliers” means all Persons who are, at this date, or were, at any time during the period of three (3) years prior to the date hereof, suppliers of the Business, or any segment of the Business.

“Target” has the meaning specified in Section 2.5(1).

“TELUS Group” means TELUS Corporation and any Person Controlled by TELUS Corporation.

“Term” means the period commencing on the date hereof and terminating seven (7) years following the date hereof.

“Third Party Application” means a software application offered by an App Developer designed to be installed and used on a Mobile Device, where the primary purpose of such application is to use services of the App Developer, the primary purpose of which does not include a Competing Business.

“Third Party” has the meaning specified in Section 2.5(5).

Section 1.2    Gender and Number.

Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

Section 1.3    Headings, Etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4    Certain Phrases, etc.

In this Agreement (i) (a) the words “including” and “includes” mean “including (or includes) without limitation” and (b) the phrase “in any capacity whatsoever” means “in any capacity whatsoever, including as an employer, employee, principal, director, agent, joint venturer, partner, lender, member, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by and through any Person or otherwise”, and (ii) in the computation of the periods of time from a specific date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.5    Recitals

The recitals to this Agreement are incorporated herein by reference and are deemed to be an integral part of this Agreement.

ARTICLE 2

NON-COMPETITION AND NON-SOLICITATION

Section 2.1    Non-Competition.

Subject to Section 2.6, during the Term, each Covenantor shall not, on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever, carry on, be engaged in, have any financial or other interest in, lend money to, guarantee the debts or obligations of or be otherwise involved in, any endeavour, activity or business which is substantially the same as or is in competition with any segment of the Business in all or any part of Canada (a ”Competing Business”). For the avoidance of doubt, the Parties agree that the Covenantors would be in breach of this Section 2.1 by virtue of:

(a)	other than in compliance with Section 2.6(2) or Section 2.6(3), as applicable, engaging, directly or indirectly, in a Competing Business for a National Account Customer’s Canadian locations;

(b)

directly or indirectly using or permitting any Third Party to use any of the Licensed Marks in Canada in connection with a Competing Business, including (i) for purposes of embedding the Licensed Marks on third-party hardware products sold or used in Canada and (ii) for purposes of voice commands on embedded hardware products located in Canada (e.g. voice commands such as “Hey Alexa, turn on my ADT security”); and

(c)

selling or otherwise providing, directly or indirectly, any self-installed or “do it yourself” type products in Canada that are substantially the same as or are in competition with the Business’ products and services.

Section 2.2    Non-Solicitation of Clients, Suppliers and Dealers.

(1)

Subject to Section 2.6, during the Term, each Covenantor shall not, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever, in connection with the Competing Business:

(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Client, Prospective Client, Supplier, Prospective Supplier, Dealer or Prospective Dealer;

(b)	accept (or procure or assist the acceptance of) any business from any Client, Prospective Client, Supplier, Prospective Supplier, Dealer or Prospective Dealer;

(c)	supply (or procure or assist the supply of) any goods or services to any Client or Prospective Client; or

(d)	obtain, or procure or assist in obtaining the supply of, any goods or services, from any Supplier, Prospective Supplier, Dealer or Prospective Dealer.

Section 2.3    Non-Solicitation of Employees.

During the Term, each Covenantor shall not, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly:

(1)

employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Operating Company or any of its Affiliates, any individual who is, or was at any time during the period of six (6) months prior to the date of such employment, offer or solicitation of employment or engagement, employed by the Operating Company or any of its Affiliates, whether or not such individual would commit any breach of his or her employment Contract or terms of employment, as applicable, by leaving the employment of the Operating Company or any of its Affiliates; or

(2)

procure or assist any Person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of the Operating Company or any of its Affiliates any employee referred to in paragraph (a) above, provided, however, that the foregoing restrictions shall not prohibit the Covenantors or their Affiliates from soliciting or hiring such employees whose employment with the Operating Company is terminated by the Operating Company or the TELUS Group following the closing of the Transaction.

Section 2.4    Non-Interference.

(1)

Subject to Section 2.6, during the Term, each Covenantor shall not, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Client, Prospective Client, Supplier, Prospective Supplier, Dealer, Prospective Dealer, or employee of the Business to discontinue or alter such Person’s relationship with the Business.

Section 2.5    Acquisition of a Target.

(1)

Section 2.1 and Section 2.2 shall not apply and a Covenantor is not in default under this Agreement by virtue of, directly or indirectly, acquiring a non-Canadian Person (the “Target”) with operations comprised of a Competing Business, provided that:

(a)

the average annual revenues generated by such Competing Business (which comprises a portion of the Target) for the previously completed calendar year immediately preceding the acquisition of the Target are not greater than 25% of the annual revenues of the Target for the fiscal year immediately preceding the acquisition (a “Temporary Competing Business”); and

(b)	such Covenantor divests such Temporary Competing Business, or causes such Temporary Competing Business to cease operations, in accordance with this Section 2.5.

(2)

Upon the completion of the acquisition by a Covenantor, directly or indirectly, of a Target with operations comprised of a Temporary Competing Business, such Covenantor shall promptly notify the TELUS Party and the Operating Company of such acquisition (the “Acquisition Notice”).

(3)

The TELUS Party shall have ninety (90) days following receipt of the Acquisition Notice (the “Offer Period”) to evaluate the Temporary Competing Business. During the Offer Period, such Covenantor shall provide the TELUS Party and its representatives with access to the properties, books, records, agreements and all such other information in respect of the business and affairs of the Temporary Competing Business to enable the TELUS Party to evaluate the Temporary Competing Business. Such Covenantor shall comply with reasonable requests by the TELUS Party for additional information in respect of the Temporary Competing Business and for meetings with management of the Temporary Competing Business. At any time prior to the expiry of the Offer Period, the TELUS Party will have the option, by giving notice to such Covenantor (an “Offer Notice”), to offer to purchase the Temporary Competing Business. The Offer Notice shall specify the price and the other material terms of the offer.

(4)

Upon receipt of the Offer Notice, the Parties shall enter into good faith discussions for a period of (90) days to enter into a definitive agreement containing mutually agreeable terms for the purchase of the Temporary Competing Business by the TELUS Party.

(5)

If the TELUS Party (a) fails to deliver the Offer Notice in accordance with Section 2.5(3), (b) advises such Covenantor in writing that it is not interested in purchasing the Temporary Competing Business, or (c) delivers the Offer Notice and such Covenantor does not accept the terms contained therein and, after a good faith attempt by all Parties, such Covenantor and the TELUS Party cannot arrive at mutually agreeable terms for the purchase of the Temporary Competing Business by the TELUS Party, such Covenantor shall have 12 months from the earliest to occur of the expiry of the Offer Period, the delivery by the TELUS Party of a written notice that it is not interested in purchasing the Temporary Competing Business or the termination of the good faith discussions referred to in Section 2.5(4) (the “Divestiture Period”) to sell the Temporary Competing Business to an arm’s length third party (a “Third Party”) and such Covenantor shall be free to sell the Temporary Competing Business to such Third Party, provided, however, that (i) such Covenantor shall actively pursue the sale of the Temporary Competing Business during the Divestiture Period, (ii) such Covenantor shall not be entitled to sell the Temporary Competing Business to a Third Party on terms and conditions less favourable to such Covenantor than the terms and conditions as were set out in the Offer Notice and (iii) the purchase price to be paid by the Third Party for the Temporary Competing Business may not be less the price set out in the Offer Notice.

(6)

If at the end of the Divestiture Period, such Covenantor does not complete the sale of such Competing Business, such Covenantor shall cease, and shall cause such Competing Business to cease, in each case within the 12-month period following the end of the Divesture Period, the operation of its business and activities in Canada.

Section 2.6    Exceptions

(1)

A Covenantor shall not be in default under this Agreement by virtue of performing, directly or indirectly, services for the TELUS Group pursuant to the Transition Services Agreement (as such term is defined in the Purchase Agreement).

(2)	Subject to Section 2.6(3), a Covenantor shall not be in default under this Agreement by virtue of it continuing to provide products and services to Existing National Account Locations, provided that:

(a)

within fifteen Business Days following the date of this Agreement, the Covenantors shall have delivered written notice to the TELUS Party describing the products and services supplied prior to the closing of the Transaction by the Operating Company as subcontractor to the Covenantors for each of the Existing National Account Locations (the “Existing Products and Services”), containing reasonable details of the requirements to provide the Existing Products and Services, including the terms and conditions upon which the Existing Products and Services are to be provided, pricing, the term and any service level commitments or related requirements relating to the Existing Products and Services delivered to such Existing National Account Locations by the Operating Company;

(b)

the TELUS Party shall submit a proposal to the Covenantors for the provision of the Existing Products and Services provided by the Operating Company on the date hereof to the Existing National Account Locations within ten Business Days following receipt of the notice delivered pursuant to, and containing the details set out in, Section 2.6(2)(a), which proposal will be on commercially reasonable terms, including a reasonable mark-up;

(c)

the Parties shall negotiate the proposal delivered pursuant to Section 2.6(2)(b) in good faith in an effort to agree to commercially reasonable terms for the provision of the Existing Products and Services provided by the Operating Company on the date hereof to the Existing National Account Locations by the TELUS Group, provided that such period of negotiation shall be no longer than seven Business Days;

(d)

in the event that the Parties do not agree on new commercially reasonable terms for the provision of the Existing Products and Services provided by the Operating Company as described in clause 2.6(2)(c) hereof, the TELUS Group and the Operating Company may continue to provide the Existing Products and Services on the terms described in the notice provided pursuant to clause 2.6(2)(a) hereof or provide not less than thirty days’ notice of termination the Operating Company’s provision of Existing Products and Services to any or all of the Existing National Account Locations (each such terminated Existing National Account Location, a “Terminated NA Subcontract Location”). The applicable Covenantor will be entitled to contract with a Third Party to provide such products and services to any Terminated NA Subcontract Locations, provided that (i) the terms and conditions (including price) on which such products and services are provided by the Third Party are materially more favorable to the Covenantors than the terms and conditions that were set out in the proposal delivered pursuant to Section 2.6(3)(b) and (ii) the Licensed Marks are not used in connection with the provision of such products and services (it being acknowledged and agreed that the existing equipment and store decals that use the Licensed Marks at such Terminated NA Subcontract Locations can remain in place).

(3)

A Covenantor shall not be in default under this Agreement by virtue of providing products and services to (i) new Canadian locations for National Account Customers listed on Exhibit A hereto, or (ii) Canadian locations for new National Account Customers (in each case, a “New National Account Customer”), provided that:

(a)

within two Business Days following a Covenantor’s receipt of a request for the provision of products or services to one or more Canadian locations for a New National Account Customer (each such location, a “New Location”), the Covenantors shall deliver written notice to the TELUS Party describing the products and services to be provided and providing reasonable details of the requirements to provide such products and services, including the terms and conditions upon which such products and services are to be provided, the term and any service level commitments or related requirements (together with a copy of any service-level agreement applicable to such New Location);

(b)

the TELUS Party shall submit a proposal to the Covenantors for the provision of such products and services to the New Location within seven Business Days following the later of (i) receipt of the notice delivered pursuant to, and containing the details set out in, Section 2.6(3)(a) and (ii) if the New National Account Customer provides site access, the date on which the TELUS Party is granted access to visit the New Location in order to evaluate the subcontracted products and services to be provided in the New Location; provided that the TELUS Party shall use commercially reasonable efforts to submit its proposal for any New Location to the Covenantors within any deadlines imposed by the New National Account Customer for proposals for products and services contemplated hereby;

(c)

the Parties shall negotiate the proposal delivered pursuant to Section 2.6(3)(b) in good faith in an effort to agree to commercially reasonable terms for the servicing of and provision of products to such New Location by the TELUS Group, provided that such period of negotiation shall be no longer than three Business Days; and

(d)

if, after a good faith attempt by the Parties, they cannot arrive at mutually agreeable terms for the provision of such products and services by the TELUS Group, then the applicable Covenantor will be entitled to contract with a Third

Party to provide such products and services to such New Location, provided that (i) until expiry of the negotiation period in Section 2.6(3)(c), the Covenantors have exclusively negotiated with the TELUS Party, (ii) the terms and conditions (including price) on which such products and services are provided by the Third Party are materially more favorable to the Covenantors than the terms and conditions that were set out in the proposal delivered pursuant to Section 2.6(3)(b) and (iii) the Licensed Marks are not used in connection with the provision of such products and services.

(4)

A Covenantor shall not be in default under this Agreement by virtue of designing, selling or licensing the Mobile Security Feature of a Third Party Application for use within and outside Canada by residents and non-residents of Canada, provided that:

(a)	other than as required pursuant to Section 2.6(4)(b), the Mobile Security Feature used in Canada is featured within the same Third Party Application offered to residents of the United States;

(b)

the Mobile Security Feature is identified within the Third Party Application by either (i) ADT powered by TELUS or (ii) an identifier consented to in writing by the TELUS Party, which identifier will include the “TELUS” mark (e.g. “ADT powered by TELUS”). The Covenantors shall use commercially reasonable efforts to have the App Developer agree to the use of an identifier which includes the “TELUS” mark. If the App Developer does not agree to the use of an identifier which includes the “TELUS” mark, then the Parties shall negotiate in good faith to agree upon an alternative identifier that is mutually acceptable to the App Developer and the Parties, which alternative identifier will not include a mark that is owned by the Covenantors or their Affiliates or a Person that is a competitor to the TELUS Group in Canada;

(c)

at least 120 days prior to the Mobile Security Feature of a Third Party Application being made available to residents of Canada, the Covenantors shall deliver written notice (the “MS Needs Notice”) to the TELUS Party describing the central monitoring and other services to be provided in connection with use by Canadian residents of such Mobile Security Feature (the “Canada MS Services”) and providing reasonable details of the requirements to deliver the Canada MS Services, including the terms and conditions upon which such Canada MS Services are to be provided to the App Developer, pricing offered by the Covenantors to the App Developer for Canada MS Services, the term and any service level commitments or related requirements (together with a copy of any service-level agreement applicable to such Mobile Security Feature);

(d)

the TELUS Party shall have 30 days following receipt of the notice delivered pursuant to Section 2.6(4)(c) to evaluate the Canada MS Services and submit a proposal to the Covenantors for the provision of such Canada MS Services by the TELUS Group, which proposal will be on commercially reasonable terms taking into account the pricing agreed to between the Covenantors and the App Developer, it being understood that the TELUS Party shall not be required to provide a proposal which results in it providing the Canada MS Services at less than a commercially reasonable mark-up;

(e)	the Parties negotiate the proposal delivered pursuant to Section 2.6(4)(d) and agree on commercially reasonable terms for the provision of the Canada MS Services by the TELUS Group; and

(f)

prior to the provision of any Mobile Security Features to Canadian residents, the Parties will have entered into a service agreement providing the TELUS Group with the exclusive right to offer the Canada MS Services for the Mobile Security Features for Canadian residents, upon commercially reasonable terms and conditions to be agreed upon between the Parties.

Section 2.7    Non-Solicitation by TELUS Group

During the Term, the TELUS Group shall not, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever solicit the business of (or procure or assist the canvassing or soliciting of the business of) any National Account Customer locations for purposes of providing products and services of the same type as, and to the same locations as (i) provided by the TELUS Group as subcontractor to the Covenantors at any time during the term of this Agreement or (ii) set out in any notice delivered pursuant to Section 2.6(2)(a) or Section 2.6(3)(a). Notwithstanding the foregoing, the TELUS Group shall not be prohibited from providing to any Person the products and services provided by the TELUS Group to such Person on the date hereof, other than products and services supplied by the TELUS Group as subcontractor for the Covenantors.

Section 2.8    Additional Cross-Border Opportunities

In the spirit of cooperation and the Parties’ mutual interest to developing cross-border opportunities, the TELUS Group and the Covenantors shall explore additional opportunities for the provision of Business-related products and services by the Covenantors to customer locations of customers of the TELUS Group in the United States to help grow the TELUS Group’s cross-border Business.

ARTICLE 3

REMEDIES

Section 3.1    Indemnification

(1)

The Covenantors shall, jointly and severally, indemnify and save the TELUS Party, the Operating Company and their respective Affiliates, shareholders (up to TELUS Corporation), partners, directors and officers (each, an “TELUS Indemnified Party”) harmless of and from any claim, demand, action, cause of action, judgment, loss, liability, damage or expense suffered by, imposed upon or asserted against the TELUS Indemnified Party as a result of, in connection with or arising out of any violation, contravention or breach of this Agreement by any Covenantor.

(2)

The TELUS Party shall indemnify and save the Covenantors and their respective Affiliates and shareholders (up to ADT Inc.) (each, an “ADT Indemnified Party”) harmless of and from any claim, demand, action, cause of action, judgment, loss, liability, damage or expense suffered by, imposed upon or asserted against the ADT Indemnified Party as a result of, in connection with or arising out of any violation, contravention or breach this Agreement by the TELUS Party.

Section 3.2    Reasonableness.

Each Covenantor expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness (including the reasonableness of the territory or the duration and scope of the obligations set forth in this Agreement) in any proceeding to enforce any provision of this Agreement, the intention of the Parties being to provide for the legitimate and reasonable protection of the interests of the TELUS Party, the Operating Company and their Affiliates by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

Section 3.3    Notification.

Each Covenantor shall immediately notify the TELUS Party of any violation, contravention or breach of this Agreement as soon as it becomes aware of any such event.

Section 3.4    Injunctive Relief.

In the event of a violation, contravention, breach or threatened breach of this Agreement by a Covenantor or the TELUS Party, the TELUS Indemnified Parties or ADT Indemnified Parties, as applicable, shall be entitled to both temporary and permanent injunctive relief without proof of irreparable harm or actual damages (and without the request of posting a bond or other security). Each Covenantor and the TELUS Party agrees not to plead absence of irreparable harm or damages in opposing such requested relief. The right of the TELUS Indemnified Parties and the ADT Indemnified Parties, as applicable, to injunctive relief shall be in addition to any and all other remedies available to them and shall not be construed to prevent them from pursuing, either consecutively or concurrently, any and all other legal remedies available to them including the recovery of monetary damages.

ARTICLE 4

MISCELLANEOUS

Section 4.1    Notices.

All notices and other communications given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email and addressed:

(a) If to the TELUS Party or the Operating Company for any purposes other than Section 2.6, at:

c/o TELUS Corporation

Corporate Development

25 York Street, Floor 29

Toronto, ON M5J 2V5

Attention:      Darren Goldstein

Telephone:    (416) 883-4587

Email:           darren.goldstein@telus.com

with a copy to:

TELUS Legal Services

7th Floor, 510 West Georgia Street

Vancouver, BC V6B 0M3

Attention:      Andras F. Vagvolgyi

Telephone:    (604) 695-6402

Email:            andras.vagvolgyi@telus.com

with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West

41st Floor

Montreal, QC H3B 3V2

Attention:   Peter Castiel and Kevin A. Custodio

Email:         pcastiel@stikeman.com and

                     kcustodio@stikeman.com

(b)    If to the TELUS Party or the Operating Company for purposes of Section 2.6, at:

c/o TELUS Corporation

Corporate Development

25 York Street, Floor 29

Toronto, ON M5J 2V5

Attention:        ●

Telephone:      ●

Email:             ●

(c)    If to the Covenantors, at:

ADT Security Holdings Canada Ltd.

c/o ADT Inc.

1501 Yamato Road

Boca Raton, Florida 33431

Attention:        David Smail, Lee Jackson & Dean Roy

Telephone:      (561) 988-3600

                         (561) 213-9755

                         (561) 322-4966

Email:              leejackson@adt.com

                         deanroy@adt.com

with a copy to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attention:        Emmanuel Pressman & Brian Gray

Telephone:      (416) 862-4903

                         (416) 862-4862

Email:              epressman@osler.com

                         bgray@osler.com

Notice is deemed to be given and received if sent by personal delivery or courier or electronic mail, on the date of delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 4.2    Time of the Essence.

Time shall be of the essence of this Agreement.

Section 4.3    Third Party Beneficiaries.

Except as provided in Section 3.1, Section 3.4 and Section 4.7, each Party intends that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person, other than the Covenantors, the TELUS Party, the Operating Company and any of their respective Affiliates and no Person, other than such Persons, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Notwithstanding the potential existence of third-party beneficiaries, this Agreement may be amended, varied, waived or terminated by the Parties hereto without the approval of such beneficiaries.

Section 4.4    Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 4.5    Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 4.6    Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

Section 4.7    Successors and Assigns.

(1)	This Agreement is binding upon and enures to the benefit of the Parties and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either Party without the prior written consent of the other Party; provided, that upon prior written notice to the Covenantors, each of the TELUS Party and the Operating Company may assign all or any portion of its rights or obligations hereunder to any of its Affiliates or any successor of all or part of the Business; provided, further, that no such assignment shall reduce or otherwise relieve the TELUS Party or the Operating Company of any of its obligations hereunder.

Section 4.8    Severability.

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 4.9    Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

Section 4.10    Counterparts.

This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same Agreement.

Section 4.11    Tax Matters.

The Parties hereto agree that the covenants contained in this Agreement are integral to the Purchase Agreement and the covenants herein may reasonably be regarded as being granted to maintain or preserve the fair market value of the Business (and therefore the fair market value of the shares in the capital of the Operating Company) and substantially all of the assets of the Business. No proceeds pursuant to the Purchase Agreements are received or receivable by the Covenantors for the covenants granted in this Agreement and, pursuant to subsections 56.4(5) and (7) of the Income Tax Act (Canada) (the “ITA”), section 68 of the ITA will not apply to deem consideration to be received or receivable by the Covenantors for the covenants granted in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties executed this Agreement on the date hereof.

ADT SECURITY SERVICES CANADA, INC.

Per:
Name:
Title:

TELUS COMMUNICATIONS INC.

Per:
Name:
Title:

ADT SECURITY HOLDINGS CANADA LTD.

Per:
Name:
Title:

ADT INC.

Per:
Name:
Title:

EXHIBIT “B”

FORM OF PATENT AND TRADEMARK LICENSE AGREEMENT

(see attached)

PATENT AND TRADEMARK LICENSE AGREEMENT

This Patent and Trademark License Agreement (the “Agreement”) is made as of the ● day of ●, 2019 (hereinafter referred to as the “EFFECTIVE DATE”), by and between THE ADT SECURITY CORPORATION, a Delaware corporation having offices at 1501 Yamato Road, Boca Raton, FL 33431 (hereinafter referred to as “LICENSOR”), and ADT SECURITY SERVICES CANADA, INC., a Canadian company, having offices at 2815 Matheson Blvd., East, Mississauga, Ontario, Canada L4W 5J8 (hereinafter referred to as “LICENSEE”). LICENSOR and LICENSEE shall be individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, TELUS Communications Inc. has purchased all of the shares of LICENSEE pursuant to a Share Purchase Agreement dated September ●, 2019, (the “SHARE PURCHASE AGREEMENT”) which agreement provides for the execution and delivery of this Agreement by LICENSOR and Licensee (the “TRANSACTION”);

WHEREAS, LICENSOR, as a direct or indirect equity holder of LICENSEE prior to the Transaction, derived substantial benefit (economic and otherwise) from the consummation of the Transaction;

WHEREAS, LICENSOR is the owner in Canada of the trademarks and all associated goodwill, set out in Schedule “A” attached hereto and made a part hereof for at least the goods and/or services set forth in the identified trademark applications and registrations thereof (referred to herein as “MARKS”);

WHEREAS, LICENSEE wishes to use the MARKS in Canada (the “TERRITORY”) in association with the provision of the GOODS/SERVICES on an interim basis solely for the purpose of operating the Business, including for purposes of transitioning the Business to LICENSEE’s brand;

WHEREAS, LICENSOR is the owner in Canada of certain patents and patent applications in Canada which have been applied for or issued as of the EFFECTIVE DATE, including the patents and pending patent applications, and continuation thereof or other patent issuing therefrom set out in Schedule “B” attached hereto and made a part hereof (referred to herein as “PATENTS”);

WHEREAS, LICENSEE wishes to use the PATENTS in the TERRITORY solely for the purpose of operating the Business;

WHEREAS, LICENSOR wishes to license LICENSEE to use the PATENTS and the MARKS, as aforesaid on the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein provided (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

Section 1         Grant of License

(a)	Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, effective as of the EFFECTIVE DATE:

(i)

for a period commencing on the EFFECTIVE DATE and ending on the day that is the seven (7) year anniversary of the EFFECTIVE DATE (the “TERM”), a fully paid up, royalty-free, sublicensable license to use the MARKS in the TERRITORY in association with the goods and services identified in each of the respective trademark applications and registrations for the MARKS (the “GOODS/SERVICES”); and

(ii)	a perpetual, fully paid up, royalty-free, irrevocable sublicensable license to use the PATENTS in the TERRITORY for the duration of the period for which a PATENT is enforceable.

The licenses provided for in this Section 1(a) shall be referred to in this Agreement as the “LICENSE”. Subject to Section 1(c) and Section 1(d), the LICENSE set out in Section 1(a) shall be exclusive for the first five (5) years of the TERM and non-exclusive for the remaining two (2) years of the TERM.

(b)	The MARKS and PATENTS may not be sublicensed by LICENSEE for use by any Person that is not an Affiliate of the LICENSEE, other than to:

(i)	third parties who are granted sublicenses in the ordinary course of the Business, including authorized dealers of the LICENSEE;

(ii)	a LICENSEE authorized dealer that had licensed rights to use the MARKS in the RESTRICTED TERRITORY immediately prior to Closing; and

(iii)

any successor to all or a portion of the Business, provided that (A) such sub-license is limited to a defined geographic area within Canada, (B) the LICENSEE shall not grant sub-licenses with overlapping geographic areas, and (C) the sub-licensee expressly agrees to be bound by all of the terms and conditions of this Agreement; and

provided that no such permitted sublicensing shall relieve LICENSEE of any obligation hereunder, each sublicense shall be subject and subordinate to and consistent with all of the terms and conditions of this Agreement, LICENSEE shall remain primarily responsible for all actions and/or omissions of such sublicensees which are inconsistent with the terms and conditions of this Agreement and such sublicenses are without further right to sublicense.

(c)

Notwithstanding Section 1(a), the LICENSE is subject to any rights granted to Tyco International Ltd. and/or any obligations accepted by LICENSOR in the Trademark Agreement entered into between Tyco International Ltd., ADT

Services Gmbh, ADT US Holdings, Inc. and The ADT Corporation effective as of September 25, 2012 (the “TYCO AGREEMENT”), a complete and accurate copy of which is attached as Schedule “C” hereto; and any failure of LICENSEE to comply with the terms and conditions of the TYCO AGREEMENT with respect to the use of the MARKS shall be a material default for purposes of Section 4(b)(i) of this Agreement.

(d)	LICENSOR may use the MARKS in the TERRITORY during the TERM to the extent permitted pursuant to, and in compliance with, Sections 2.6(2) and 2.6(4) of the Non-Competition Agreement.

(e)

LICENSEE acknowledges that LICENSOR is the exclusive owner of the MARKS in the TERRITORY. LICENSEE further acknowledges that any and all use of the MARKS by LICENSEE, including goodwill and any additional value achieved through its use, inures exclusively to the benefit of LICENSOR.

(f)

The Parties may from time to time amend the contents of Schedule “A” by adding or deleting trademarks, service marks or other intangible property, or adding additional or deleting GOODS/SERVICES. Such amendments may be affected only with the prior written consent of each Party by an authorized officer of each Party initialing and dating an amended Schedule, with the amended Schedule becoming effective on the date on which both such signing officers have initialed the same. Without limiting the foregoing, LICENSOR shall notify LICENSEE of any trademark applications filed after the EFFECTIVE DATE in the TERRITORY for trademarks that contain the letters “ADT” and that are filed claiming one or more GOODS/SERVICES, and Schedule “A” shall be amended to include such trademarks. The terms and conditions of this Agreement shall apply to such amended Schedule as fully and completely as though it had always formed part of this Agreement

(g)	Capitalized terms used in this Agreement which are not defined herein shall have the meaning given to such terms in the SHARE PURCHASE AGREEMENT.

Section 2         Quality Control and Standards

(a)

LICENSEE agrees that it will use the MARKS only in connection with GOODS/SERVICES which are of a high quality. LICENSEE also agrees to use the MARKS in the visual form used by LICENSEE on Closing, and that any variations in that form, including variations in appearance and coloring, only be permitted with the prior written consent of LICENSOR.

(b)

LICENSEE accepts the obligations set forth in this Section 2 in order that proper control of the nature and quality of GOODS/SERVICES sold or provided and the business carried on under or in association with the MARKS shall be maintained.

(c)

LICENSOR shall have the right to request meetings, at reasonable times, upon reasonable notice during normal business hours, for the purpose of verifying LICENSEE’s compliance with the terms to the degree reasonably necessary to maintain the validity and enforceability of the MARKS. Upon LICENSOR’s request with reasonable notice, LICENSEE shall permit a representative of LICENSOR to attend at all premises where LICENSEE uses any of the MARKS, at reasonable times and without undue interference to the ordinary conduct of the business of the LICENSEE, to determine if LICENSEE is complying with this Section 2.

(d)

LICENSEE will use the MARKS in accordance with all applicable laws in the TERRITORY, including all laws relating to the maintenance of the validity and enforceability of the MARKS. LICENSEE may not use the MARKS in any manner that might dilute, tarnish, disparage, or reflect adversely on LICENSOR or the MARKS.

(e)	LICENSEE shall, where practical, at all times when using the MARKS identify them as MARKS owned by LICENSOR and that the MARKS are used by LICENSEE under license.

Section 3         Obligations & Enforcement

(a)

LICENSEE agrees that it shall not use any other tradename, trademark, domain name, logo or other indicia of source (“OTHER MARK”) in or outside of the TERRITORY at any time during or after the TERM which is similar to or so resembling any of the MARKS or any component thereof which use would be likely to cause confusion, deception or mistake, including any OTHER MARK that would be likely to lead a third party to believe that the goods or services associated with such OTHER MARK are sourced with or authorized by LICENSOR or any of its Affiliates or their authorized sublicensees. Use of the MARKS in conjunction with the LICENSEE’s OTHER MARKS (e.g. “ADT powered by TELUS”) is not prohibited pursuant to this Section 3. LICENSEE shall use the MARKS in conjunction with the LICENSEE’s OTHER MARKS only in manner which preserves the distinctiveness of the MARKS. For example, LICENSEE shall not use the MARKS in conjunction with the LICENSEE’s OTHER MARKS in combination or composite trademarks which would be reasonably likely to erode the distinctiveness of the MARKS. For clarity, the Parties acknowledge and agree that that the use of the MARKS in conjunction with the OTHER MARK TELUS in “ADT powered by TELUS” (and other similar uses) shall not erode the distinctiveness of the MARK.

(b)

LICENSOR agrees to do all things necessary to maintain the registration of and its title in and to the MARKS in the TERRITORY, including paying all required renewal fees, and defending (as the case may be) any opposition, cancellation, infringement proceedings or other proceedings challenging the validity and ownership of the MARKS and to maintain LICENSOR’s validity and ownership of the MARKS (“DEFENCE PROCEEDINGS”).

(c)

In the event that LICENSOR learns that any of the MARKS are being infringed, passed off, misappropriated or otherwise violated or encroached upon in the TERRITORY, within two business days of learning of same, LICENSOR shall provide notice of same to LICENSEE. LICENSEE shall be responsible for all actions necessary in order to restrain such infringement, passing off, misappropriation, violation or encroachment (“ENFORCEMENT PROCEEDINGS”) and for all fees and expenses, including any court fees and legal fees incurred by it in any ENFORCEMENT PROCEEDINGS (“LEGAL FEES”) commenced by LICENSEE. If LICENSOR desires to participate to such ENFORCEMENT PROCEEDINGS, LICENSOR shall have the right to do so provided that LICENSOR shall be responsible for all LEGAL FEES incurred by it.

(d)

LICENSOR shall cooperate with and provide to LICENSEE reasonable assistance in such ENFORCEMENT PROCEEDINGS and LICENSEE shall pay for reasonable costs incurred by LICENSOR in connection with such assistance, but not for legal costs or other external advisor costs. LICENSEE shall keep LICENSOR regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider LICENSOR’s comments on such efforts.

Section 4         Term and Termination

(a)	This Agreement commences and is effective as of the Effective Date until terminated as provided for in this Agreement.

(b)	The Parties may terminate this agreement at any time upon mutual agreement. This Agreement shall also terminate:

(i)

upon the material default in the observance or performance of any covenant, condition, obligation or terms herein required to be observed and/or performed by LICENSEE, unless prior to the end of sixty (60) day notice period given by LICENSOR to LICENSEE notifying LICENSEE of such default, LICENSEE has cured such default;

(ii)

in the event that LICENSEE (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course; and

(iii)	if LICENSEE contests or otherwise challenges the validity of the MARKS or LICENSOR’s ownership thereof; and

(iv)	with respect to the MARKS (including LICENSEE’s obligations in connection with the MARKS under Section 3), at the expiry of the TERM.

The Parties acknowledge and agree that the provisions of Sections 3(c) and (d) (with respect to any pending ENFORCEMENT PROCEEDINGS), Section 7 and Sections 8(f)-(k) shall survive any termination of this Agreement.

(c)

Immediately upon termination of this Agreement pursuant to Section 4 hereof, LICENSEE shall cease all uses of the MARKS and the provision of all GOODS/SERVICES in association with the MARKS, and shall not thereafter use, directly or indirectly, any of the MARKS, or any word or design confusingly similar to any of the MARKS, either as a trademark or a name, or as an element in a trademark or a name.

(d)

Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the LICENSE granted with respect to the PATENTS is perpetual, irrevocable and cannot be terminated pursuant to the termination provisions herein and that any provisions of this Agreement that by their nature need to survive any termination of this Agreement to carry out the purpose of the LICENSE granted with respect to the PATENTS shall survive any termination of this Agreement.

(e)

The LICENSE shall not be terminated or otherwise compromised in the event that LICENSOR (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course.

Section 5         Assignment of MARKS

(a)

During the TERM, LICENSOR shall not assign or otherwise dispose of any of its rights, interests or title in or to the MARKS in the TERRITORY to any other person, except in conjunction with an assignment to a successor of LICENSOR’S business to which the MARKS related and provided that LICENSOR’s rights and obligations in this Agreement insofar as it pertains to the MARKS are also assigned and assumed by such successor.

Section 6         Representations and Warranties

The Parties represent and warrant as follows:

(a)

Each of LICENSOR and LICENSEE represents and warrants that: (i) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) its execution and performance of this Agreement will not result in a breach of any other contract to which it is, or will become, a party; and (iv) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(b)

LICENSOR represents and warrants that: (i) it is the owner of the MARKS and the PATENTS and has and will maintain throughout the TERM of this Agreement sufficient right, title and interest in the MARKS and the PATENTS to grant LICENSEE the LICENSE to use the MARKS and the PATENTS and other rights as granted herein; and (ii) it has not previously granted and will not grant any right, license or interest in the MARKS or the PATENTS, or any portion thereof, except as permitted by the Agreement or, with respect to the MARKS, as provided for in the TYCO AGREEMENT.

Section 7         Indemnification

(a)

LICENSEE shall indemnify, defend and hold harmless LICENSOR, its affiliates and its respective successors, and their respective directors, officers and employees against and save and hold each and all of them harmless from any and all claims, liabilities, judgments, penalties, losses, costs suits, demands, damages and expenses (including reasonable attorneys’ fees, whether or not litigation is instituted) arising out of any third party allegation relating to the use of the MARKS or PATENTS by LICENSEE in a manner that is not permitted by this Agreement including any allegation that the use or other exploitation of the MARKS or PATENTS otherwise than as permitted by this Agreement infringes or misappropriates any trademark, service mark, trade dress, design, domain name or other proprietary right of a third party.

(b)

LICENSOR shall indemnify, defend and hold harmless LICENSEE, its affiliates and their respective successors, and their respective directors, officers and employees against and save and hold each and all of them harmless from any and all claims, liabilities, judgments, penalties, losses, costs suits, demands, damages and expenses (including reasonable attorneys’ fees, whether or not litigation is instituted) arising out of any third party allegation relating to the use of the MARKS and/or the use of the PATENTS (such uses generally consistent with LICENSEE’s uses of the MARKS and PATENTS as of the Effective Date) by LICENSEE in manner that is permitted by this Agreement including any allegation such exploitation of the MARKS or PATENTS as permitted by this Agreement infringes or misappropriates any trademark, service mark, trade dress, design, domain name or other proprietary right of a third party.

Section 8         General

(a)

LICENSOR and LICENSEE are and will be independent contractors and none of the Parties will be, or be deemed to be, the agent or legal representative of any other Party for any purpose whatsoever. None of the Parties are granted any rights or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Parties or to bind the other Parties in any manner whatsoever.

(b)	This Agreement shall be deemed to inure to the benefit of the Parties and bind the Parties hereto and their respective successors and permitted assigns.

(c)

Without limiting the Licensee’s rights to grant sub-licenses pursuant to Section 1(b), this Agreement, including the licenses granted under Section 1(a), shall not be assignable by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld), except to an affiliate of a Party, who will be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, LICENSOR may assign this Agreement, and the MARKS, to a successor to the business of LICENSOR to which the MARKS relate.

(d)

If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, such provision will be deemed to be excised from this Agreement, and the remainder of the Agreement shall be given effect.

(e)

Except as specifically referenced herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

(f)

This Agreement shall be deemed to have been made in and shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein (other than any conflict of laws rules that would result in the choice of laws of another jurisdiction). The Parties agree to submit to the exclusive jurisdiction of the courts of the Province of Ontario.

(g)

All notices, requests or other communications required or given in connection with this Agreement shall be in writing and shall be deemed given or made on the date hand delivered by one party to the other or the date mailed by registered or certified mail by the party giving the same to the other party at the address set forth above, or such other address as shall have been given by written notice.

(h)	No change or modification of this Agreement will be valid unless it is in writing and signed by each Party hereto.

(i)

The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation thereof. Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

(j)

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. The Parties agree that this Agreement may be electronically signed. The Parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. Any photocopy or electronic scan of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

(k)

A waiver of any default, breach or non-compliance of or with this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

LICENSOR:	LICENSEE:

THE ADT SECURITY CORPORATION	ADT SECURITY SERVICES CANADA, INC.

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT “C”

FORM OF TRANSITION SERVICES AGREEMENT

(see attached)

September 30, 2019

TRANSITION SERVICES AGREEMENT

BY AND AMONG

TELUS COMMUNICATIONS INC.

AND

ADT LLC

AND

ADT INC.

DATED AS OF ●

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of ●, (the “Effective Date”) by and among ADT LLC (“LLC”), ADT Inc. (“Parent”), and TELUS Communications Inc. (“Purchaser”). Each of LLC, Parent, and Purchaser is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

A.    Pursuant to the terms of the share purchase agreement (the “Purchase Agreement”) between ADT Security Holdings Canada Inc. (“Vendor”), an affiliate of LLC and wholly owned subsidiary of Parent, Parent, and Purchaser dated as of ●, 2019 (the “Signing Date”), Vendor and Parent have agreed to sell, and Purchaser has agreed to purchase, all of the issued and outstanding shares in the capital of ADT Security Services Canada, Inc. (including, where the context requires, its corporate predecessors, the “Corporation” or “ADT Canada”). The transactions contemplated in the Purchase Agreement are referred to herein as the “Transaction”.

B.    In order to provide for an orderly transition of the Corporation in connection with the Transaction, LLC, a wholly owned subsidiary of Parent, will provide to the Purchaser certain services for specified periods following the Effective Date, all in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

STATEMENT OF AGREEMENT

1.    Agreement to Provide Transition Services.

1.1.    Agreement. In this Agreement, the “Service Provider” refers to LLC or Parent, as indicated by the context, the “Service Provider’s Group” refers to Parent and its subsidiaries, “Service Recipient” refers to Purchaser and the Corporation and the “Service Recipient’s Group” refers to Purchaser and its wholly owned subsidiaries. Service Provider hereby agrees to provide, or cause one or more members of the Service Provider’s Group or a contractor, subcontractor, vendor or other third party provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the Transition Services (as defined in Section 1.2) to Service Recipient, and Service Recipient hereby agrees to pay to Service Provider the Service Fees (as defined in Section 2.1). Any Transition Services performed by a Third Party Provider will be provided to the extent available and in accordance with the applicable agreement between such Third Party Provider and Service Provider, provided, that the Service Provider shall remain primarily responsible for the performance by any such Third Party Provider of the Service Provider’s obligations hereunder.

1.2.    Transition Services.

(i)    As used in this Agreement, the term “Transition Services” means the services described in the Schedules, any transition assistance set out in the Cutover Plan, any additional services provided pursuant to any Change approved under Section 1.3, and the Migration Services (as defined in Section 1.5(ii)).

(ii)    If any services, functions, responsibilities or tasks not specifically described in the Schedules are required for the proper performance of any of the Transition Services or are inherent in or incidental to the performance of, or usually performed as part of, such Transition Services, such additional services, functions, responsibilities and tasks shall be deemed to be implied by and included within the scope of the Transition Services to the same extent and in the same manner as if specifically described in the Schedules. The preceding sentence is not intended to require the Service Provider to provide any services, functions, responsibilities or tasks that were not provided to the Corporation during the twelve (12) month period immediately prior to the Effective Date (unless set forth specifically in the Schedules, a Cutover Plan or otherwise expressly set forth in this Agreement), and Service Recipient will provide Service Provider with written notice in the event that it believes such services, functions, responsibilities or tasks are required to be provided by Service Provider pursuant to this Section.

(iii)    Unless otherwise specified (and without limiting the Service Recipient’s payment obligations hereunder), the Service Provider Group will possess or will readily procure all equipment, software, systems, facilities and materials necessary to provide the Transition Services.

(iv)    Service Recipient acknowledges that Service Provider may be providing similar services (or services that involve the same resources as those used to provide the Transition Services) to Service Provider’s internal organizations, members of the Service Provider’s Group and/or third parties.

1.3.    Changes.

(i)    Throughout the term of this Agreement, either Party may request a change to any Transition Service (a “Change”). Any such Change request will be governed by the process set out in Schedule D unless otherwise agreed to by the Parties. The Parties may from time to time supplement the Schedules to add, remove and/or modify the Transition Services; provided, that any such supplement shall be in a writing signed by each of the Parties and at the sole discretion of each of the Parties. Without limiting the foregoing, from time to time Service Recipient may request additional services by providing Service Provider with reasonable prior written notice. If Service Recipient and Service Provider agree that such additional services shall be provided, then: (A) the mutually agreed upon terms of such additional services shall be added to the applicable Schedule; (B) such revised Schedule shall be attached to and become a part of this Agreement from and after the agreed effective date thereof; and (C) unless the costs or fees thereof are expressly set forth in the applicable Schedule, the Service Fees for such Change will be charged by Service Provider in accordance with Section 2.1.

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(ii)    Without any requirement to use the change process described in Section 1.3(i), Service Recipient may terminate all or part of any Transition Services prior to the expiration of this Agreement pursuant to Section 13.5.

1.4.    Transition Period.

(i)    Service Provider shall provide or cause to be provided each Transition Service during the period commencing on the “Activation Date” for such Transition Service, as set forth on the Schedules, and continuing for the “Duration” set forth on the Schedules with respect to such Transition Service, unless extended in accordance with Section 1.4(ii) below (such period during which such Transition Service is to be provided being herein referred to as the “Transition Period”). Unless otherwise specified, the Duration for each Transition Service is initially twelve (12) months (the “Initial Transition Period”), which may be extended in accordance with Section 1.4(ii) below.

(ii)    Unless Service Recipient elects otherwise upon thirty (30) days’ notice to Service Provider, and excluding any Transition Services terminated by Service Recipient under Section 13.5, the Initial Transition Period for each Transition Service will automatically extend, effective immediately prior to the end of such Initial Transition Period, for successive additional six-month (6-month) periods, subject to a maximum Duration for each Transition Period of twenty four (24) months.

(iii)    Service Provider shall be under no obligation to provide a Transition Service to Service Recipient after the end of the Transition Period applicable to such Transition Service (as it may have been extended), except in accordance with Section 1.5(i) below or to the extent agreed to in writing by Service Provider and Service Recipient, in their sole and absolute discretion.

1.5.    Cutover Plan and Migration Services.

(i)     Service Recipient and Service Provider shall jointly work together to, as promptly as reasonably practicable following the Effective Date, develop transition plans with respect to transfer or termination of the Transition Services provided hereunder (each such plan or plans for each of the functional areas a “Cutover Plan”), which Cutover Plans shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from Service Provider in connection with such transfer or termination. Each Cutover Plan will be a living document that may be amended by time to time by the Parties. Service Provider will review and comment on each draft of a Cutover Plan prepared by Service Recipient and reasonably cooperate with Service Recipient to create a final Cutover Plan. Such final Cutover Plan must be mutually agreed upon by the Parties, acting reasonably, and any Service Fees will be charged in accordance with Section 2.1 and the Pricing Principles, as applicable. Each Cutover Plan shall provide for a completion date that is no later than the end of the applicable Transition Period (including any extensions), unless otherwise agreed upon by the Parties and if the Parties reach such agreement, then the Transition Services related to the Cutover Plan will continue past

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the Transition Period and continued to be governed by the terms and conditions of this Agreement. In the event that a completion date is delayed beyond the maximum Duration specified in Section 1.4(ii) above as a result of any factor in the Service Provider’s control, including any unforeseen circumstances, then the Transition Period will be extended to allow for the completion of the Cutover Plan for a period equal to the time period of delay caused by such factor.

(ii)    Without limiting the obligations of the Service Provider under an applicable Schedule, during the Transition Period, the Service Provider shall provide all commercially reasonable assistance requested by Service Recipient as is necessary to implement the Cutover Plans and the transfer of responsibility for the provision of the Transition Services to Service Recipient or a new provider (the “Migration Services”).

1.6.    Personnel.

(i)    Personnel. Service Provider shall be responsible for the officers, employees, independent contractors, agents and representatives of the Service Provider’s Group and its Third Party Providers (collectively, “Personnel”) who are assigned by any member of the Service Provider’s Group or its Third Party Providers to perform, or who otherwise perform, or are otherwise involved with, Service Provider’s obligations or performance of the Transition Services under this Agreement. Service Provider shall provide the Transition Services using Personnel with appropriate skills and relevant knowledge. Service Provider shall use commercially reasonable efforts to maintain the services of all Personnel required to provide the Transition Services and shall replace any such Personnel who may leave the service of the Service Provider or otherwise become unavailable to provide Transition Services with replacement Personnel of equivalent or better experience, training and knowledge. Such replacement will be completed as expeditiously as reasonably possible. Service Provider shall provide Service Recipient with reasonable access to such Personnel. Service Provider will not remove any Personnel listed in Schedule C (“Key Personnel”) from the provision of the Transition Services without the prior written consent of Purchaser, except where such Key Personnel must be replaced for reasons beyond the reasonable control of Service Provider, such as illness, disability, resignation or termination of the Key Personnel’s employment for cause.

(ii)    Service Primes. Service Provider and Service Recipient will, and will cause the respective members of the Service Recipient’s Group, and its and their Personnel to, cooperate with each other and will cause their respective employees, agents and representatives to facilitate the provision of Transition Services. Each Party shall appoint a representative (each, a “Service Prime”) that will be responsible for the general oversight and accountability of performance with respect to each area of the Transition Services within their control. The list of Service Primes as of the Effective Date is contained in Exhibit 2 to Schedule A, and either Party may replace their Service Prime by providing written notice to the corresponding Service Prime in each area.

(iii)    Transition Team. The Service Provider shall establish and maintain, during the Transition Period, a qualified transition team of the Service Provider’s Group’s resources sufficient to complete the planning, managing, and facilitation of the provision of the Transition Services under this Agreement. The Project Management Leader is to have experience at the Senior Manager level or above. For the first six months following the Effective Date, the

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Project Management Leader cannot be removed from the provision of the Transition Services without the prior written consent of Purchaser, except where such Project Management Leader must be replaced for reasons beyond the reasonable control of Service Provider, such as illness, disability, resignation or termination of the Project Management Leader’s employment for cause.

(iv)    Direction and Control of Personnel. All employees and representatives of Service Provider and members of the Service Provider’s Group shall be deemed for all purposes of this Agreement to be employees or representatives of Service Provider or the Service Provider’s Group, as applicable, and not employees or representatives of Service Recipient or members of the Service Recipient’s Group. In performing the Transition Services, such employees and representatives shall be under the direction, control and supervision of Service Provider and/or members of the Service Provider’s Group, as applicable, and Service Provider and/or members of the Service Provider’s Group, as applicable, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Notwithstanding the foregoing, the Service Provider shall use commercially reasonable efforts to retain the Key Personnel during the Transition Period as set out in Schedule C.

1.7.    Third Party Agreements and Licenses.

(i)    If, during the term of this Agreement, Service Provider will be entering into an agreement with a new Third Party Provider to perform services exclusively or primarily intended to support the delivery of the Transition Services, Service Provider shall consult with the Service Recipient on the appropriate Third Party Provider and will use commercially reasonable efforts to consider, and to address, all reasonable concerns raised by the Service Recipient.

(ii)    In this Agreement, the term “Governmental Entity” means: (A) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (B) any subdivision or authority of any of the above; (C) any stock exchange; and (D) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.; and “Law” or, collectively “Laws” means all applicable Canadian and non-Canadian: (1) constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, notices, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; (2) judgments, orders, writs, injunctions, decisions, sanctions and awards of any Governmental Entity; and (3) policies, practices, mandate and guidelines of any Governmental Entity, in each case binding on or affecting the Person referred to in the context in which such word is used; and with respect to each of (1), (2) and (3) above, as amended, modified or supplemented from time to time.

(iii)    The Parties mutually acknowledge and agree that Service Provider was responsible for making commercially reasonable efforts to obtain any required consents necessary for performing the Transition Services as set forth in the Schedules prior to the closing of the transactions contemplated by the Purchase Agreement. To the extent not obtained as set forth in the previous sentence, Service Provider will be responsible for obtaining, at Service

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Recipient’s expense, all consents and approvals required from: (i) any Governmental Entity in order to provide the Transition Services in accordance with applicable Law; or (ii) third party licensors of software or providers of support and maintenance, in order to provide the Transition Services (including to allow use of such software or support and maintenance by the Service Recipient) in accordance with the licenses for such third party software or support and maintenance agreements; provided that Service Recipient will use its best efforts to cooperate with and assist Service Provider in obtaining all such consents and approvals to the extent not obtained prior to the Effective Date, and provided further that without limiting any rights or remedies under the Purchase Agreement or this Agreement, if Service Provider is unable to obtain any such consent, Service Provider shall use commercially reasonable to arrange for alternative methods of delivering such Transition Services. Service Provider and Service Recipient will execute such agreements and acknowledgements as any such third party may reasonably require, including, in the case of software, any required non-disclosure agreements and license agreements.

1.8.    Limitations on Transition Services.

(i)    Except as expressly set forth herein or in any Schedule, unless otherwise agreed in writing by the Service Provider and the Service Recipient, the Service Provider shall have no obligation under this Agreement to: (A) provide or cause to be provided to the Service Recipient any services or functions that are not contemplated in this Agreement or the Schedules hereto; (B) operate the Service Recipient or any members of the Service Recipient’s Group or any portion thereof; (C) advance funds to the Service Recipient; or (D) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by the Service Recipient after the Effective Date, except to the extent required to perform the Transition Services, required to maintain business continuity, or reasonably requested by Service Recipient in connection with the Migration Services as is necessary to implement the Cutover Plans.

(ii)    The obligations of Service Provider to provide the Transition Services are conditioned upon being provided with reasonable access during regular business hours to, and all necessary rights to utilize, Service Recipient’s facilities, personnel, assets, systems and technologies to the extent reasonably requested by Service Provider in connection with the performance of its obligations hereunder.

(iii)    Service Provider shall not be required to provide any Transition Service to the extent that the performance of such Transition Service would require Service Provider to violate any applicable Laws.

1.9.    Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit Service Provider’s ability to divest, sell or otherwise transfer any of its assets necessary to provide the Transition Services; provided, that Service Provider’s obligations to provide or cause to be provided the Transition Services in accordance with this Agreement for the Duration of the applicable Transition Period shall not be abrogated or affected thereby.

1.10.    Pulse Ancillary Agreement. The Parties will use commercially reasonable efforts to enter into a separate agreement promptly following the Effective Date in respect of the provision of the Pulse Transition Services for the applicable Service Fees set out in Schedule A (such agreement is the “Pulse Ancillary Agreement”). The Pulse Ancillary Agreement will: (1)

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include the provision by Service Provider of Pulse Transition Services until the later of: (a) the date that is five years following the Effective Date; and (b) the date that Service Provider ceases to offer Pulse to its customers in the United States; (2) notwithstanding any exclusivity provisions in favour of Service Provider in Service Provider’s agreement with the third party provider of Pulse, permit Service Recipient to continue to offer Pulse to existing Pulse customers of Service Recipient in Canada as of the Effective Date; (3) describe the services that Service Provider will provide to support Service Recipient’s execution of a separate agreement with the third party provider of Pulse, as required for Service Recipient to make Pulse available to existing Pulse customers of Service Recipient in Canada as of the Effective Date following the date that Service Provider ceases to provide the Pulse Transition Services; (4) describe the services that Service Provider will provide to make available a copy of Service Provider’s then-current instance of Pulse by the date that is five years following the Effective Date (or on such earlier date agreed by the parties, acting reasonably) as required for Service Recipient to install such instance on its own servers and continue to offer Pulse to existing Pulse customers of Service Recipient in Canada as of the Effective Date pursuant to its own agreement with the third party provider of Pulse; (5) by the date that is five years following the Effective Date (or on such earlier date agreed by the parties, acting reasonably) include a limited license by Service Provider to Service Recipient to the mobile application made available by Service Provider in conjunction with its Pulse offering as required for Service Recipient to white label such mobile application and make it available in conjunction with the Service Recipient Pulse offering referenced in clause (4), which license will be subject to the Trademark and Patent License Agreement and will include a limited license to source code contained within such mobile application, in each case solely to the extent required to support Service Recipient’s provision of its Pulse offering to existing Pulse customers of Service Recipient in Canada as of the Effective Date. The Parties may agree, acting reasonably, to extend the provision of Pulse Transition Services past the date referenced in clause (1) above, provided that any costs incurred by Service Provider to provide Pulse Transition Services following such date will be borne by Service Recipient; and (6) provide for a source code software escrow agreement with a reputable third party provider of software escrow services, which will provide for customary trigger events for a licence and release from escrow of the proprietary software owned by the Service Provider’s Group and included in the Pulse mobile application (including in the event of bankruptcy or insolvency of Service Provider).

1.11.    C&C. Service Provider consents to ongoing sales, for a period of no more than 120 days after the Effective Date (the “Interim Period”), by the Corporation and its authorized dealers, of the Command and Control hardware and hosted automation solution (“C&C”) to new customers of the Corporation and its authorized dealers consistent with their practices prior to the Effective Date. The Parties acknowledge and agree that C&C is exclusively supplied to the Service Provider for resale to end-users and requires appropriate licensing for the Control software from Alarm.com and procurement of applicable hardware from manufacturers/distributors. The Service Provider will, prior to Effective Date, provide consent to Alarm.com and any other third party manufacturers or distributors to allow ADT Canada to, notwithstanding the exclusivity specified above, purchase any hardware, software, services, or platforms required for ADT Canada to provide the C&C services to its customers, including any new customers during the Interim Period and to service any customers on the C&C services as of the end of the Interim Period. Service Provider will use commercially reasonable efforts to support ADT Canada’s efforts to obtain C&C hardware and Alarm.com licenses to continue sales of C&C during the Interim Period. In addition and without limiting the foregoing, Service Provider will, prior to the Effective Date, use

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commercially reasonable efforts to enter into an adoption agreement or similar agreement with any suppliers of any products or services that are exclusive to the Service Provider whereby such agreement allows for the Corporation to purchase directly from such suppliers. If the Service Provider is not able to execute such agreements then, during the Interim Period, (i) the Service Recipient may purchase Residio Command panels from the Service Provider and such sale will be governed by the terms of the “Product Procurement” section of Schedule “A” to this Agreement. Purchaser will cause ADT Canada and its authorized dealers to use commercially reasonable efforts to wind down new sales of C&C as promptly as practicable during the Interim Period.

1.12.    TELUS International. In the spirit of cooperation, Service Recipient’s Group and Service Provider’s Group shall explore opportunities for the provision of business process outsourcing, IT outsourcing and customer relationship management services by TELUS International to Service Provider’s Group, including by having at least two in-person meetings during the Initial Transition Period between appropriate senior employees from each organization.

2.    Payment for Transition Services.

2.1.    Service Fees.

(i)	Service Fees (Generally)

(A)    In consideration for each Transition Service provided by Service Provider to Service Recipient, Service Recipient shall pay to Service Provider (or any designee of Service Provider) the following amounts (the “Service Fees”):

(1)    for BAU Services performed during each month, the applicable monthly fees set forth in Schedule A; and

(2)    for any Transition Services other than the BAU Services (including any Migration Services and any Transition Services as set out in a Change Order) (the “Incremental Services”), an amount equal to the sum of: (1) the number of hours that personnel of Service Provider or the Service Provider’s Group spend peforming such Transition Services, multiplied by the applicable hourly rate for such personnel set out in Exhibit 3 to Schedule A (which hourly rate includes salary, wages and benefits, but excludes Severance Costs, which shall be handled pursuant to Section 2.1(ii)); and (2) any other miscellaneous out-of-pocket costs and expenses incurred by Service Provider or the Service Provider’s Group in connection with such Transition Service (including any third party costs related to third party services that are provided as part of such Transition Services).

(B)    In addition, for any Transition Service: (1) provided after the expiration of the twelve (12) month anniversary of the Effective Date and prior to the eighteen (18) month anniversary of such date,

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the Service Fees that Service Recipient shall pay during such period (relating to both BAU Services and Incremental Services) will be subject to a markup of 27.5%; and (2) provided after the eighteen (18) month anniversary of the Effective Date, the Services Fees that Service Recipient shall pay during such period (relating to both BAU Services and Incremental Services) will be subject to a markup of 50%. Any costs and expenses incurred in connection with retaining Third Party Providers may be billed directly to Service Recipient; provided to the extent that Service Provider is required to make payments on behalf of Service Recipient to Third Party Providers in connection with the provision of Transition Services, Service Recipient shall reimburse Service Provider for the actual cost of such payments in addition to all applicable Service Fees.

(C)    Without limiting Section 2.1(i)(A) and (B), Service Provider shall: (1) prior to providing any Incremental Services, provide Service Recipient with an estimate of the costs that Service Provider expects to incur in respect of such Incremental Services; and (2) use reasonable efforts to promptly notify Service Recipient of any material changes to any previously-provided estimates. Such estimates shall be subject to Service Recipient’s review and approval, provided that Service Provider shall not be required to provide any Incremental Services to the extent that Service Recipient has not approved the applicable estimate for such Incremental Services.

(D)    As used in this Agreement, “BAU Services” means the following Transition Services: (1) those services set out in Schedule A that are provided by Service Provider to the Corporation at the same or substantially similar frequency, and in the same or substantially similar manner, as provided by Service Provider to the Corporation in the ordinary course during the 12-month period prior to the Closing Date; and (2) those knowledge transfer services set out in Schedule A that Service Recipient is not reasonably able to procure through other means, and Service Provider is reasonably capable of providing without negatively impacting its ability to provide services to, and support, the business of the Service Provider Group.

(ii)    Service Provider may make severance or retention payments to Personnel providing the Transition Services (“Severance Costs”). Service Provider shall be responsible for the Service Provider’s actual Severance Costs for those Personnel who are terminated as a result of the completion of any Transition Service.

(iii)    If Service Recipient terminates all or part of any Transition Services prior to the expiration of this Agreement pursuant to Section 13.5, Service Fees shall be reduced in accordance with such Section and the Pricing Principles.

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2.2.    Invoicing of Service Fees. Promptly after the end of each calendar month during the applicable Transition Period, Service Provider will submit a statement of account to Service Recipient with respect to Service Fees for all of the Transition Services performed during such calendar month (the “Invoiced Amount”). All references to currency herein are to the lawful money of Canada, and all amounts specified in the Agreement (including the Schedules) and any payments hereunder shall be invoiced and paid in Canadian dollars. Subject to the requirements of the applicable Schedule(s), the undisputed amount of all invoices shall be paid by Service Recipient to Service Provider by wire transfer or ACH of immediately available funds not later than sixty (60) calendar days after receipt by Service Recipient of Service Provider’s invoice in accordance with the wiring instructions provided by Service Provider to Service Recipient. Service Provider agrees to provide Service Recipient, upon reasonable written notice, such supporting information, records and backup documentation of Service Provider as the Service Recipient may reasonably require in order to verify the Invoiced Amount; provided, however, that Service Recipient shall provide Service Provider with at least ten (10) Business Days’ prior written notice of its desire to verify any such amounts and provided further that such verification shall not grant any access or audit right with respect to premises, personnel or systems of Service Provider. Service Provider will provide a response to Service Recipient within ten (10) Business Days of receiving any requests for information requested by Service Recipient in order to verify any Invoiced Amounts. To the extent that Service Recipient and Service Provider mutually determine that any amounts which have been invoiced hereunder are inaccurate, Service Provider and Service Recipient shall effect a “true-up” to reimburse Service Recipient or Service Provider, as applicable, and Service Provider shall issue an invoice in the amount of any additional amounts owed by Service Recipient or a credit note for any amounts to Service Recipient as a result of such true up. For the purpose of this Agreement, “Business Days” means any day other than a Saturday or Sunday or other day on which the retail banking operations of the Bank of Montreal in the Province of Ontario, Canada or Bank of America in the State of Florida, United States are not open for business. To the extent that one Party makes such determination and the other Party disagrees with such determination or the amount of the disputed inaccuracy, the Parties shall first comply with the dispute resolution procedures set forth in Section 3.2 below. If the Parties are unable to resolve such dispute after complying with Section 3.2, then the first Party shall provide the other Party with written notice of its proposed reimbursement and Service Recipient and Service Provider shall negotiate in good faith to resolve such dispute; provided, however, that if such dispute is not resolved within sixty (60) days following the receipt of notice of such proposed reimbursement, Service Recipient and Service Provider shall submit any such disagreement to an internationally recognized accounting firm jointly selected by the Parties (the “Accountant”) for determination. The determination of the Accountant with respect to any such dispute shall be completed within fifteen (15) days after the appointment of the Accountant (or as soon thereafter as the Accountant is able to render its determination), shall be determined in accordance with this Agreement and shall be final, binding and non-appealable upon Service Recipient and Service Provider (and the “true-up” payment shall be made to the other Party in accordance with the Accountant’s determination no later than five (5) Business Days following such determination). With respect to the disputed item, the Accountant shall adopt (x) the position of Service Recipient, (y) the position of Service Provider or (z) a position in between (but not outside of) that of Service Recipient or Service Provider. The fees and expenses of the Accountant shall be apportioned between the Parties in proportion to the deviation of the final position adopted by the Accountant from the position of each of Service Provider or Service Recipient by which the greater the

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deviation, from a Party’s position, the greater the relative apportionment to such Party. Any claims with respect to overbilling or underbilling, as applicable, shall be made within one-hundred and eighty (180) calendar days after receipt by Service Recipient of Service Provider’s invoice.

2.3.    No Right of Setoff. The Service Recipient will have no right to set off, discount, or otherwise reduce or refuse to pay any Service Fees due to the Service Provider, whether because of: alleged payments, damages or liabilities owed by the Service Provider to the Service Recipient; alleged or actual claims against the Service Provider; or any other financial obligation of the Service Provider to the Service Recipient in each case, whether under this Agreement or otherwise.

2.4.    Payment only for Services Received. Service Recipient shall compensate Service Provider only for Transition Services actually received. Service Recipient shall not make, or shall receive an appropriate credit with respect to, payment for Transition Services that are not provided to Service Recipient for any reason.

2.5.    Record Keeping. Service Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder, including true and correct records and other documents pertaining to all amounts, fees, costs, adjustments and allocations paid by Service Recipient to Service Provider under this Agreement in accordance with Service Provider’s accounting practices and procedures, consistently applied. Service Provider shall retain such records and other documents and make them available to Service Recipient and its auditors for a period of not less than three (3) years from the close of each calendar year during which Transition Services were provided. Each Party will correct all errors or deficiencies relating to the Transition Services identified in connection with such records or other documents.

2.6.    Taxes. Except as expressly set forth herein, each Party shall be responsible for any taxes imposed on net income or receipts and franchise, excess profits, net worth, capital or capital gains taxes, or any payroll related taxes or costs of each Party’s personnel. Each Party shall be responsible for all ad valorem or property taxes applicable to property owned by such Party. Service Recipient shall pay all VAT, GST, HST, QST, PST, sales, use, value-added, goods and services, transfer, excise, and all other similar taxes imposed by any federal, state, provincial or local Governmental Entity in connection with the provision of the Transition Services, excluding taxes based solely on Service Provider’s income or property. Service Recipient shall pay such taxes, if any, in addition to any applicable Service Fees; provided that Service Provider itemizes such taxes on the Invoiced Amounts. If Service Recipient is required to withhold or deduct any taxes from any payment required to be made hereunder, Service Recipient shall be required to “gross-up” the amount of any such payment and shall pay the total amount reflected on the Invoiced Amount without regard to any applicable withholding taxes, which shall be at Service Recipient’s sole cost and expense. The Parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each Party shall provide and make available to the other Party any resale certificates, treaty certification and other exemption information reasonably requested by the other Party.

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2.7.    Pricing Principles. Service Fees will be calculated and payable in accordance with the following principles (the “Pricing Principles”):

(i)    Service Provider may pass through to Service Recipient its reasonable, documented out-of-pocket expenses incurred in connection with providing the Transition Services.

(ii)    Service Provider shall not charge Service Recipient more than once for the same cost. For example, any cost charged in connection with the performance of an activity that spans more than one service shall only be charged once overall and shall not be charged once as it relates to each applicable service. Also, for example, any cost included in an amount generally allocated to Service Recipient (as a portion of an enterprise cost) shall not also be charged separately as a time and materials charge.

(iii)    Service Provider shall use commercially reasonable efforts to avoid incurring any unnecessary costs in providing the Transition Services.

(iv)    Monthly fees set forth in the Schedules for Transition Services rendered for a period of less than a whole calendar month shall be determined by multiplying the monthly rate for the relevant Transition Service set forth on the applicable Schedule by the ratio of the number of days in the calendar month such Transition Service was provided over thirty (30).

(v)    With respect to any Transition Services not subject to a fixed Service Fee, if Service Provider becomes aware that actual costs are likely to exceed estimated costs for a particular Transition Service by more than twenty percent (20%), it will: (A) promptly provide Service Recipient with written notice of such cost increase; (B) consult with Service Recipient concerning such cost increase; and (C) consider any concerns raised by Service Recipient, including any possible alternatives and/or cost mitigation strategies proposed by Service Recipient. In the event that Service Recipient wishes to avoid any such costs, the Parties may use the change process set out in Schedule D to come to agreement on the implementation of any such alternatives or strategies.

2.8.    Currency Exchange Rate Provision. The Service Fees set out in Schedule A due shall be paid in Canadian Dollars, provided the exchange rate between the U.S. Dollar and the Canadian Dollar is within plus or minus 10% of equal par value (i.e., $1.00 USD = $1.324 CAD (“Base Rate”). In the event the exchange rate is plus or minus greater than 10% from the Base Rate as of the date of invoice, the Fees shall be adjusted by one-half of the percentage difference beyond the 10% threshold. This adjustment will be performed as of the date of the invoice with Canada/US exchange rates published by the Bank of Canada.

3.    Governance.

3.1.    Project Managers.

(i)    Following the Effective Date, Service Recipient and Service Provider will, within five (5) Business Days, each appoint a full-time project manager (each, a “Project Manager”) who will attend meetings with the other Parties as reasonably required.

(ii)    Project Managers will meet weekly and at such other times as Service Recipient or Service Provider may reasonably require. Meetings may be in person or by telephone. Each of the Service Recipients and Service Provider will use reasonable efforts to maintain the continuity of its Project Managers.

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(iii)    Where considered reasonably necessary by either Service Recipient’s or Service Provider’s Project Managers, either Service Recipient or Service Provider may request access to such subject matter experts as it considers reasonable, provided that the subject matter experts are employees of one of either Service Recipient or Service Provider or an affiliate of one of Service Recipient or Service Provider.

(iv)    The Project Manager of the Service Recipient will maintain an issues log for the tracking and resolution of all issues (including Disputes) relating to the performance of the Transition Services, and Service Provider will review, provide input on and approve the issues log.

(v)    All issues (including Disputes) raised by the Service Recipient’s Project Manager member will be recorded in the issues log.

(vi)    Service Recipient and Service Provider will use commercially reasonable efforts to address and resolve all issues raised and recorded in the issues log in a timely fashion.

3.2.    Dispute Resolution. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be resolved by the Project Managers submitting such Dispute first to Service Primes of the Parties most immediately responsible for the issue giving rise to the Dispute who shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved by such Service Primes within five (5) Business Days after the claiming party verbally notifies the other party of the Dispute, then the Dispute shall be escalated to the Senior Vice President of TELUS Connected Home Solutions or the Director of Smarthome Security Operations and Service Provider’s Executive Vice President, Commercial or Lee Jackson, VP and Deputy General Counsel and if such escalation does not resolve the Dispute with a further five (5) Business days then the Dispute shall be finally settled by any other legal means available.

4.    Service Standards and Warranty Disclaimer.

4.1.    Service Standard. Subject to Section 1.8 and any requirements set forth in the applicable Schedule(s), Service Provider shall, and shall cause the respective members of the Service Provider’s Group or other Persons (and in this Agreement, “Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, unlimited liability company, limited liability company, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning) to, perform the Transition Services in compliance with applicable Law, in a timely and workmanlike manner, and, as applicable, with the same degree of care, skill and diligence and in substantially the same manner as corresponding services were provided to the Corporation during the twelve (12) month period immediately prior to the Effective Date.

4.2.    Service Levels. Without limiting Section 4.1, the Service Provider shall perform each Transition Service in accordance with any corresponding service

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levels described for such Transition Service in the Schedules, and if not so specified, in substantially the same manner as corresponding services were provided to the Corporation during the twelve (12) month period immediately prior to the Effective Date (collectively, the “Service Levels”). Where the Service Provider fails to achieve any Service Level (a “Service Level Default”), at no cost to the Service Recipient the Service Provider shall investigate the cause of such failure and use commercially reasonable efforts to (i) take steps reasonably necessary to address and mitigate the impact of the missed Service Level and (ii) prevent such failure from recurring. The Service Provider shall promptly respond to the Service Recipient’s concerns, including any concerns over the response measures adopted by the Service Provider’s Personnel.

4.3.    Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER AND THE SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL TRANSITION SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND.

5.    Force Majeure. Except for the obligation to pay for Transition Services provided, no Party shall be liable for any delay or failure of performance attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, capital markets disruptions, terrorism, power failures, failures of telephone lines and equipment, strikes, lockouts, labor disputes, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any Law, demand or requirement of any Governmental Entity, each, a “Force Majeure Event”) beyond its reasonable control. In such event, the other Party shall also be relieved from performing its obligations which are affected by the first Party’s delay or failure. Each Party shall use commercially reasonable efforts to mitigate the effects of a Force Majeure Event and to resume full performance of its obligations as soon as practical.

6.    Limitation of Liability.

6.1.    GENERAL LIABILITY CAP DEFINED. IN THIS AGREEMENT, THE “GENERAL LIABILITY CAP” IN RELATION TO ANY LOSSES (AS DEFINED BELOW) MEANS: (I) $10,000,000 IN RELATION TO LOSSES ARISING PRIOR TO THE SIX MONTH ANNIVERSARY OF THE EFFECTIVE DATE; (II) $7,500,000 IN RELATION TO LOSSES ARISING ON OR AFTER THE SIX MONTH ANNIVERSARY OF THE EFFECTIVE DATE, BUT PRIOR TO THE TWELVE MONTH ANNIVERSARY OF THE EFFECTIVE DATE; AND (III) $5,000,000 IN RELATION TO LOSSES ARISING ON OR AFTER THE TWELVE MONTH ANNIVERSARY OF THE EFFECTIVE DATE.

6.2.    CONSEQUENTIAL DAMAGES EXCLUSION. IN NO EVENT SHALL THE SERVICE PROVIDER, MEMBERS OF THE SERVICE PROVIDER’S GROUP, SERVICE RECIPIENT, MEMBERS OF THE SERVICE RECIPIENT’S GROUP OR ANY OF THEIR SHAREHOLDERS, OWNERS,

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DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE FOR (I) ANY PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE TRANSITION SERVICES, OR (II) LOST PROFITS, EXCEPT THAT THE LIMITATION OF LIABILITY IN THIS SECTION 6.2 DOES NOT APPLY TO (A) LOSSES ARISING OUT OF ANY BREACH BY SERVICE PROVIDER’S GROUP, OR SERVICE RECIPIENT’S GROUP (INCLUDING BY THEIR PERSONNEL) OF THE CONFIDENTIALITY OBLIGATIONS WITHIN THIS AGREEMENT, UP TO THE GENERAL LIABILITY CAP; OR (B) DAMAGES RESULTING FROM FRAUD OR DISHONESTY, GROSS NEGLIGENCE OR WILFUL MISCONDUCT BY SERVICE PROVIDER’S GROUP, OR SERVICE RECIPIENT’S GROUP (INCLUDING BY THEIR PERSONNEL).

6.3.    MONETARY LIMIT OF LIABILITY. NO EVENT SHALL THE SERVICE PROVIDER, MEMBERS OF THE SERVICE PROVIDER’S GROUP, SERVICE RECIPIENT, MEMBERS OF THE SERVICE RECIPIENT’S GROUP OR ANY OF THEIR SHAREHOLDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE FOR ANY LOSSES (AS DEFINED BELOW) ARISING OUT OF THE TRANSITION SERVICES IN EXCESS OF THE GENERAL LIABILITY CAP, EXCEPT THAT THE LIMITATION OF LIABILITY IN THIS SECTION 6.3 DOES NOT APPLY TO (A) ANY CLAIMS ARISING OUT OF A BREACH OF THE CONFIDENTIALITY AND DATA SECURITY OBLIGATIONS WITHIN THIS AGREEMENT (OTHER THAN A BREACH OF SUCH OBLIGATIONS TO THE EXTENT THE BREACH WAS THE FAULT OF A THIRD PARTY PROVIDER, IN WHICH CASE, LIABILITY IS LIMITED TO THE GREATER OF (I) THE GENERAL LIABILITY CAP, AND (II) THE AMOUNT OF DAMAGES RECOVERABLE FROM SUCH THIRD PARTY PROVIDER), (B) ANY LOSSES OR DAMAGES CAUSED BY INTELLECTUAL PROPERTY INFRINGEMENT, BREACHES AND VIOLATIONS RELATED TO THE TRANSITION SERVICES (OTHER THAN TO THE EXTENT SUCH INFRINGEMENT, BREACHES AND VIOLATIONS ARE THE FAULT OF A THIRD PARTY PROVIDER, IN WHICH CASE, LIABILITY IS LIMITED TO THE GREATER OF (I) THE GENERAL LIABILITY CAP AND (II) THE AMOUNT OF DAMAGES RECOVERABLE FROM SUCH THIRD PARTY PROVIDER); OR (C) DAMAGES RESULTING FROM FRAUD OR DISHONESTY, GROSS NEGLIGENCE OR WILFUL MISCONDUCT BY SERVICE PROVIDER’S GROUP, OR SERVICE RECIPIENT’S GROUP (INCLUDING BY THEIR PERSONNEL).

7.    Indemnities. For purposes of this Agreement, “Claim” means any actual, threatened or alleged claim, action, suit, proceeding, or demand of any nature whatsoever, brought by a third person not an Affiliate of the Indemnified Party; “Gross Negligence or Wilful Misconduct” means any act or failure to act in breach of a duty of care that was intended to cause harm, which rises to the level of intentional wrongdoing, or was in reckless disregard of or wanton indifference to the harmful and foreseeable consequences of such act or failure to act, but does not include an act or failure to act that constituted merely a lack of due care (or a contractual breach alone); “Infringement” means the infringement or violation of any Intellectual Property (as defined in Section 12) by the Transition Services (other than for breaches and violations arising from Intellectual Property supplied by the other Party); and “Losses” means: (i) any and all damages,

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fines, penalties, losses, payments, credits paid, liabilities (including settlements, judgments and orders), costs, and expenses, including interest, court costs, professional fees and expenses (including legal fees on a solicitor and his/her own client basis); or (ii) any Claim relating to or for anything specified in (i) and all costs incurred in investigating, mitigating or pursuing any such Claim. Each of the Parties (as the “Indemnifying Party”) will, subject Section 6, indemnify, defend and hold harmless the other Parties and their affiliates, and their respective shareholders, owners, directors, officers, and employees, (collectively referred to as the “Indemnified Parties”) from and against any and all Losses incurred from a Claim arising from or in connection with or relating to the following: (i) any breach of the confidentiality and data security obligations in Sections 9 and 10 by the Indemnifying Party and (ii) any Gross Negligence or Wilful Misconduct on the part of the Indemnifying Party. In addition, the Service Provider, as the Indemnifying Party, will, subject to Section 6, indemnify, defend and hold harmless the Service Recipient’s Indemnified Parties from and against any and all Losses incurred from a Claim arising from or in connection with or relating to Infringement.

8.    Access to Service Provider. Service Provider shall, and shall cause the Service Provider’s Group to, (i) give Service Recipient’s employees and agents access during regular business hours to individuals of Service Provider and the Service Provider’s Group who are responsible for the Transition Services, and (ii) provide to Service Recipient’s employees and agents information, materials, data and records as they may reasonably request and that are necessary for the purposes of allowing such Persons to exercise general oversight and to monitor the performance of the Transition Services. Service Recipient shall bear any out-of-pocket costs and expenses (including legal fees, but excluding reimbursement for general overhead, salaries and employee benefits), that are pre-approved in writing by Service Recipient and reasonably incurred by Service Provider and the Service Provider’s Group in connection with the foregoing in accordance with the Pricing Principles.

9.    Confidentiality.

9.1.    Definition. “Confidential Information” of a Party means any and all material or information of a Party or any of its affiliates, licensors, customers, employees or subcontractors (the “Disclosing Party”) which has or will come into the possession or knowledge of the other Party or any of its affiliates or subcontractors (the “Receiving Party”) in connection with or as a result of entering into this Agreement, including Personal Information (defined in Section 10) and information concerning the Disclosing Party’s business, marketing, technical, scientific or other information, know-how, data, patents, copyrights, trade secrets, specifications, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, software, source code, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium. The Parties acknowledge that the terms and conditions of this Agreement are Confidential Information of each of them. Notwithstanding the foregoing, “Confidential Information” does not include information that is:

(i)    publicly available when it is received by or becomes known to the Receiving Party or that subsequently becomes publicly available other than through a direct or indirect act or omission of the Receiving Party (but only after it becomes publicly available);

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(ii)    established by evidence to have been already known to the Receiving Party at the time of its disclosure to the Receiving Party and is not known by the Receiving Party to be the subject of an obligation of confidence of any kind;

(iii)    independently developed by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party as established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)    received by the Receiving Party in good faith without an obligation of confidence of any kind from a third party who the Receiving Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Receiving Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

9.2.    Confidentiality Covenant. Each Party will, in its capacity as a Receiving Party:

(i)    not use or reproduce Confidential Information of the Disclosing Party for any purpose, other than as and to the extent expressly permitted under this Agreement, the Purchase Agreement or any ancillary agreements to the transactions set out therein, or as may be reasonably necessary for the exercise of its rights or the performance of its obligations set out in such agreements;

(ii)    not disclose, provide access to, transfer or otherwise make available any Confidential Information of the Disclosing Party to any third party except as expressly permitted in this Agreement;

(iii)    maintain the confidentiality and security of all Confidential Information of the Disclosing Party that it accesses, receives, collects, uses, transmits, stores, processes, records, discloses, transfers, retains, disposes of, destroys, manages or otherwise handles (any such actions, “Handles”) by taking the same measures that it takes to maintain the confidentiality and security of its own Confidential Information, including complying with the requirements set out in this Section 9; and

(iv)    upon the request of the Disclosing Party or, in any event, upon termination or expiry of the Transition Services to which the Confidential Information relates, return and confirm in writing the return of all originals, copies and summaries of Confidential Information or, at the option of the Disclosing Party, destroy and confirm in writing the destruction of the Confidential Information.

9.3.    Exceptions.

(i)    Notwithstanding that information related to customers of the Corporation is disclosed by Service Provider to Service Recipient under this Agreement, as a

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consequence of such information having been in Service Provider’s possession prior to the Effective Date, such information will be deemed to be Confidential Information of the Corporation under this Agreement.

(ii)    Each Party may, in its capacity as a Receiving Party, disclose Confidential Information of the Disclosing Party:

(i)    except as described in Section 10, if and to the extent required by a Governmental Entity or otherwise as required by applicable Law, provided that the Receiving Party must first give the Disclosing Party notice of such compelled disclosure (except where prohibited by applicable Law from doing so) and must use commercially reasonable efforts to provide the Disclosing Party with an opportunity to take such steps as it desires to challenge or contest such disclosure or seek a protective order. Thereafter, the Receiving Party may disclose the Confidential Information of the Disclosing Party, but only to the extent required by the Governmental Entity or applicable Law and subject to any protective order that applies to such disclosure; and

(iii)    to:

(A)    its accountants, internal and external auditors and other professional advisors if and to the extent that such Persons need to know such Confidential Information in order to provide the applicable professional advisory services relating to the Receiving Party’s business;

(B)    potential investors, lenders, permitted assignees or successors of the Receiving Party if and to the extent that such Persons need to know such Confidential Information in connection with a potential investment, financing, sale, merger, amalgamation or other corporate transaction involving all or part of the business or assets of the Receiving Party;

(C)    employees of the Receiving Party, its affiliates and its subcontractors if and to the extent that such Persons need to know such Confidential Information to perform their respective obligations under this Agreement; and

(D)    dealers of the Corporation if and to the extent required to carry out services and other activities relating to subscribers and provided that only Confidential Information related to subscribers may be disclosed under this Section and that this right of disclosure does not derogate from any disclosure restrictions under the Purchase Agreement and any ancillary agreements related to the transactions set out therein;

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provided that any such Person is aware of the provisions of this Section 9 and has entered into a written agreement with the Receiving Party that includes confidentiality obligations in respect of such Confidential Information of the Disclosing Party that are no less stringent than those contained in this Section 9.

10.    Data, Privacy and Security.

10.1.    Personal Information. In this Agreement, “Personal Information” means information relating to an identified or identifiable individual or other information that is governed by any Privacy Law (as defined in Section 10.2(ii)).

10.2.    Privacy. In addition to the provisions set out in Section 9 and notwithstanding the disclosure rights set out in Section 9.3, each Party will:

(i)    ensure that it does not disclose Personal Information in its possession or control to the other Party, except to the extent such disclosure is necessary to for the other Party to perform obligations under this Agreement;

(ii)    Handle all Personal Information of the other Party that it Handles in the performance of its obligations under this Agreement in accordance with all applicable Laws governing the Handling of Personal Information (“Privacy Laws”), including: (A) the Personal Information and Protection of Electronic Documents (PIPEDA) (Canada) and equivalent provincial legislation; and (B) all other federal, state or provincial legislation governing the Handling of Personal Information applicable to or binding upon such Person or to which such Person is subject;

(iii)    use reasonable efforts to develop, maintain, enforce, review and update internal security and back-up processes and procedures sufficient to comply with this Agreement and protect the other Party and its customers from any actual loss, theft or unauthorized Handling of any Personal Information (a “Security Breach”) and all other Confidential Information of the Service Recipient’s Group or the Service Provider’s Group, as applicable, which any member of the Service Recipient’s Group or the Service Provider’s Group, as applicable, has received or has access to, which processes and procedures will, at a minimum, comply with the other Party’s own security policies and procedures and meet or exceed the standards of leading security system providers in Canada and the United States concerning privacy, data protection, confidentiality or information security;

(iv)    notify the other Party in writing immediately, but in no case longer than forty-eight (48) hours, after it becomes aware of any Security Breach and the corrective action taken or to be taken by such Party. Such Party will promptly take all necessary corrective actions, and will cooperate with the other Party in all reasonable and lawful efforts, to prevent, mitigate, rectify or remediate such Security Breach;

(v)    except as otherwise agreed to in writing by the other Party, maintain and Handle Personal Information relating to the other Party’s customers in Canada;

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(vi)    exercise the necessary and appropriate supervision over its applicable Personnel to maintain appropriate privacy, confidentiality and security of Personal Information. Such Party will provide training, as appropriate, regarding the privacy, confidentiality and information security requirements set forth hereunder to its applicable Personnel with access to Personal Information;

(vii)    notify the other Party immediately in writing of any: (i) inquiry received from any individual relating to, among other things, the individual’s right to access, modify or correct Personal Information; (ii) complaints received by such Party relating to the Handling of Personal Information; (iii) order, demand, warrant or any other document purporting to compel the production of Personal Information; (iv) notice from any Governmental Entity alleging that either Party has failed to comply with Privacy Laws in connection with the performance of this Agreement, or if such Party otherwise becomes aware that either Party may have failed or may in the future fail to comply with Privacy Laws in connection with its obligations under this Agreement. The other Party will have the right to respond to and defend any action in lieu of and on behalf of such Party. Such Party will reasonably cooperate with and follow instructions provided by the other Party in such response or defense;

(viii)    upon the expiry or termination of this Agreement, or upon request of the other Party, the such Party shall cease any and all use of Personal Information and shall, at the request of the other Party, either return all Personal Information to other Party, including any copies, or permanently destroy it using appropriate means, and certify such return/destruction within a timeframe reasonably requested by the other Party. Notwithstanding the foregoing, such Party may retain such Personal Information as required for regulatory, legal and compliance purposes; and

(ix)    take all steps necessary to enforce against any Person that is or may be engaging in such unauthorized Handling any rights that such Party has to require such Person to comply with any obligation of confidence to such Party and to cease such unauthorized activities.

10.3.    Access to Computer Systems. If any Party or its affiliates has access (either on-site or remotely) to any of the computer systems and/or information stores of the other Party or its affiliates in connection with the Transition Services to be provided under this Agreement and subject to such other Party’s reasonable system access policies (provided such policies are not inconsistent with this Agreement), it shall limit such access solely to the use of such systems and information stores as required to so perform or receive the Transition Services and shall not access or attempt to access any computer systems, information stores, files, software or services other than those required to perform or receive the Transition Services, and shall cause its affiliates and Personnel to similarly comply. Each Party shall limit such access to those of its Personnel, or those of its affiliates with a bona fide need to have such access and who have agreed to maintain the confidentiality of the other Party’s Confidential Information. Each Party shall, and shall cause its affiliates and their respective Personnel, to follow all applicable security rules and procedures communicated to it for restricting access to any computer systems and information stores of the other Party and its affiliates to which it is provided access.

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10.4.    Right to Access Data. Subject to Service Provider’s reasonable data access policies (provided such policies are not inconsistent with this Agreement), Service Recipient shall have the right to access its data stored on the systems of members of the Service Provider Group or its Third Party Providers at any time. Service Provider shall not take any measures to prevent Service Recipient from accessing its data stored on the systems of members of the Service Provider Group or its Third Party Providers. Each Party acknowledges and agrees that no ownership in data is transferred under this Agreement. Service Provider shall only access and use the Service Recipient’s data for purposes of providing the Transition Services as required pursuant to this Agreement. At the termination of this Agreement, the Service Provider will provide the Service Recipient with a copy of all of Service Recipient’s data or other information stored on the systems of members of the Service Provider’s Group or its Third Party Providers. To the extent that Service Provider requires access to Corporation’s data to carry out the Transition Services, Service Recipient will provide access to such data, failing which Service Provider will be relieved of its performance of such Transition Services to the extent reliant on such data.

11.    Consent to Injunctive Relief. Each Party acknowledges that any violation of the provisions of Sections 9 or 10 may cause irreparable damage or injury to the other Party, the exact amount of which may be impossible to ascertain, and that, for such reason, in addition to any other remedies available to the other Party, the other Party is entitled to proceed immediately to court in order to obtain, and such Party will consent to, interim, interlocutory, and final injunctive relief restraining such Party from breaching, and requiring such Party to comply with its obligations under, Sections 9 or 10, without a requirement that a finding of irreparable harm or other criteria for the awarding of injunctive relief be made. Nothing in this Section will be construed to limit the right of a Party to obtain injunctive relief in any other circumstance in which it may be otherwise entitled to such relief.

12.    Intellectual Property. Unless expressly agreed otherwise in the Purchase Agreement, in any contract or other documents to effect the transfer of assets and the assumption of liabilities in the manner contemplated by the Purchase Agreement, in any ancillary agreement entered into in connection with the Purchase Agreement, or in this Agreement or in a Schedule hereto, Service Recipient agrees that any domestic and foreign: (i) issued patents, applications for patents and reissues, divisions, divisional applications, continuations, renewals, extensions and continuations-in-part of issued patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), information disclosed in invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation embodying any of the foregoing; (iii) copyrights, copyright registrations and copyright applications; (iv) mask works and integrated circuit topographies and applications and registrations for mask works and integrated circuit topographies; (v) industrial designs, designs, design registrations, design registration applications; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) software; and (viii) any other intellectual property and industrial property rights in any jurisdiction worldwide (collectively, “Intellectual Property”) of Service Provider and the Service Provider’s Group or licensors that make Intellectual Property available

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to Service Recipient and/or the Service Recipient’s Group in connection with the Transition Services, and any derivative works, additions, modifications, translations or enhancements thereof created by Service Provider or the Service Provider’s Group pursuant to this Agreement, are and shall remain the sole property of Service Provider and the Service Provider’s Group or such licensors, as applicable.

13.    General Provisions.

13.1.    General.

(i)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, by electronic mail, sent by a nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 13.1(i). Any such notice or communication shall be deemed to have been delivered and received: (A) in the case of personal delivery or by electronic mail, on the date of such delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; (B) in the case of such a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent; and (C) in the case of mailing, on the third Business Day following that on which the envelope containing such communication is posted:

to Service Recipient at:	c/o TELUS Corporation
Corporate Development
25 York Street, Floor 29
Toronto, ON M5J 2V5

	Attention:	Darren Goldstein

	Telephone:	(416) 883-4587
	Email:	darren.goldstein@telus.com

with a copy to:	TELUS Legal Services
7th Floor, 510 West Georgia Street
Vancouver, BC V6B 0M3

	Attention:	Andras F. Vagvolgyi

	Telephone:	(604) 695-6402
	Email:	andras.vagvolgyi@telus.com

to Service Provider at:	ADT Security Holdings Canada Ltd.
c/o ADT Inc.
1501 Yamato Road

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Boca Raton, Florida 33431

Attention:          Lee Jackson & Dean Roy

Telephone:        (561) 988-3600

                           (561) 213-9755

                           (561) 322-4966

Email:                dsmail@adt.com

                            leejackson@adt.com

                            deanroy@adt.com

(ii)    Expenses. Except as otherwise set forth in this Agreement, each Party will pay for its own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the transactions and the agreements contemplated herein, including the fees and expenses of legal counsel, investment advisers and accountants.

(iii)    Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

(iv)    Waiver. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(v)    Entire Agreement. This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

(vi)    Successors and Assigns. This Agreement shall become effective when executed by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(vii)    Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either Party without the prior written consent of the other Party; provided that upon prior written notice to Service Provider or Service Recipient, as applicable, and notwithstanding any other provision of this Agreement: (A) Service Recipient may assign or transfer all or any portion of its right or obligations hereunder

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to any of its affiliates or any successor of all or part of the business of the Corporation; and (B) Service Provider may assign or transfer all or any portion of its right or obligations hereunder to any of its affiliates or any successor of all or part of the business of Parent; provided, further, that, in each case, no such assignment shall reduce or otherwise relieve Service Recipient or Service Provider, as applicable of any of its obligations hereunder.

(viii)    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(ix)    Counterparts. This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same Agreement.

13.2.    Other Definitional and Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent with past practices.” Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Schedule to this Agreement.

13.3.    Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.4.    No Agency, Authority or Franchise. Service Provider will perform the Transition Services in its capacity of an independent contractor. Neither Service Recipient nor Service Provider shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency,

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trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Furthermore, nothing contained in this Agreement, or any Party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship. Except as expressly otherwise provided in this Agreement, Service Provider shall have no obligation to provide any assistance of any kind or character to Service Recipient in connection with Service Recipient’s conduct of its business or affairs or otherwise, including the applicable business of Service Recipient.

13.5.    Term of Agreement. This Agreement will terminate and be of no further force or effect immediately upon the date that the last Transition Period ends (as such Transition Period may be extended pursuant to the provisions hereof); provided, however, that Service Recipient may, by giving fifteen (15) days (or such other period as agreed by the Parties (acting reasonably in consideration of the nature of the Transition Service in question) in writing) notice to Service Provider, terminate this Agreement in whole or in part including with respect to a particular Transition Service effective immediately upon the expiration of such period, except as otherwise expressly provided in the applicable Schedule(s) or, if such Transition Service is being provided by a Third Party Provider, the timing of the effectiveness of such early termination shall be mutually agreed upon by Service Provider and Service Recipient so that there is no material disruption to, or additional costs to be incurred with respect to, any services provided by such Third Party Provider (including services provided by such Third Party Provider that are outside of the scope of this Agreement); and provided further that any termination of this Agreement with respect to a particular Transition Service may be on a service by service (including a specific function or service under a specific service area in Schedule A) or location by location basis unless otherwise indicated in the applicable Schedule(s). In the event of such termination of a service or location, then Service Fees will be adjusted on a prorated basis. Such changes to Service Fees will be subject to the Change management process under Section 1.3 and any Dispute with respect to change to Service Fees will be resolved in accordance with the dispute resolution provisions in Section 3.2. Service Provider and Service Recipient acknowledge and agree that after partial termination of this Agreement with respect to any particular Transition Service, Service Recipient shall no longer have any payment obligations hereunder with respect to such Transition Service, except for any amounts that are payable by Service Recipient for such Transition Service prior to the effective date of such termination, and that a partial termination of this Agreement with respect to any particular Transition Service will in no event affect Service Provider’s obligation to perform any other Transition Services hereunder. Service Recipient shall pay Service Provider for any additional costs of any Third Party Providers incurred in connection with any termination of, in whole or in part, of the Transition Service. Additionally, any Party may terminate this Agreement in its entirety if the other Party commits a material breach of any of the provisions of the Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof. Sections 2 (as to (i) any unpaid amounts for Transition Services rendered prior to the termination or expiration of this Agreement or (ii) audit rights), 4.3, 6, 7, 9, 10.2(viii), 10.4, 11 and 13 will survive any termination or expiration of this Agreement. The termination of this Agreement will not release any of the Parties from any obligation or liability that accrued prior to such termination.

13.6.    Media and Government Inquiries. The Service Provider’s Group will direct all media and government inquiries regarding the Transaction and ongoing operations of the Corporation to the Purchaser.

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13.7.    Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

13.8.    Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day which is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ADT LLC

By:
Name:
Title:

ADT INC.

By:
Name:
Title:

TELUS COMMUNICATIONS INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Index of Schedules

Schedule A – Statements of Work

Schedule B – Reporting, Forecasting and Budgeting

Schedule C – Access to Key Personnel

Schedule D – Change Management Process

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EXHIBIT “D”

CALCULATION OF WORKING CAPITAL AND NET INDEBTEDNESS AND BALANCE SHEET PRINCIPLES